As filed with the Securities and Exchange Commission on November 2, 2007
Registration No. 333-142310

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 3 TO
FORM SB-2/A
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
SOLAR ENERTECH CORP.
(Name of Small Business Issuer in Its Charter)

Nevada		98-0434357

(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)
1600 Adams Drive
Menlo Park, California 94025
Telephone (650) 688-5800

(Address and Telephone Number of Principal Executive Offices)
Leo Shi Young
Chief Executive Officer
President
1600 Adams Drive
Menlo Park, California 94025
Telephone: (650) 688-5800

(Name, Address and Telephone Number of Agent for Service)
Copies of communications to:
Jody R. Samuels, Esq.
Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6686
Facsimile (212) 907-6687

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			maximum	maximum
Title of each class of	Amount to be		offering price	aggregate	Amount of
securities to be registered	Registered		per unit	offering price	registration fee
Common stock underlying Series A Notes	7,246,377	(1)	$1.06	$7,681,160	$236
Common stock underlying warrants	5,311,676	(1)	$1.06	$5,630,377	$173
Common stock issued to pay interest on Series A Notes	515,051	(1)	$1.06	$545,954	$17
TOTAL	13,073,104			$13,857,491	$426 (2)

(1)	The registrant completed a private placement to accredited investors of units consisting of the registrant’s Series A convertible notes and warrants to purchase shares of the registrant’s common stock. As required by the Registration Rights Agreement executed by the registrant as part of the private placement offering, the registrant is registering for resale (i) 7,246,377 shares of common stock that may be issued upon the conversion of the Series A convertible notes, (ii) 5,311,676 shares of common stock which may be issued upon the exercise of the warrants and (iii) a total of 515,051 shares of common stock which may be issued to pay interest accrued on the Series A convertible notes. Pursuant to Rule 416 of Regulation C promulgated under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act. All of which has previously been paid.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion
Dated November 2, 2007
PRELIMINARY PROSPECTUS
SOLAR ENERTECH CORP.
13,073,104 Shares of Common Stock
     This prospectus covers the resale of:
•	7,246,377 shares of our common stock, $0.001 par value; which may be issued upon the conversion of our Series A Convertible Notes;

•	515,051 shares of our common stock which may be issued for the payment of interest accrued on our Series A Convertible Notes; and

•	5,311,676 shares of our common stock issuable upon the exercise of our Series A warrants.

     All of the shares are being sold by the selling shareholders described on page 34 of this prospectus. The selling shareholders will sell their shares of common stock at prevailing market prices, at privately negotiated prices or in any other manner allowed by law. If all of the selling shareholders holding warrants exercised them, we would receive gross proceeds of $8,768,116. The selling shareholders are not obligated to exercise the warrants. Although we will receive proceeds from the exercise of the warrants, we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders.
     Our common stock is currently quoted by the Over-The-Counter Bulletin Board under the symbol “SOEN”. The last reported sale price on October 29, 2007 was $1.06 per share.
     An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 16.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is ________, 2007.

Inside Front Cover
     Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.
     Neither we nor the selling shareholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

PROSPECTUS SUMMARY
     This summary highlights information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. All references in this prospectus to “we”, “us” or “our” refer to Solar Enertech Corp. and its agent, Solar Enertech (Shanghai) Co., Ltd., formerly known as Infotech (Shanghai) New Enertech Ltd., through which, Solar Enertech Corp. does business in China.
Company Overview
     We manufacture high quality photovoltaic (“PV”) solar energy cells and solar applications. We are based in Shanghai, China. We occupy a 42,000 square meter manufacturing facility in Shanghai’s Jinqiao Modern Science and Technology Park—a newly dedicated high tech business park in the largest economic and transportation center of China. This facility is capable of producing 25 mega watt (“Mw”) solar cells from its current production line and we expect to be able to produce 50Mw solar cells upon completion of a second line. We expect the second line to be completed in fiscal year 2008.
     In furtherance of our business, we have established a partnership in a research and development lab with Shanghai University for the development of research programs designed to increase the overall efficiency of solar cells. As findings are made, our goal is to be able to put the results of this research into operation in our manufacturing processes as soon as is practical.
     We have a marketing, purchasing and distribution office in the Silicon Valley region of Northern California.
Our Strategy
     During the next 12 months, we plan to grow our business by:
•	Expanding production. We expect a second line of production to be operational in fiscal year 2008.

•	Expanding our sales force. We have established a sales force in China to market our products in China and Europe. We also established a sales force in California so that we can enter the U.S. market.

•	Continuing to invest in research. In order to achieve our goal of providing higher quality solar cells and modules at more competitive prices, we intend to invest in research, primarily through our partnership arrangement with Shanghai University. Our research is targeted at improving solar cells so that they have a higher conversion rate. We are also trying to develop non-silicon based solar cells.
Restatements of Financial Statements On April 13, 2007, June 29, 2007 and August 15, 2007 we disclosed that our financial statements for the fiscal year ended September 30, 2006 and for the quarters ended December 31, 2006 and March 31, 2007 could no longer be relied upon.
On April 13, 2007, we identified accounting errors that related to stock option agreements with employees and other share based compensation and we disclosed that we had not properly accounted for certain transactions with and by related parties. As a result, we filed Amendment No. 1 to our Annual Report on Form 10-KSB for the year ended September 30, 2006 (referred to in this discussion as the “2006 Annual Report”) and Amendment No. 1 to our Quarterly Report on Form 10-QSB for the period ended December 31, 2006 (referred to in this discussion as the “December 2006 Quarterly Report”).
On June 29, 2007, we disclosed that we had failed to report an embedded derivative requiring separate accounting in relation to an offering of our Series A and Series B Convertible Notes and the warrants issued in conjunction with them. As a result, we filed Amendment No. 1 to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 (referred to in this discussion as the “March 2007 Quarterly Report”).
On August 15, 2007, we filed Amendment No. 2 to our 2006 Annual Report and Amendment No. 2 to our December 2006 Quarterly Report. These amendments were filed in response to a comment letter we received from the Securities and Exchange Commission. In Amendment No.2, we revised the presentation of our statements of operations and enhanced disclosure throughout the reports.
On September 20, 2007, we filed Amendment No. 3 to our 2006 Annual Report. This amendment was also filed in response to a comment letter we received from the Securities and Exchange Commission. In the amendment, we recorded additional compensation expenses related to the grant of certain options to the President/Chief Executive Officer and a director and to the transfer of our common stock from our President/Chief Executive Officer to certain employees, recorded a withholding expense and liability related to the exercise of certain options by our President/Chief Executive Officer and reclassified imputed interest on a related party loan from additional paid-in capital to accrued expense.
On November 2, 2007, we filed Amendment No. 4 to our 2006 Annual Report. This amendment was filed in response to the third comment letter we received from the Securities and Exchange Commission. In this Amendment No. 4, we have revised and enhanced our disclosures in Summary of Significant Accounting Policies and Restatements.
For the year ended September 30, 2006, the ultimate impact of these adjustments, included additional compensation expense and resulted in a net loss of $27.2 million and impact on net loss per share of $0.37. From inception (July 7, 2004) to September 30, 2006, these transactions also increased selling, general and administrative expense and net loss by $27.2 million. At September 30, 2006, these transactions increased accounts payable and accrued liabilities by $2.1 million due to compensation expense related to the withholding tax liability and additional paid in capital by $25.1 million due to stock option related charges. Accounts payable and accrued liabilities, related liabilities increased by $31,000 due to a reclassification of interest imputed to a related party loan. The impact of these adjustments on our consolidated balance sheet as of September 30, 2006 and our statements of operations for the year ended September 30, 2006 and the period from inception (July 7, 2004) through September 30, 2006 is summarized below:

	Original		As restated on
	Form 10-KSB		September 20,
	(As reported)	Total adjustments	2007
Balance Sheet — September 30, 2006

Accounts payable and accrued liabilities	$64,766	$2,118,523	$2,183,289
Accounts payable and accrued liabilities, related parties	$58,168	$31,124	$89,292
Additional paid in capital	$3,664,817	$25,099,338	$28,764,155
Deficit accumulated during development stage	$(689, 326)	$(27,248,983)	$(27,938,309)

Statement of Operations

For the Year ended September 30, 2006

Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net loss	$(638, 919)	$(27,248,983)	$(27,887,902)

Net loss per share — Continuing operations	$(0 .01)	$(0.37)	$(0.38)

Statement of Operations

From inception (July 7, 2004) through September 30, 2006
Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net Loss	$(689,326)	$(27,248,983)	$(27,938,309)

	Original		As restated on
	Form 10-KSB	Adjustments	September 20, 2007

Statement of Cash Flows — Year ended September 30, 2006
Net Loss	$(638,919)	$(27,248,983)	$(27,887,902)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,534	$—	$3,534

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:		$—

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$61,369	$2,071,204	$2,132,573

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(572,620)	$—	$(572,620)

Statement of Cash Flows

From inception (July 7, 2004) through September 30, 2006
Net Loss	$(689,326)	$(27,248,983)	$(27,938,309)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,934	$—	$3,934

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$64,769	$2,071,204	$2,135,973

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(619,227)	$—	$(619,227)

The above mentioned adjustments to our financial statements for the fiscal year ended September 30, 2006 were carried over into our financial statements for the quarters ended December 31, 2006 and March 31, 2007, which were also restated. The restatement of our financial statements for the quarter ended March 31, 2007 also included the revision in accounting treatment related to the issuance of our Series A and Series B Convertible Notes and the warrants associated with them. For the six months ended March 31, 2007 (which is included in the Statement of Operations for the nine months ended June 30, 2007) was an increase in selling, general and administrative expense of $4.2 million, loss on issuance of convertible note of $15.2 million, loss on fair market value of warrant liability of $10 million and loss on fair market value of compound embedded derivative of $12.6 million. The increase in expense was offset by a decrease in interest expense of $301,000 due to reduction in amortization of discount to notes payable and deferred financing cost. Total net loss for the six months ended March 31, 2007 increased by $41.7 million or $0.53 per share based on weighted average shares outstanding as of June 30, 2007. The impact on our consolidated statements of operations for the six months ended March 31, 2007 (which is included in the Statement of Operations for the nine months ended June 30, 2007) is summarized below:
Statement of Operations

For the 6 months ended March 31, 2007

	Original March 2007
	Form 10-QSB (As		As Restated on
	reported)	Total Adjustments	September 20, 2007*
Selling, general and administrative expense	$727,859	$4,207,461	$4,935,320

Interest expense	($355,354)	$301,326	($54,028)

Loss on issuance of convertible notes		($15,209,311)	($15,209,311)

Loss on fair market value of warrant liability		($9,958,593)	($9,958,593)

Loss on fair market value of compound embedded derivative		($12,600,000)	($12,600,000)
Net Loss	($1,178,927)	($41,674,039)	($42,852,966)
Weighted Average Shares Outstanding (as of June 30, 2007)		78,257,561

Loss per share		($0.53)

* — 6 months ended March 31, 2007 numbers are included in operating results for 9 months ended June 30, 2007.
Due to the adjustments we made relating to stock option agreements and other share based compensation, as discussed above, our statements of operations for the three months and nine months ended June 30, 2006 were adjusted to increase selling, general and administrative expense by $2.1 million and $12.3 million, respectively. The impact on net loss per share was an increase of $0.03 and $0.12 per share, respectively. The impact on our consolidated statements of operations for the three and nine months ended June 30, 2007 is summarized below:
Statement of Operations

For the quarter ended June 30, 2006

	Previously		As restated on
	Reported	Total Adjustments	September 20, 2007
Selling and general & administrative	$295,321	$2,112,507	$2,407,828

Net Loss	($295,321)	($2,112,507)	($2,407,828)

Loss per share	—	$(0.03)	$(0.03)

For the nine months ended June 30, 2006
Selling and general & administrative	$316,362	$12,301,914	$12,618,276

Net Loss	($316,362)	($12,322,955)	($12,639,317)

Loss per share	$—	$(0.12)	$(0.12)

	Original June 2006		As restated on
	Form 10-QSB/A	Adjustments	September 20, 2007
Statement of Cash Flows

Nine months ended June 30, 2006

Net Loss	($316,362)	($12,322,955)	($12,639,317)

Depreciation of fixed assets	$2,227	—	$2,227

Stock based compensation		$12,322,955	$12,322,955

Accounts receivable	($1,738)	—	($1,738)

Prepaid expenses	($30,326)	—	($30,326)

Deposits	($33,826)	—	($33,826)

Accounts payable and accrued liabilities	$151,194	—	$151,194

Cash used in operating activities	($228,831)	—	($228,831)

A complete discussion of these adjustments is included the sections of this prospectus titled “Summary Financial Information” and “Management’s Discussion and Analysis or Plan of Operations”.
Detailed discussions of the restatements are also included in Note 14 to our financial statements included in Amendment No. 4 to our 2006 Annual Report, Note 6 to our financial statements included in Amendment No. 4 to our December 2006 Quarterly Report, Note 9 to our financial statements included in Amendment No. 3 to our March 2007 Quarterly Report and Note 2 to our financial statements included in our Amendment No. 1 to our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, all of which were filed with the Securities and Exchange Commission on November 2, 2007.

Corporate Information
          We maintain our principal office in the United States at 1600 Adams Drive, Menlo Park, California 94025. Our telephone number at that address is (650) 688-5800. The address of our website is www.solarenertech.com. Information included on our website is not part of this prospectus.
Stock Split and Increase in Authorized Capital Stock
          On February 27, 2006 we affected a stock split pursuant to which we issued 44 new shares of common stock for each share of common stock outstanding. After giving effect to the stock split, the number of shares of common stock issued and outstanding on that date increased to 72,700,012 from 1,652,273. On March 1, 2006 we amended our articles of incorporation to increase the number of shares of authorized capital stock, par value $0.001, from 75,000,000 to 200,000,000.
March 2007 Private Placements
          On March 7, 2007 we sold
•	units consisting of $5,000,000 in principal amount of Series A Convertible Notes and warrants to purchase 7,246,377 shares of our common stock (the “Series A Warrants”) and

•	units consisting of $3,300,000 in principal amount of Series B Convertible Notes and warrants to purchase 5,789,474 shares of our common stock (the “Series B Warrants”).
          The principal amount of the Series A Convertible Notes may be converted at the rate of $0.69 per share for a total of 7,246,377 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series A Warrants is $1.21 per share. There is no requirement that the warrants be exercised.
          The principal amount of the Series B Convertible Notes may be converted at the rate of $0.57 per share for a total of 5,789,474 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series B Warrants is $0.90 per share. There is no requirement that the warrants be exercised.
          On March 20, 2007 we sold an additional $9,000,000 in principal amount of Series B Convertible Notes, again in a private offering. Like the earlier offering, the principal amount of the Series B Convertible Notes may be converted at the rate of $0.57 per share for a total of 15,789,474 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series B Warrants is $0.90 per share. There is no requirement that the warrants be exercised.
          The total dollar value of the securities underlying the Series A Convertible Notes that we are registering is $7,608,696.
          All of the securities were sold to institutional and accredited investors in private offerings pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Knight Capital Markets, LLC, acted as placement agent in connection with the sale of these securities.
          In connection with the issuance of the Notes and Warrants, the Company issued warrants to the placement agent to purchase an aggregate of 1,510,528 shares at an exercise price of $0.57 per share and 507,247 shares at an exercise price of $0.69 per share, of the Company’s common stock. These warrants were value at $1.2 million at issuance. In relation to these offerings, we also paid $1,038,000 in commissions, an advisory fee of $173,000 and other fees and expenses of $84,025. We have an obligation to register 120% of the common stock underlying the Series A Convertible Notes, the shares of common stock that may be used to pay interest on the Series A Convertible Notes and the Series A Warrants. Due to limitations imposed by the Securities and Exchange Commission on the number of shares that may be registered by an issuer pursuant to Rule 415 of Regulation C promulgated under the Securities Act of 1933, as amended, we will be registering these securities on a series of registration statements until this obligation is fulfilled. We do not have any registration obligations relating to the Series B Convertible Notes, shares that may be used to pay interest on the Series B Convertible Notes and the Series B Warrants.
          If, during the time that the Series A or Series B Convertible Notes are outstanding, we sell or grant any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, then the holders of the Series A and Series B Convertible Notes will receive these same purchase rights, as though the Series A and Series B Convertible Notes had been converted into common stock. This anti-dilution provision will not be triggered if we issue common stock under an approved employee benefit plan, if persons already holding convertible securities prior to the sale of our Series A and Series B Convertible Notes exercise their rights to convert, or if we issue stock in connection with a merger, acquisition, partnership or joint venture, so long as the parties are not related to us and the issuance does not involve capital raising. We may also issue warrants to financial institutions in connection with obtaining credit.
          If we issue or sell (or are deemed to have issued or sold) shares of our common stock for a consideration per share that is less than the conversion price required by the Series A and Series B Convertible Notes, then the conversion price will be reduced and the number of shares of common stock to be received on conversion will be adjusted.
          Likewise, if we grant any options or if we sell or are deemed to have sold any convertible securities, the exercise price or the conversion price of which is lower than the conversion price required by the Series A or Series B Convertible Notes, then the shares of common stock represented by the options or convertible securities will be deemed to be outstanding and the conversion price required by the Series A or Series B Convertible Notes will be reduced to the lowest price per share for which one share of common stock is issuable upon exercise of the option or conversion of the convertible security. Finally, any increase or decrease in the exercise price of an option or in the conversion price of a convertible security will require an adjustment to the conversion price of the Series A and Series B Convertible Notes and an adjustment to the number of shares to be issued upon conversion. However, no adjustment will be made if the adjustment would result in an increase to the conversion price or a decrease in the number of shares to be received by the holders of the Series A and Series B Convertible Notes upon conversion.
          A reduction in the conversion price resulting from any of the foregoing would allow holders of the Series A and Series B Convertible Notes to receive more shares of common stock than they would otherwise be entitled to receive. In that case, an investment in our common stock would be diluted to a greater extent than it would be if no adjustment to the conversion price were required to be made.
          If the selling shareholders elect to convert all or a part of the Series A Convertible Notes and sell the common stock they receive upon conversion, they could realize a gain which would be computed as the difference between the offering price and $0.69 (or the difference between the offering price and the adjusted conversion price if any reduction in the conversion price, as discussed above, has been made), less the expenses related to the sale.
          In connection with the Securities Purchase Agreement, we also entered into a Registration Rights Agreement pursuant to which we are obligated to register for resale at least 120% of the shares of our common stock issuable upon the conversion of the Series A Convertible Notes.

          After these offerings, assuming the conversion of all outstanding Series A and Series B Convertible Notes and the exercise of all the Series A and Series B warrants issued concurrently with such notes, we would have 136,477,661 shares of common stock outstanding, which does not include 6,107,000 shares of common stock reserved for issuance pursuant to certain warrants issued between May 1, 2006 and November 29, 2006 and warrants issued to the placement agent.
     The following table represents the dollar amount of each payment (including the value of any payments to be made in common stock) the we made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship in connection with the Series A Convertible Notes.

Investor	Payment	Payment Date	Amount

Enable Growth Partners LLP	Interest Payment (1)	April 1, 2007	$10,060
	Interest Payment (1)	July 1, 2007	$38,145
	Interest Payment (1)	October 1, 2007	$38,564
	Interest Payment (1)	January 1, 2008	$38,564
	Interest Payment (1)	April 1, 2008	$37,727
	Interest Payment (1)	July 1, 2008	$38,145
	Interest Payment (1)	October 1, 2008	$38,564
	Interest Payment (1)	January 1, 2009	$38,564
	Interest Payment (1)	April 1, 2009	$37,726
	Interest Payment (1)	July 1, 2009	$38,145
	Interest Payment (1)	October 1, 2009	$38,564
	Interest Payment (1)	January 1, 2010	$38,564
	Interest Payment (1)	March 7, 2010	$27,666
	Liquidated Damages (2)		$612,000
Total, Enable Growth Partners LLP			$1,070,998

Enable Opportunity Partners	Interest Payment (1)	April 1, 2007	$1,184
	Interest Payment (1)	July 1, 2007	$4,488
	Interest Payment (1)	October 1, 2007	$4,537
	Interest Payment (1)	January 1, 2008	$4,537
	Interest Payment (1)	April 1, 2008	$4,439
	Interest Payment (1)	July 1, 2008	$4,488
	Interest Payment (1)	October 1, 2008	$4,537
	Interest Payment (1)	January 1, 2009	$4,537
	Interest Payment (1)	April 1, 2009	$4,439
	Interest Payment (1)	July 1, 2009	$4,488
	Interest Payment (1)	October 1, 2009	$4,537
	Interest Payment (1)	January 1, 2010	$4,537
	Interest Payment (1)	March 7, 2010	$3,255
	Liquidated Damages (2)		$72,000

Investor	Payment	Payment Date	Amount

Total, Enable opportunity Partners			$126,003
Pierce Diversified Strategy Master Fund, LLC, ENA	Interest Payment (1)	April 1, 2007	$592
	Interest Payment (1)	July 1, 2007	$2,244
	Interest Payment (1)	October 1, 2007	$2,269
	Interest Payment (1)	January 1, 2008	$2,269
	Interest Payment (1)	April 1, 2008	$2,220
	Interest Payment (1)	July 1, 2008	$2,244
	Interest Payment (1)	October 1, 2008	$2,269
	Interest Payment (1)	January 1, 2009	$2,269
	Interest Payment (1)	April 1, 2009	$2,220
	Interest Payment (1)	July 1, 2009	$2,244
	Interest Payment (1)	October 1, 2009	$2,269
	Interest Payment (1)	January 1, 2010	$2,269
	Interest Payment (1)	March 7, 2010	$1,628
	Liquidated Damages (2)		$36,000
Total, Pierce Diversified Strategy Master Fund, LLC, ENA			$63,006
BridgePointe Master Fund, Ltd.	Interest Payment (1)	April 1, 2007	$7,891
	Interest Payment (1)	July 1, 2007	$29,918
	Interest Payment (1)	October 1, 2007	$30,247
	Interest Payment (1)	January 1, 2008	$30,247
	Interest Payment (1)	April 1, 2008	$29,590
	Interest Payment (1)	July 1, 2008	$29,918
	Interest Payment (1)	October 1, 2008	$30,247
	Interest Payment (1)	January 1, 2009	$30,247
	Interest Payment (1)	April 1, 2009	$29,590
	Interest Payment (1)	July 1, 2009	$29,918
	Interest Payment (1)	October 1, 2009	$30,247
	Interest Payment (1)	January 1, 2010	$30,247
	Interest Payment (1)	March 7, 2010	$21,699
	Liquidated Damages (2)		$480,000
Total, BridgePointe Master Fund, Ltd.			$840,006
Total possible payments to selling shareholders			$2,100,013

(1)	Pursuant to the terms of the Series A Convertible Notes, interest accrues on the outstanding principal at a rate of 6% per annum, commencing on the issuance date thereof and payable quarterly on each of January 1, April 1, July 1 and October 1, and, at out election, in either cash or registered securities in an amount calculated in accordance with the terms thereof.

(2)	If the registration statement of which this prospectus is a part is not declared effective by the Securities and Exchange Commission on or before July 5, 2007 (an “Effectiveness Failure”), or if on any date thereafter, subject to certain limited exceptions, sales of the shares being registered hereby cannot be made (a “Maintenance Failure”), then we will incur liquidated damages (the “Damages”) in an amount equal to 1% of the aggregate principal amount of the Series A Convertible Notes during each 30 day period that such Effectiveness Failure or Maintenance Failure exists (pro rated for periods totaling less than 30 days).

Furthermore, if any of 120% of the sum of the shares issued or issuable upon conversion of the Series A Convertible Notes, exercise of the Series A Warrants, as payment of interest on the Series A Convertible Notes, or any shares issued or issuable with respect to the foregoing as a result of any stock split, stock dividend, recapitalization, exchange or similar event, are excluded from the registration statement of which this prospectus is a part by requirement of the staff of the Securities and Exchange Commission (the “Cutback Shares”), and are not thereafter registered on or before August 4, 2007 (a “Cutback Effectiveness Failure”), or if on any date thereafter, subject to certain limited exceptions, there is a Maintenance Failure with respect to the registration statement covering the Cutback Shares, we will incur further liquidated damages (the “Cutback Damages”, together with the Damages, the “Liquidated Damages”) in an amount equal to 0.25% of the aggregate purchase price of the Cutback Shares included in such registration statement during each 30 day period that such Cutback Effectiveness Failure or Maintenance Failure exits (pro rated for periods totaling less than 30 days).
Liquidated Damages, if incurred, will be payable in the following manner: (i) on the initial day of an Effectiveness Failure or Cutback Effectiveness Failure and on every 30th day (pro rated for periods totaling less than 30 days) thereafter until such Effectiveness Failure or Cutback Effectiveness Failure is cured; (ii) on the initial day of a Maintenance Failure and on every 30th day (pro rated for periods totaling less than 30 days) thereafter until such Maintenance Failure is cured. Should we fail to pay any of the Liquidated Damages outlined above (x) on the 30th day after the event or failure giving rise to such Liquidated Damages, and (y) on the 3rd business day after the event or failure giving rise to such Liquidated Damages is cured, such outstanding Liquidated Damages payment shall incur interest at the rate of 1.5% per month (prorated for partial months) until paid in full.
Notwithstanding the foregoing, in no event will we incur Liquidated Damages (other than Liquidated Damages payable pursuant to events that are within our control) in excess, in the aggregate, of 24%, or $1,200,000, of the principal amount of the Series A Convertible Notes. Figures in the above table represent the maximum amount payable as liquidated damages.
The following table sets forth the net proceeds to us from the sale of the Series A Convertible Notes, less the total possible payments we have made or may be required to make to any selling shareholder in the first year following the sale of the Series A Convertible Notes.

			Liquidated
		Total Interest	Damages
		Payments from March	Payments from	Net Proceeds
	Total Gross	7, 2007 to March	March 07 to	at March 7,
Investor	Proceeds	7, 2008	March 08	2008
Enable Growth Partners LLP	$2,550,000	$125,333	$235,450	$2,189,217
Enable Opportunity Partners	$300,000	$14,746	$27,700	$257,554
Pierce Diversified Strategy	$150,000	$7,374	$13,850	$128,776
Master Fund LLC, ENA BridgePointe Master Fund, Ltd.	$2,000,000	$98,303	$184,667	$1,717,030

Total	$5,000,000	$245,756	$461,667	$4,292,577

          We have accounted for the Registration Rights Agreements related to the Series A Convertible Notes in accordance with FSP EITF 00-19-2 wherein the probability that a contingent obligation to make future payments or otherwise transfer consideration shall be recognized and measured separately in accordance with Statement of Financial Accounting Standards 5 and FASB Interpretation 14. We recorded an accrued liability on June 30, 2007 of $281,000 for estimated registration delay penalties we expect to incur as a result of our failure to obtain effectiveness of the Forms SB-2.
          The offering of our Series A Convertible Notes closed on March 7, 2007. According to the Registration Rights Agreement we signed in conjunction with this offering, a registration statement that included the common stock underlying the Series A Convertible Notes and the Series A Warrants issued in connection therewith was to be declared effective by the Securities and Exchange Commission no later than July 5, 2007. The registration statement we filed has not yet been declared effective. This failure constitutes a trigger event which allows the holders, at their election, to require redemption of the notes. The total principal amount of the Series A Convertible Notes outstanding at June 30, 2007 was $5 million. As of the date of this report, we have not received any notice from any holder of the Series A Convertible Notes requesting redemption.
The following table sets forth the total possible profit the selling shareholders could realize as a result of the conversion discount for the common shares underlying the Series A Convertible Notes based on:
•	the closing market price per share of the common shares underlying the Series A Convertible Notes on the date of the sale of the Series A Convertible Notes;

•	the conversion price per share of the underlying common shares on the date of the sale of the Series A Convertible Notes;

•	the total possible common shares underlying the Series A Convertible Notes (assuming no interest payments and complete conversion throughout the term of the notes);

•	the combined closing market price of the total number of common shares underlying the Series A Convertible Notes, calculated by using closing market price per share on the date of the sale of the Series A Convertible Notes, and the total possible number of common shares underlying such Series A Convertible Notes;

•	the combined conversion price of the total number of common shares underlying the Series A Convertible Notes, calculated by using the conversion price on the date of the sale of the Series A Convertible Notes, and the total possible number of common shares t underlying such Series A Convertible Notes; and

•	the total possible discount to the closing market price as of the date of the sale of the Series A Convertible Notes, calculated by subtracting the combined conversion price on March 7, 2007 from the combined closing market price on that date.

Total
		Possible	Combined	Combined
		Shares	Market Price	Conversion
		Underlying	of the Total	Price of the
		Series A	Number of	Total Number
		Convertible	Shares	of Shares
		Notes	Underlying	Underlying	Total
	Conversion	(Assume No	Series A	Series A	Possible
Closing Price	Price Per	Interest	Convertible	Convertible	Discount to
Per Share	Share	Payment)	Notes	Notes	Market Price

$1.05	$0.69	7,246,377	$7,608,696	$5,000,000	$2,608,696

(1)	The date of the sale of the Series A Convertible Notes was March 7, 2007.
As disclosed on page 3 of the prospectus, the Series A and Series B Convertible Notes carry certain anti-dilution provisions that are triggered when we issue stock, options or other convertible securities at a price per share less than the conversion price. Upon the occurrence of any such event, the conversion price will be reduced.
There are no additional provisions in the Series A Convertible Notes that could result in a change in the price per share upon the occurrence of certain events.

          The following table sets forth the total possible profit to be realized as a result of conversion discounts for the common shares underlying the Series A Warrants, and certain Series B Convertible Notes and Series B Warrants held by the selling shareholders based on:
•	the closing market price per share of the common shares underlying the Series A Warrants and Series B Convertible Notes and Warrants (collectively the “Securities”) as of the date of the sale of such Securities;

•	the conversion price per share of the underlying common shares on the date of the sale of the Securities;

•	the total possible common shares underlying the Securities (assuming no interest payments and complete conversion throughout the term of the Series B Convertible Notes);

•	the combined closing market price of the total number of common shares underlying the Securities, calculated by using the closing market price per share on the date of the sale of the Securities, and the total possible number of common shares underlying such Securities;

•	the combined conversion price of the total number of common shares underlying the Securities, calculated by using the conversion price on the date of the sale of the Securities, and the total possible number of common shares underlying such Securities; and

•	the total possible discount to the closing market price as of the date of the sale of the Securities, calculated by subtracting the combined conversion price on the date of sale of the Securities from the combined closing market price on such date of sale.

				Combined	Exercise /
	Closing			Closing	Combined
	Market			Market Price	Conversion
	Price Per		Total	of the Total	Price of the
	Share as of	Exercise /	Possible	Number of	Total Number	Total Possible
	the Date of	Conversion	Shares	Shares	of Shares	Discount to
Other Securities Held by	Sale of the	Price Per	Underlying	Underlying	Underlying	the Closing
the Selling Shareholders	Securities	Share	Securities	Securities	Securities	Market Price
Series A Warrants	$1.05 (1)	$1.21	7,246,377	$7,608,696	$8,768,116	$—

Series B Convertible Notes	$1.35 (2)	$0.57	2,699,219	$3,643,946	$1,538,555	$2,105,391

Series B Warrants	$1.35 (2)	$0.90	2,699,219	$3,643,946	$2,429,297	$1,214,649

Series B Total				$7,287,892	$3,967,852	$3,320,040

(1)	The date of the sale of the Series A Warrants was March 7, 2007.

(2)	The date of the sale of the Series B Convertible Notes and Series B Warrants was March 20, 2007.

          The following table sets forth:
•	the gross proceeds paid or payable to us in the Series A Convertible Note transaction;

•	all interest payments that have been made and all interest and liquidated damage payments that we may be required to make;

•	the resulting net proceeds to us;

•	the combined total possible profit to be realized as a result of any conversion discounts regarding the shares underlying the Series A Convertible Notes and Series A Warrants that are held by the selling shareholders;

•	disclosure—as a percentage—of the aggregate amount of all possible interest and liquidated damage payments, and the total possible discount to the closing market price of the shares underlying the Series A Convertible Notes divided by the net proceeds to us from the sale of the Series A Convertible Notes;

•	disclosure—as a percentage—of the aggregate amount of all possible interest and liquidated damage payments, and the total possible discount to the closing market price of the shares underlying the Series A Convertible Notes divided by the net proceeds to us from the sale of the Series A Convertible Notes averaged over the term of the notes; and

•	the combined total possible profit to be realized as a result of any conversion discounts regarding the shares underlying the Series A Convertible Notes, Series A Warrants, Series B Convertible Notes and Series B Warrants that are held by the selling shareholders.

Gross proceeds paid to us in the Series A Convertible Note transaction:	$5,000,000

All interest payments that have been made, and all interest and liquidated damage payments that we may be required to make:	$2,100,013

Resulting net proceeds	$2,899,987

Combined total possible profit to be realized as a result of conversion discounts regarding the common shares underlying the Series A Convertible Notes based on the closing market price of our common shares on the date of the sale of the Series A Convertible Notes (1):	$2,608,696

Percent of the total amount of all possible payments and the total possible discount to the closing market price of the shares underlying the Series A Convertible Notes divided by the net proceeds from the sale of the Series A Convertible Notes	162.37%

Percent of the total amount of all possible payments and the total possible discount to the closing market price of the shares underlying the Series A Convertible Notes divided by the net proceeds from the sale of the Series A Convertible Notes averaged over the term of the notes	54.12%

Combined total possible profit to be realized as a result of conversion discounts regarding the common shares underlying the Series A Convertible Notes, Series A Warrants, Series B Convertible Notes and Series B Warrants based on the closing market price of our common shares on the date of the sale of the Series A Convertible Notes, Series A Warrants, Series B Convertible Notes and Series B Warrants (1):	$5,928,736

(1)	The date of sale of the Series A Convertible Notes and Series A Warrants was March 7, 2007. The date of sale of the Series B Convertible Notes and the Series B Warrants was March 20, 2007
          The following table sets forth:
•	the number of common shares outstanding (exclusive of convertible securities, options and warrants) prior to the Series A Convertible Note transaction that are held by persons other than our affiliates, the selling shareholders and affiliates of the selling shareholders;

•	the number of common shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•	the number of common shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by such selling shareholders or affiliates of such selling shareholders;

•	the number of common shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and

•	the number of common shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

Number of
Common
Shares
	Number of	Previously	Number of
	Common Shares	Registered for	Common Shares	Number of
	Previously	Resale by the	Sold in	Common Shares
	Registered for	Selling	Registered Resale	Registered for
	Resale by the	Shareholders or	Transactions by	Resale on Behalf
Common Shares	Selling	Affiliates of the	the Selling	of the Selling
Outstanding Prior	Shareholders or	Selling	Shareholders or	Shareholders or
to the Series A	Affiliates of the	Shareholders	Affiliates of the	Affiliates of the
Convertible Note	Selling	and Presently	Selling	Selling
Transaction	Shareholders	Held	Shareholders	Shareholders
43,557,012	—	—	—	13,073,104

          Of the selling shareholders, Enable Growth Partners, LLP, Enable Opportunity Partners, and Pierce Diversified Strategy and Master Fund LLC ENA BridgePointe Master Fund, Ltd. (together, “the Enable Funds”), all have existing short positions in our common stock. The Enable Funds each entered into their respective short positions on March 30, 2007; after the date of the announcement of the convertible note transaction on March 8, 2007 and before the filing of the registration statement on April 23, 2007. The Enable Funds have previously acknowledged to us that they are aware of the position of the Staff of the Securities and Exchange Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual.
          The proceeds from the Series A and Series B Convertible Notes are to be used for working capital and the purchase of capital equipment for the second production line. We expect to make payments on the overlying securities using cash flow generated from operations and have the intention, and a reasonable basis to believe, that we will have the financial ability to make all payments on the overlying securities.

SUMMARY OF THE OFFERING

Company:	Solar Enertech Corp.

Securities Offered	7,246,377 shares of common stock underlying our Series A Convertible Notes, 515,051 shares of common stock that may be used to pay interest on our Series A Convertible Notes and 5,311,676 shares of common stock underlying the Series A Warrants, which have an exercise price of $1.21 per share. Pursuant to the Registration Rights Agreement, we agreed to register 120% of the shares of common stock underlying our Series A Convertible Notes, the shares of common stock that may be used to pay interest on our Series A Convertible Notes, and the common stock underlying the Series A Warrants. Due to limitations imposed by the Securities and Exchange Commission on the number of shares that may be registered by an issuer pursuant to Rule 415 of Regulation C promulgated under the Securities Act of 1933, as amended, we will be registering these securities on a series of registration statements until this obligation is fulfilled.

Proceeds	We will not receive any proceeds from the sale of the common stock sold by the selling shareholders. We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $8,768,116.17. The selling shareholders are under no obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for working capital and acquisition of capital equipment for the second production line.

Risk Factors	See the section titled “Risk Factors” below.

SUMMARY FINANCIAL INFORMATION
          In the table below we provide you with historical selected consolidated financial data for the two years ended September 30, 2006, as reported and as restated, and 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below the consolidated financial data for nine months ended June 30, 2007 and 2006 (restated) , derived from our unaudited consolidated financial statements also included in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended September 30,			Nine Months Ended June 30,
	2006	2005		2007	2006
	(Restated)				(Restated)
Revenues
Sales	$—	$		$1,519,757	$
Cost of goods sold	—			(1,513,166)

Gross Profit	—			6,591

Expenses
Selling, general and administrative	27,882,273			7,732,851	12,618,276
Research and development	—			113,032

Total operating expense	27,882,273			7,845,883	12,618,276

Interest income	8,493			40,281
Interest expense	—			(334,005)
Registration payment	—			(281,060)
Loss on issuance of convertible notes	—			(15,209,311)

Loss on fair market value of compound embedded derivative	—			(5,500,000)
Loss on fair market value of warrant liability	—			(5,427,481)
Other income	—			14,514

Loss from Continued Operations	(27,873,780)			(34,536,354)	(12,618,276)

Loss from discontinued operations	(14,122)		(47,706)	—	(21,041)

Net Loss	$(27,887,902)		$(47,706)	$(34,536,354)	$(12,639,317)

Per Common Share Data

Basic and diluted net loss per share - continuing operations	$(0.38)		$—	$(0.44)	$(0.12)
Basic and diluted net loss per share - discontinued operations	$—		$—	$—	$—
Basic and diluted net loss per share	$(0.38)		$—	$(0.44)	$(0.12)
Restatements:
Amendment to Form 10-KSB
On August 15, 2007, the Company filed a Current Report on Form 8K based on our conclusion that our previously issued financial statements for the year ended September 30, 2006 and for the quarters ended December 31, 2006 and March 31, 2007 should no longer be relied upon and should be restated based on identified errors. The impact of the adjustments on the consolidated balance sheet as of September 30, 2006 and the statements of operations for the year ended September 30, 2006 and the period from inception (July 7, 2004) through September 30, 2006 are summarized and explained in detail as follows:

			As restated on
	Original Form 10-		September 20,
	KSB	Total adjustments	2007
Balance Sheet — September 30, 2006

Accounts payable and accrued liabilities	$64,766	$2,118,523	$2,183,289
Accounts payable and accrued liabilities, related parties	$58,168	$31,124	$89,292
Additional paid in capital	$3,664,817	$25,099,338	$28,764,155
Deficit accumulated during development stage	$(689,326)	$(27,248,983)	$(27,938,309)

Statement of Operations For the Year ended September 30, 2006

Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net loss	$(638,919)	$(27,248,983)	$(27,887,902)

Net loss per share — Continuing operations	$(0 .01)	$(0.37)	$(0.38)

Statement of Operations From inception (July 7, 2004) through September 30, 2006
Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net loss	$(689,326)	$(27,248,983)	$(27,938,309)

	Original		As restated on
	Form 10-KSB	Adjustments	September 20, 2007

Statement of Cash Flow — Year ended September 30, 2006
Net Loss	$(638,919)	$(27,248,983)	$(27,887,902)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,534	$—	$3,534

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:		$—

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$61,369	$2,071,204	$2,132,573

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(572,620)	$—	$(572,620)

Statement of Cash Flow

From inception (July 7, 2004) through September 30, 2006
Net Loss	$(689,326)	$(27,248,983)	$(27,938,309)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,934	$—	$3,934

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$64,769	$2,071,204	$2,135,973

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(619,227)	$—	$(619,227)

Under an agreement dated March 1, 2006, the current President and CEO of the Company was granted an option to purchase a total of 36 million shares of common stock directly from a former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vest in 3 equal installments over a period of 2 years, with the first installment vesting on March 1, 2006, and the remaining options vesting on March 1, 2007 and March 1, 2008, respectively. Additionally, under another agreement dated March 1, 2006, a current director has the right and option to purchase a total of 1.5 million shares of common stock of the Company directly from such former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vested immediately. In July 2006, the President and CEO exercised a portion of his option and acquired 10.75 million shares of common stock from the former officer and subsequently transferred 5.75 million shares to various employees of Infotech Shanghai. The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”) on January 1, 2006. FAS 123R requires the Company to record compensation expense for shares transferred from a related party to employees of the Company for services provided to the Company.
We made the following three adjustments related to these transactions:
•	The fair value of the options granted under the option agreements to the President and CEO and a director was estimated using the Black-Scholes stock price valuation model with the following assumptions:
▪	Volatility of 82.57%

▪	Risk- free interest rate of 4.65%

▪	Expected lives — 4 years

▪	No dividend yield

▪	Market value per share of stock on measurement date of $0.70.

The Black Scholes model valued the options at $26,406,296 which is amortized over the service period: $14,435,462 in fiscal year 2006, $8,450,026 in fiscal year 2007 and $3,520,808 in fiscal year 2008. Based on the revised calculation, we increased stock compensation by $14,435,462 in fiscal year 2006.

•	The fair value of the shares transferred to employees was $10,695,000, using the market price on July 6, 2006, the date of transfer. We recorded $10,695,000 of compensation expense in fiscal year 2006.

•	The Company recorded an additional compensation expense of $2,118,523, related to withholding tax obligations arising from the exercise of stock options by the President and a US employee.

The above three adjustments increased selling, general and administrative expense, net loss and deficit accumulated during development stage by $27,248,983 for fiscal year 2006. The impact on the earnings per share was a loss of $0.37 per share. The impact on cumulative selling, general and administrative expense and net loss from inception (July 7, 2004) through September 30, 2006 was $27,248,983.
In conjunction with the adjustment described above, the Company recorded an additional compensation expense of $2,118,523, related to the withholding tax obligations arising from the exercise of stock options by the President and a US employee. Accordingly, accrued liabilities increased by $2,118,523.
The Company reclassified $31,124 of interest expense on a related party loan from the additional paid in capital account to accrued expense. The loan is due on demand.
Additional paid in capital was increased by $25,130,462 due to the stock option adjustments described above. The additional paid in capital account was reduced by $31,124 due to the reclassification of accrued interest from additional paid in capital to accrued liability. The net impact on additional paid in capital was $25,099,338.
Statement of operation of previous quarters which are reflected in the statement of operation for nine months ended June 30, 2007
          While we did not restate our statements of operations for the quarter ended June 30, 2007, the impact of prior period adjustments which were recorded in March 2007 and before were carried into the statements of operations for the nine months ended June 30, 2007. The impact of these adjustments on the statements of operations for the six months ended March 31, 2007 is summarized as follows:

	Original March 2007
	Form 10-QSB	Total	As Restated on
	(As reported)	Adjustments	September 20, 2007*
Statement of Operations
For the 6 months ended March 31, 2007

Selling, general and administrative expense	$727,859	$4,207,461	$4,935,320

Interest expense	$(355,354)	$301,326	$(54,028)
Loss on issuance of convertible notes		$(15,209,311)	$(15,209,311)
Loss on fair market value of warrant liability		$(9,958,593)	$(9,958,593)

Loss on fair market value of compound embedded derivative		$(12,600,000)	$(12,600,000)
Net Loss	$(1,178,927)	$(41,674,039)	$(42,852,966)
Weighted Average Shares Outstanding		78,257,561
(as of June 30, 2007) Loss per share		$(0.53)

*	- 6 months ended March 31, 2007 numbers are included in operating results for 9 months ended June 30, 2007.

We restated our statements of operations for the periods ended March 31, 2007 and December 31, 2006, as disclosed in Amendment No. 2 to our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 and Amendment No. 3 to our Quarterly Report on Form 10-QSB for the period ended December 31, 2006. The restatements:
•	Revised the calculation of stock compensation expense, as discussed in previous section (see discussion on Amendment to Form 10-KSB for the year ended September 30, 2007).

•	Revised the accounting treatment for the placement of the Series A and Series B Convertible Notes and the related warrants, both of which were issued in March 2007.
We evaluated the Series A and Series B Convertible Notes that we issued in March 2007 for derivative accounting considerations under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). We ultimately determined that the securities contain two embedded derivative features, the conversion option and a redemption privilege accruing to the holder if certain conditions exist (“the Compound Embedded Derivative”). The Compound Embedded Derivative is measured at fair value both initially and in subsequent periods. Changes in fair value of the Compound Embedded Derivative are recorded as part of income/(loss) from continuing operations in our consolidated statements of operations.
The Series A and Series B Warrants (including the warrants issued to the placement agent) are classified as a liability as required by SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (”SFAS 150”), and related FASB Staff Positions (FSP’s), because the warrant agreements contain a cash redemption provision in the event of a Fundamental Transaction, which is defined below. The Warrants are measured at fair value both initially and in subsequent periods. Changes in fair value of the Warrants are recorded as part of income/(loss) from continuing operations in our consolidated statement of operations.
The Compound Embedded Derivative was valued by management at $16.6 million at issuance, $29.2 million at March 31, 2007 and $22.1 million at June 30, 2007. The increase in the liability of $12.6 million was recorded to “loss on fair market value of compound embedded derivative” in the quarter ended March 31, 2007.
The warrant liability was valued by management as $15.9 million at issuance, $25.2 million at March 31, 2007 and $20.9 at June 30, 2007. The increase in liability of $10 million was recorded to “loss on fair market value of warrant liability” in the quarter ended March 31, 2007.
We also recorded a “loss on issuance of convertible notes” of $15.2 million relating to the excess of the fair value of the warrants issued to note holders and compound embedded derivative liabilities over the loan principal balance at issuance.
          The overall net impact to our previous 2 fiscal quarters was to increase selling, general and administrative expense by $4.2 million, loss on fair market value of warrant liability by $10 million, loss on fair market value of compound embedded derivative by $12.6 million and loss on issuance of convertible notes by $15.2 million. The increase in expense was offset by a decrease of interest expense by $301,000 due to the reversal of previously calculated interest expense. These adjustments are reflected in our operating results for the nine months ended June 30, 2007. For the nine months ended June 30, 2007, these adjustments increased our net loss by $42 million or $0.53 per share based on the weighted average number of shares outstanding as of June 30, 2007.
Statement of Operations for the quarter and nine months ended June 30, 2006
          Due to the adjustments relating to the stock options granted to our President/CEO and a director as reported above, our statements of operations for the three months and nine months ended June 30, 2006 were adjusted to increase selling, general and administrative expense by $2.1 million and $12.3 million, respectively. The impact on net loss per share was an increase of $0.03 and $0.12, respectively. The impact on our consolidated statements of operations for the three and nine months ended June 30, 2007 and statement of cash flow for nine months ended June 30, 2006 is summarized below:
Statement of Operations
For the quarter ended June 30, 2006

	Previously		As restated on
	Reported	Total Adjustments	September 20, 2007

Selling and general & administrative	$295,321	$2,112,507	$2,407,828

Net Loss	$(295,321)	$(2,112,507)	$(2,407,828)

Loss per share	—	$(0.03)	$(0.03)

For the nine months ended June 30, 2006
Selling and general & administrative	$316,362	$12,301,914	$12,618,276

Net Loss	$(316,362)	$(12,322,955)	$(12,639,317)

Loss per share	$—	$(0.12)	$(0.12)

	Original June 2006		As restated on
	Form 10-QSB/A	Adjustments	September 20, 2007
Statement of Cash Flows

Nine months ended June 30, 2006

Net Loss	($316,362)	($12,322,955)	($12,639,317)

Depreciation of fixed assets	$2,227	—	$2,227

Stock based compensation		$12,322,955	$12,322,955

Accounts receivable	($1,738)	—	($1,738)

Prepaid expenses	($30,326)	—	($30,326)

Deposits	($33,826)	—	($33,826)

Accounts payable and accrued liabilities	$151,194	—	$151,194

Cash used in operating activities	($228,831)	—	($228,831)

          Detailed discussions of the restatements are also included in Note 14 to our financial statements included in Amendment No. 4 to our 2006 Annual Report, Note 6 to our financial statements included in Amendment No. 4 to our December 2006 Quarterly Report, Note 9 to our financial statements included in Amendment No. 3 to our March 2007 Quarterly Report and Note 2 to our financial statements included in our Amendment No. 1 to our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, all of which were filed with the Securities and Exchange Commission on November 2, 2007.

RISK FACTORS
          This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase our common stock. The risks and uncertainties described below are those that we currently believe may materially adversely affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.
RISKS RELATED TO OUR BUSINESS OPERATIONS
We were incorporated in July 2004 and engaged in the home security services business until March 2006, when we began our current operations. Our limited operating history does not serve as an adequate basis to judge our future prospects and financial performance.
          We were incorporated in July 2004 and only began our current operations in March 2006. Because of our limited operating history, our historical operating results do not provide a meaningful basis for you to evaluate our business, financial performance and future prospects as well as the fact that past performance may not be an indicator of future performance.
Since our inception, we have incurred losses. We may never be profitable.
          During the fiscal year ended September 30, 2006 we incurred a net loss of $27.9 million and during the nine months ended June 30, 2007 we incurred a net loss of $34.5 million. We may never be profitable.
There is doubt about our ability to continue as a going concern because we have an accumulated deficit, our operations are not profitable and we are dependent on obtaining financing to fulfill our business activities.
          We have an accumulated deficit, we have not attained profitable operations and we are dependent upon obtaining adequate financing to fulfill our business activities, all of which raise substantial doubt about our ability to continue as a going concern. As shown in the consolidated financial statements included in this prospectus, we incurred a net loss of $27.9 million for the fiscal year ended September 30, 2006 and a net loss of $34.5 million for the nine months ended June 30, 2007. We cannot assure you that we will achieve operating profits in the future.
Because we have not yet earned significant revenues, we must rely on financing to continue our operations. If financing is not available to us as and when we need it, we may be forced to curtail, or even to cease, our operations.
          We have not yet earned any significant revenues. In March 2007 we received proceeds of a total of $17,300,000 from the issuance of promissory notes and we expect these funds to last us for eight months. However, after that period, if our products are not ready to be sold or if the market for our products is not as robust as we anticipated it would be, we may need additional financing to continue our operations. If we are unable to find financing as and when we need it we may be forced to curtail, or even to cease, our operations.

Our inability to obtain sufficient quantities of silicon and silicon wafers would adversely affect our business and results of operations.
          Silicon wafers are the most important raw materials for making PV products. To maintain competitive manufacturing operations, we will depend on our suppliers’ timely delivery of quality silicon wafers in sufficient quantities and at acceptable prices. Silicon wafer suppliers, in turn, depend on silicon manufacturers to supply silicon required for the production of silicon wafers. The significant growth of the PV industry has resulted in a significant increase in demand for silicon and silicon wafers, and some producers have, from time to time, experienced late delivery and supply shortages. In particular, some suppliers of silicon also supply to silicon wafer manufacturers for the semiconductor industry, which typically have greater buying power and market influence than manufacturers for the PV industry. As a result, increases in the demand for silicon from the semiconductor industry may, in the future, result in late deliveries or supply shortages with respect to the specialized silicon that silicon wafer suppliers need as raw materials. Assuming that we are able to manufacture and sell our product as we plan, a shortage of silicon or our inability to get silicon when we needed it could result in a reduction of manufacturing output, delayed or missed shipments, damaged customer relationships and decreased revenues any of which may adversely affect our business and results of operations.
As a result of the money raised through the private offering we undertook in March 2007, we expect to begin expanding our operations. However, we may not be able to manage the expansion of our operations effectively, which may have an adverse affect on our business and results of operations.
          In March 2007 we raised $17,300,000 through a private offering of our promissory notes. We now have the funds necessary to begin expanding our business. We have begun the construction of our second production line, which will cost approximately $6.5 million. A portion of the funds will be used hire and pay upper-level managers and to purchase assets from other companies.
          We cannot assure you that our current and planned operations, personnel, systems and internal procedures and controls will be adequate to support this growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures any of which could have an adverse affect on our business and results of operations.
If PV technology is not suitable for widespread adoption, or sufficient demand for PV products does not develop or takes longer to develop than we anticipated, sufficient sales may not develop. This would have a material adverse effect on our business.
          The PV market is at a relatively early stage of development and the extent to which PV products will be widely adopted is uncertain. Market data in the PV industry is not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. If PV technology proves unsuitable for widespread adoption or if demand for PV products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to become or sustain profitability. In addition, demand for PV products in targeted markets, including China, may not develop or may develop to a lesser extent than we anticipated. Many factors may affect the viability of widespread adoption of PV technology and demand for PV products, including:
•	cost-effectiveness of PV products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of PV products compared to conventional and other non-solar energy sources and products;

•	availability of government subsidies and incentives to support the development of the PV industry;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•	fluctuations in economic and market conditions that affect the viability of conventional and non- solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and

•	capital expenditures by end users of PV products, which tend to decrease when the economy slows down.

          The failure of the market for PV products to develop as we expect it to would have a material adverse effect on our business.
We face intense competition from other companies producing solar energy and other renewable energy products. Because we are new to this industry, we have no competitive presence.
          The PV market is intensely competitive and rapidly evolving. According to Photon International’s survey in March 2005, as of the end of 2004, approximately 90 companies in the world produced PV cells and approximately 130 companies produced PV modules. If we are successful in building our business, we will be competing with many companies that have established operations, brand name recognition, a large customer base and substantial financial resources. They may also have existing relationships with suppliers of silicon wafers, which may give them an advantage in the event of a silicon shortage. We do not represent a competitive presence in the PV products industry.
Our agent, on our behalf, has entered into a 10-year supply contract for silicon. Thus If this supplier is unable to provide us with silicon in accordance with the terms of our agreement and we were unable to find other sources of silicon, or if the price of silicon or the demand for silicon products decreases, our operations could be materially adversely affected.
          Currently, the demand for silicon exceeds the supply. Silicon is a necessary element of our products. In order to help mitigate the risk that we will not be able to obtain silicon, in March 2007 we, through our agent in China, entered into a 10-year supply contract with Jiangsu Photovaltaic Industry Development Co., Ltd. (“Jiangsu”). Shipments of silicon pursuant to this agreement are expected to begin later this year. Until that time, we will continue to purchase silicon in the market, if we can. We cannot guarantee that Jiangsu will be able to meet its supply commitment under the agreement. If it were unable to meet this commitment and if other suppliers could not be found, our operations could be materially adversely affected.
          Pursuant to our purchasing agreement with Jiangsu., we agreed to purchase silicon from Jiangsu for ten years. Cost per kilogram will be determined each year. For the fiscal year ended September 30, 2007, we are committed to purchase 40,000 kilos at a price of $250 per kilogram, and we are committed to purchase an additional 60,000 kilograms during our first fiscal quarter of 2008. Pursuant to the terms of the agreement, we are required to prepay Jiangsu $2,500,000 and $5,000,000. The prepayment dates are yet to be negotiated. These deposits will be applied to 30% of the value of each shipment, and we will pay the remaining 70% upon receipt of each shipment. As of the date of this prospectus, we had not yet paid the first $2,500,000.
          If the price of silicon or silicon wafers were to decrease in the future and we are not able to negotiate a favorable price or payment term, we may not be able to adjust our materials costs and thus, our cost of revenues will be negatively affected for that year. Additionally, if demand for PV products decreases, we may incur costs associated with carrying excess materials, which may have a material adverse effect on our operating expenses. To the extent we may not able to pass these increased costs and expenses to our customers, our business, results of operations and financial condition may be materially and adversely affected.
Our business depends to a significant extent on the continuing efforts of our President and Chief Executive Officer, Mr. Leo Shi Young, Mr. Shi Jian Yin, our Chief Operating Officer and Ms. Ming Wai Anthea Chung, our Chief Financial Officer. Our business may be severely disrupted if we lose their services.
          Due to his extensive experience in managing businesses in China, our future success depends to a significant extent on Mr. Leo Shi Young, our President and Chief Executive Officer. We also rely heavily on the services of Mr. Shi Jian Yin and Ms. Ming Wai Anthea Chung, our Chief Operating Officer and Chief Financial Officer. We do not maintain key man life insurance on our executive officers or our directors. If Mr. Young becomes unable or unwilling to continue in his present position, we may not be able to replace him readily, if at all. In that case our business could be severely disrupted, and we may incur substantial expenses to recruit and retain new officers.
If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.
          Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel, particularly those with expertise in the PV industry. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.
Because the currency we use to do business is generally RMB yuan, fluctuations in exchange rates could adversely affect our business.
          Our financial statements are expressed in U.S. dollars but our functional currency is RMB yuan. Our results may be affected by the foreign exchange rate between U.S. dollars and RMB yuan. To the extent we hold assets denominated in U.S. dollars, any appreciation of the RMB yuan against the U.S. dollar could result in a change to our income statement and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB yuan against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results which may have a material adverse effect on the prices of our shares.
Because our products will be sold with warranties extending for 20 years, problems with product quality or product performance may cause us to incur warranty expenses If these expenses are significant, they could have a material adverse affect on our business and results of operations.
          The practice in our industry is to offer long product warranties. We plan to offer a product warranty with a term of 20 years. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped the product and recognized the revenues. Because our products will be new to the market, we will not be able to evaluate their performance for the entire warranty period before we offer them for sale. If our products fail to perform as we expect them to and we are required to cover a significant number of warranty claims, the expenses related to such claims could have a material adverse affect on our business and results of operations.
Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.
          A substantial portion of our business operations are conducted in China and some or most of our sales are likely to be made in China in the near future, although we are in the process of attempting to establish U.S. distribution for our future products. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:
•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.
          While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us.

          The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our anticipated products.
          Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our anticipated products and consequently have a material adverse effect on our businesses.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.
          We conduct a substantial portion of our operations in China and the majority of our assets are located in China. In addition, some of our executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or in China against us or upon our executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, there is uncertainty that the courts of China would enforce judgments of U.S. courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.
We discovered a weakness in our internal controls over financial reporting. While we are working to correct this weakness and to prevent reoccurrence in the future, we cannot guarantee that our controls will always be effective. In the event our controls are not effective, our business and financial results may suffer.
          In our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, management disclosed a material weakness which was related to inadequate control over accounting and reporting for certain non-routine transactions indicated as follows:
•	The incorrect recording and disclosure of warrant and derivative liabilities related to the convertible note contracts entered in March 2007.

•	The incorrect recording and disclosure of stock options issued for employee services.

•	The incorrect accounting for plant construction in process and debt and related party transactions. These errors were identified by our independent accountant, Malone & Bailey, PC, in connection with our interim review of the Company’s financial statements for the quarter ended December 31, 2006.
          We have taken steps to correct this weakness, but we cannot guarantee that our controls will always be effective. Material weaknesses in internal control over financial reporting may materially impact our reported financial results and the market price of our stock could significantly decline. Additionally, adverse publicity related to a material failure of internal control over financial reporting could have a negative impact on our reputation and business.
INVESTMENT RISKS
The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.
          The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.
          Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.
          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.
          Orders for OTC Bulletin Board securities may not be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.
We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.
          Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.
There are options and warrants to purchase shares of our common stock currently outstanding.
          Prior to March 2007, we have granted options and warrants to purchase an aggregate of 6,107,000 shares of our common stock to various persons and entities, all of which are currently exercisable. The exercise prices on these options and warrants are $1.00 per share. If issued, the shares underlying options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.
In March 2007 we sold units consisting of Series A and Series B Convertible Notes and Series A and Series B Warrants. The Series A and Series B Notes include provisions that allow the note holders to participate in purchases of our common stock. These instruments also include anti-dilution provisions that will, in certain instances, reduce the conversion price. If these adjustments were to be made, your investment in our common stock will be diluted.
          If, during the time that the Series A or Series B Convertible Notes are outstanding, we sell or grant any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, then the holders of the Series A and Series B Convertible Notes will receive these same purchase rights, as though the Series A and Series B Convertible Notes had been converted into common stock.
          With certain very limited exceptions, if we issue or sell (or are deemed to have issued or sold) shares of our common stock for a consideration per share that is less than the conversion price required by the Series A and Series B Convertible Notes, then the conversion price will be reduced and the number of shares of common stock to be received on conversion will be adjusted.
          Likewise, if we grant any options or if we sell or are deemed to have sold any convertible securities, the exercise price or the conversion price of which is lower than the conversion price required by the Series A or Series B Convertible Notes, then the shares of common stock represented by the options or convertible securities will be deemed to be outstanding and the conversion price required by the Series A or Series B Convertible Notes will be reduced to the lowest price per share for which one share of common stock is issuable upon exercise of the option or conversion of the convertible security. Finally, any increase or decrease in the exercise price of an option or in the conversion price of a convertible security will require an adjustment to the conversion price of the Series A and Series B Convertible Notes and an adjustment to the number of shares to be issued upon conversion. However, no adjustment will be made if the adjustment would result in an increase to the conversion price or a decrease in the number of shares to be received by the holders of the Series A and Series B Convertible Notes upon conversion.

          A reduction in the conversion price resulting from any of the foregoing would allow holders of the Series A and Series B Convertible Notes to receive more shares of common stock than they would otherwise be entitled to receive. In that case, an investment in our common stock would be diluted to a greater extent than it would be if no adjustment to the conversion price were required to be made.
We have no immediate plans to pay dividends.
          We have not paid any cash dividends to date and do not expect to pay dividends for the foreseeable future. We intend to retain earnings, if any, as necessary to finance the operation and expansion of our business.
Together, our directors own or have the right to purchase for nominal consideration 33,784,286 shares of our common stock. If our directors act together, they will be able to exert significant influence over, and possibly control, the outcome of all actions requiring shareholder approval.
          Our director, President and Chief Executive Officer, Mr. Leo Shi Young, owns 3,534,286 shares of our common stock and has the immediate right to purchase an additional 13,250,000 shares and by March 2008 to purchase an additional 12,000,000 shares for a nominal consideration. If he exercises the option to purchase the additional shares, Mr. Young will own 28,784,286 shares, or approximately 36.52%, of our common stock. Mr. Shi Jian Yin and Mr. Frank Fang Xie, our remaining directors, also own or have the right to purchase for nominal consideration 3,500,000 shares and 1,500,000 shares, respectively, of our common stock. Together with Mr. Young’s beneficial holdings, this gives our directors the ability to control 42.86% of our voting stock. As long as management owns such a significant percentage of our common stock, our other shareholders may be unable to affect or change the management or the direction of our company without their support. If they act together, our directors will be able to exert significant influence over the outcome of all corporate actions requiring shareholder approval, including the election of directors, amendments to our articles of incorporation and approval of significant corporate transactions.
We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.
          Our articles of incorporation authorize the Board of Directors to issue up to 200,000,000 shares of common stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board of Directors determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.
Our stock price is volatile. There is no guarantee that the shares you purchase will appreciate in value or that you will be able to sell your shares at a price that is greater than the price you paid for them.
          The trading price of our common stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:
•	our developing business;

•	a continued negative cash flow;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the industries in which we do business;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.
          We cannot guarantee you that the shares you purchase will appreciate in value or that you will be able to sell the shares at a price equal to or greater than what you paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
          This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in the sections titled “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the shares of the common stock by the selling shareholders. If and when the warrants held by the selling shareholders and others who purchased the units we sold in March 2007 are exercised, we will receive the proceeds from the exercise of those warrants. If all of the warrants are exercised in full, we may receive up to $8,768,116.17, which we intend to use for working capital and acquisition of capital equipment for our second production line.
MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS
          Prior to March 9, 2006, there was no public trading market for our securities. Our shares of common stock began to trade on the OTC Bulletin Board on March 9, 2006 under the symbol “SOEN”. The following is a summary of the high and low bid prices of our common stock as reported by the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2006
First Quarter	—	—
Second Quarter	$1.00	$0.73
Third Quarter	$2.04	$0.80
Fourth Quarter	$1.91	$1.19

Fiscal Year Ended September 30, 2007
First Quarter	$1.28	$0.73
Second Quarter	$1.86	$0.73
Third Quarter	$1.96	$1.37
Fourth Quarter through October 31, 2007	$1.71	$0.87
          As of September 27, 2007, there were approximately 45 record holders of our common stock. This does not include an indeterminate number of shareholders whose shares are held by brokers in street name
          We have not paid cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future. Furthermore, the terms of our Series A Convertible Notes and Series B Convertible Notes prohibit us from declaring or paying dividends or purchasing or redeeming any of our capital stock without the approval of at least 75% of the note holders. We anticipate that earnings, if any, will be retained to retire debt and for the operation of our business.
          Shares eligible for future sale could depress the price of our common stock and lower the value of your investment. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Overview
          We manufacture and sell photovoltaic (commonly known as “PV”) cells and modules. PV modules consist of solar cells that produce electricity from the sun’s rays. Our manufacturing operations are based in Shanghai, China, where we have established a 42,000 square-meter manufacturing facility. We have established a marketing, purchasing and distribution office in Menlo Park, California. While we expect to sell most of our products in Europe, the U.S. and China, our goal is to become a worldwide supplier of PV cells.
          According to Clean Edge, Inc., a research and publishing firm specializing in the clean-technology industry, annual revenue for the four benchmark clean technologies, namely solar photovoltaics, wind power, biofuels and fuel cells, increased by nearly 39% in 2006, from $40 billion in 2005 to $55 billion in 2006. According to its 2007 report, “Clean Energy Trends 2007”, Clean Edge, Inc. indicates that solar photovoltaics (which includes modules, system components and installation) will grow from a $15.6 billion industry in 2006 to $69.3 billion by 2016. While the report noted that production costs have increased for clean technologies (for example, solar PV costs have increased due to the high cost of processed silicon), it also states that it expects these costs to eventually stabilize and to trend downward. A shortage of silicon is generally thought to be one of the most significant problems related to the production of PV cells.
          In order to attempt to mitigate the risk that we would run short of silicon for our manufacturing, in June 2006 we executed a memorandum of understanding with PAIS Industries Group, Jin Yu Silicon and the Wuhai Municipal Government. The memorandum of understanding anticipates that the parties will enter into a joint venture relationship for the manufacture and supply of silicon. This planned joint venture has been delayed due to new regulations imposed by the Chinese government to curtail China’s rapid economic development. As a result of these regulations, it will be difficult for the joint venture to obtain a license to do business in the near future. Therefore, in order to secure a supply of silicon and to build up our inventory, on March 30, 2007 we announced the signing of a 10-year silicon supply contract with Jiangsu Photovaltaic Industry Development Co., Ltd. (“Jiangsu”).
          Pursuant to the supply contract, we agreed to purchase silicon from Jiangsu for ten years. Cost per kilogram will be determined each year. For the fiscal year 2007, we are committed to purchase 40,000 kilos at a price of $250 per kilogram, and we are committed to purchase an additional 60,000 kilograms during the first quarter of our 2008 fiscal year. Pursuant to the terms of the supply contract, we are required to prepay Jiangsu $2,500,000 and $5,000,000. The prepayment dates are yet to be negotiated. These deposits will be applied to 30% of the value of each shipment, and we will pay the remaining 70% upon receipt of each shipment. As of the date of filing this prospectus, we had not yet paid the first $2,500,000.
          Our joint venture with Shanghai University is for shared investment in research and development on fundamental and applied technology in the fields of semi-conductive photovoltaic theory, materials, cells and modules. The agreement calls for Shanghai University to provide equipment, personnel and facilities for joint laboratories. It is our responsibility to provide funding, personnel and facilities for conducting research and testing. The Company committed to invest no less than RMB5 million each year for the first three years and no less than RMB30 million cumulatively for the first five years. The following table summarizes the commitments in US dollar based upon a translation of the RMB amounts into U.S. dollars at an exchange rate of 7.75.

Year	Amount
2007 (remaining balance)	$403,000
2008	723,000
2009	826,000
2010	826,000
2011	981,000

Total	$3,759,000

          Research and development achievements from this joint research and development agreement will be available for use by both parties. We are entitled to the intellectual property rights, including copyrights and patents, obtained as a result of this research. The research and development we plan to undertake during the next 12 months through this agreement includes the following:
•	Improve energy conversion efficiency to reach a conversion rate in the range of 16% to 17% in 2007.

•	Develop ultra thin solar cell technology and improve back-surface field technique.

•	Investigate and conduct research regarding n-type silicon solar cells.

•	Investigate silicon thin film cell technology.

•	Investigate non silicon thin film cell technology.
          We intend to complete construction of our second production line, which will cost approximately $6.5 million. To date, we have raised money for the development of our business through the sale of our equity securities and loans. During the fiscal year ended September 30, 2006 and the three months ended December 31, 2006 we raised $5.1 million through sales of our common stock and warrants and $1,050,000 in loan proceeds. These three loans are payable on demand. Principal of two of the loans, amounting to $600,000 accrues interest at the rate of 10% per annum. During January and February 2007, we issued a demand promissory note in the amount of $100,000 to one lender, which accrues interest at the rate of 10%. In March 2007 we raised an additional $17.3 million through sales of units consisting of our Series A or Series B Convertible Notes and warrants. A description of the offerings that were completed in March 2007 is included at page 1 of this prospectus in the section titled “Prospectus Summary – March 2007 Private Placements”. We believe that these funds will provide us with working capital for a period of eight months.

Restatements of Financial Information
Amendment to Form 10-KSB
          On August 15, 2007, the Company filed a Current Report on Form 8K based on our conclusion that our previously issued financial statements for the year ended September 30, 2006 and for the quarters ended December 31, 2006 and March 31, 2007 should no longer be relied upon and should be restated based on identified errors. The impact of the adjustments on the consolidated balance sheet as of September 30, 2006, the statements of operations for the year ended September 30, 2006 and the period from inception (July 7, 2004) through September 30, 2006 and the statements of cash flows for the year ended September 30, 2006 and from inception (July 7, 2004) through September 30, 2006 is summarized and explained in detail as follows:

			As restated on
	Original		September 20,
	Form 10-KSB	Total adjustments	2007

Balance Sheet — September 30, 2006

Accounts payable and accrued liabilities	$64,766	$2,118,523	$2,183,289

Accounts payable and accrued liabilities, related parties	$58,168	$31,124	$89,292

Additional paid in capital	$3,664,817	$25,099,338	$28,764,155

Deficit accumulated during development stage	$(689,326)	$(27,248,983)	$(27,938,309)

Statement of Operations

For the Year ended September 30, 2006

Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net loss	$(638,919)	$(27,248,983)	$(27,887,902)

Net loss per share — Continuing operations	$(0 .01)	$(0.37)	$(0.38)

Statement of Operations

From inception (July 7, 2004) through September 30, 2006
Selling, general and administrative expense	$633,290	$27,248,983	$27,882,273

Net loss	$(689,326)	$(27,248,983)	$(27,938,309)

	Original		As restated on
	Form 10-KSB	Adjustments	September 20, 2007

Statement of Cash Flows — Year ended September 30, 2006
Net Loss	$(638,919)	$(27,248,983)	$(27,887,902)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,534	$—	$3,534

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:		$—

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$61,369	$2,071,204	$2,132,573

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(572,620)	$—	$(572,620)

Statement of Cash Flows

From inception (July 7, 2004) through September 30, 2006
Net Loss	$(689,326)	$(27,248,983)	$(27,938,309)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,934	$—	$3,934

Stock based compensation	$—	$25,130,462	$25,130,462

Changes in:

Prepaid expenses	$(40,577)	$(2)	$(40,579)

Accounts payable and accrued liabilities	$64,769	$2,071,204	$2,135,973

Accounts payable and accrued liabilities, related parties	$41,973	$47,319	$89,292
Cash Flows Used in Operating Activities	$(619,227)	$—	$(619,227)

Under an agreement dated March 1, 2006, the current President and CEO of the Company was granted an option to purchase a total of 36 million shares of common stock directly from a former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vest in 3 equal installments over a period of 2 years, with the first installment vesting on March 1, 2006, and the remaining options vesting on March 1, 2007 and March 1, 2008, respectively. Additionally, under another agreement dated March 1, 2006, a current director has the right and option to purchase a total of 1.5 million shares of common stock of the Company directly from such former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vested immediately. In July 2006, the President and CEO exercised a portion of his option and acquired 10.75 million shares of common stock from the former officer and subsequently transferred 5.75 million shares to various employees of Infotech Shanghai. The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”) on January 1, 2006. FAS 123R requires the Company to record compensation expense for shares transferred from a related party to employees of the Company for services provided to the Company.
We made the following three adjustments related to these transactions:
•	The fair value of the options granted under the option agreements to the President and CEO and a director was estimated using the Black-Scholes stock price valuation model with the following assumptions:
▪	Volatility of 82.57%

▪	Risk- free interest rate of 4.65%

▪	Expected lives — 4 years

▪	No dividend yield

▪	Market value per share of stock on measurement date of $0.70.
The Black Scholes model valued the options at $26,406,296 which is amortized over the service period: $14,435,462 in fiscal year 2006, $8,450,026 in fiscal year 2007 and $3,520,808 in fiscal year 2008. Based on the revised calculation, we increased stock compensation by $14,435,462 in fiscal year 2006.

•	The fair value of the shares transferred to employees was $10,695,000, using the market price on July 6, 2006, the date of transfer. We recorded $10,695,000 of compensation expense in fiscal year 2006.
•	The Company recorded an additional compensation expense of $2,118,523, related to withholding tax obligations arising from the exercise of stock options by the President and a US employee.

The above three adjustments increased selling, general and administrative expense, net loss and deficit accumulated during development stage by $27,248,983 for fiscal year 2006. The impact on the earnings per share was a loss of $0.37 per share. The impact on cumulative selling, general and administrative expense and net loss from inception (July 7, 2004) through September 30, 2006 was $27,248,983.
In conjunction with the adjustment described above, the Company recorded an additional compensation expense of $2,118,523, related to the withholding tax obligations arising from the exercise of stock options by the President and a US employee. Accordingly, accrued liabilities increased by $2,118,523.
The Company reclassified $31,124 of interest expense on a related party loan from the additional paid in capital account to accrued expense. The loan is due on demand.
Additional paid in capital was increased by $25,130,462 due to the stock option adjustments described above. The additional paid in capital account was reduced by $31,124 due to the reclassification of accrued interest from additional paid in capital to accrued liability. The net impact on additional paid in capital was $25,099,338.

Statement of operation of previous quarters which are reflected in the statement of operation for nine months ended June 30, 2007
          While we did not restate our statements of operations for the quarter ended June 30, 2007, the impact of prior period adjustments which were recorded in March 2007 and before were carried into the statements of operations for the nine months ended June 30, 2007. The impact of these adjustments on the statements of operations for the six months ended March 31, 2007 is summarized as follows:
Statement of Operations
For the 6 months ended March 31, 2007

	Original March 2007
	Form 10-QSB (As		AS Restated on
	reported)	Total Adjustments	September 20, 2007*

Selling, general and administrative expense	$727,859	$4,207,461	$4,935,320

Interest expense	$(355,354)	$301,326	$(54,028)

Loss on issuance of convertible notes		$(15,209,311)	$(15,209,311)

Loss on fair market value of warrant liability		$(9,958,593)	$(9,958,593)

Loss on fair market value of compound embedded derivative		$(12,600,000)	$(12,600,000)

Net Loss	$(1,178,927)	$(41,674,039)	$(42,852,966)

Weighted Average Shares Outstanding (as of June 30, 2007)		78,257,561

Loss per share		$(0.53)

*	- 6 months ended March 31, 2007 numbers are included in operating results for 9 months ended June 30, 2007.
We restated our statements of operations for the periods ended March 31, 2007 and December 31, 2006, as disclosed in Amendment No. 2 to our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 and Amendment No. 3 to our Quarterly Report on Form 10-QSB for the period ended December 31, 2006. The restatements:
•	Revised the calculation of stock compensation expense, as discussed in previous section (see discussion on Amendment to Form 10-KSB for the year ended September 30, 2007).

•	Revised the accounting treatment for the placement of the Series A and Series B Convertible Notes and the related warrants, both of which were issued in March 2007.
We evaluated the Series A and Series B Convertible Notes that we issued in March 2007 for derivative accounting considerations under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). We ultimately determined that the securities contain two embedded derivative features, the conversion option and a redemption privilege accruing to the holder if certain conditions exist (“the Compound Embedded Derivative”). The Compound Embedded Derivative is measured at fair value both initially and in subsequent periods. Changes in fair value of the Compound Embedded Derivative are recorded as part of income/(loss) from continuing operations in our consolidated statements of operations.
The Series A and Series B Warrants (including the warrants issued to the placement agent) are classified as a liability as required by SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (”SFAS 150”), and related FASB Staff Positions (FSP’s), because the warrant agreements contain a cash redemption provision in the event of a Fundamental Transaction, which is defined below. The Warrants are measured at fair value both initially and in subsequent periods. Changes in fair value of the Warrants are recorded as part of income/(loss) from continuing operations in our consolidated statement of operations.
The Compound Embedded Derivative was valued by management at $16.6 million at issuance, $29.2 million at March 31, 2007 and $22.1 million at June 30, 2007. The increase in the liability of $12.6 million was recorded to “loss on fair market value of compound embedded derivative” in the quarter ended March 31, 2007.
The warrant liability was valued by management as $15.9 million at issuance, $25.2 million at March 31, 2007 and $20.9 at June 30, 2007. The increase in liability of $10 million was recorded to “loss on fair market value of warrant liability” in the quarter ended March 31, 2007.
We also recorded a “loss on issuance of convertible notes” of $15.2 million relating to the excess of the fair value of the warrants issued to note holders and compound embedded derivative liabilities over the loan principal balance at issuance.
          The overall net impact to our previous 2 fiscal quarters was to increase selling, general and administrative expense by $4.2 million, loss on fair market value of warrant liability by $10 million, loss on fair market value of compound embedded derivative by $12.6 million and loss on issuance of convertible notes by $15.2 million. The increase in expense was offset by a decrease of interest expense by $301,000 due to the reversal of previously calculated interest expense. These adjustments are reflected in our operating results for the nine months ended June 30, 2007. For the nine months ended June 30, 2007, these adjustments increased our net loss by $42 million or $0.53 per share based on the weighted average number of shares outstanding as of June 30, 2007.
Statement of Operations for the quarter and nine months ended June 30, 2006
          Due to the adjustments relating to the stock options granted to our President/CEO and a director as reported above, our statements of operations for the three months and nine months ended June 30, 2006 were adjusted to increase selling, general and administrative expense by $2.1 million and $12.3 million, respectively. The impact on net loss per share was an increase of $0.03 and $0.12, respectively. The impact on our consolidated statements of operations for the three and nine months ended June 30, 2007 is summarized below:
Statement of Operations
For the quarter ended June 30, 2006

	Previously		As restated on
	Reported	Total Adjustments	September 20, 2007

Selling and general & administrative	$295,321	$2,112,507	$2,407,828

Net Loss	$(295,321)	$(2,112,507)	$(2,407,828)

Loss per share	—	$(0.03)	$(0.03)

For the nine months ended June 30, 2006
Selling and general & administrative	$316,362	$12,301,914	$12,618,276

Net Loss	$(316,362)	$(12,322,955)	$(12,639,317)

Loss per share	$—	$(0.12)	$(0.12)

	Original June 2006		As restated on
	Form 10-QSB/A	Adjustments	September 20, 2007
Statement of Cash Flows

Nine months ended June 30, 2006

Net Loss	($316,362)	($12,322,955)	($12,639,317)

Depreciation of fixed assets	$2,227	—	$2,227

Stock based compensation		$12,322,955	$12,322,955

Accounts receivable	($1,738)	—	($1,738)

Prepaid expenses	($30,326)	—	($30,326)

Deposits	($33,826)	—	($33,826)

Accounts payable and accrued liabilities	$151,194	—	$151,194

Cash used in operating activities	($228,831)	—	($228,831)

          Detailed discussions of the restatements are also included in Note 14 to our financial statements included in Amendment No. 4 to our 2006 Annual Report, Note 6 to our financial statements included in Amendment No. 4 to our December 2006 Quarterly Report, Note 9 to our financial statements included in Amendment No. 3 to our March 2007 Quarterly Report and Note 2 to our financial statements included in our Amendment No. 1 to our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, all of which were filed with the Securities and Exchange Commission on November 2, 2007.

Critical Accounting Policies
          The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
          Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified the following accounting policies as the most important to an understanding of our current financial condition and results of operations.
Principles of consolidation and basis of accounting
          These consolidated financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America, and include the accounts of Solar Enertech and its wholly-controlled variable interest entities, Infotech (Hong Kong) Solar Technologies Ltd (“Infotech HK”) and Infotech (Shanghai) Solar Technologies Ltd (“Infotech Shanghai”). Collectively the variable interest entities are referred to in these financial statements as “Infotech”. Infotech HK is the holding company for Infotech Shanghai. Infotech HK does not have any investments or operations separate from Infotech Shanghai. All material intercompany accounts and transactions have been eliminated. The minority interests in Infotech were not significant and as a result no minority interest balance has been reflected in our financial statements.
Variable Interest Entities
          A variable interest entity (“VIE”) is an entity with an ownership, contractual or other financial interest held by a primary beneficiary that is determined by control attributes other than a majority voting interest. The Company’s contractual, financial and operating relationships with Infotech make the Company the primary beneficiary of Infotech’s losses, which are expected to extend into fiscal 2008 at the earliest, and any residual returns thereafter. Upon consolidation, the primary beneficiary records all of the VIE’s assets, liabilities and non-controlling interests as if it were consolidated based on a majority voting interest.
          Under the Agency Agreement dated April 10, 2006, the Company engaged Infotech to undertake all activities necessary to build a solar technology business in China, including the acquisition of manufacturing facilities and equipment, employees and inventory. Because the Company and Infotech share the same managers and staff and the Company provides Infotech’s sole source of financial support, the companies effectively operate as parent and subsidiary. Infotech is not compensated for its services as agent; however, the Company is required to reimburse Infotech for the normal and usual expenses of managing the Company’s business activities as contemplated by the agreement. The Company does not have any responsibility to absorb costs incurred by Infotech beyond those incurred in its capacity as an agent for the Company nor does the Company have any rights to future returns of Infotech that are not associated with them acting in their capacity as our agent. However, substantially all of Infotech’s operations consist of them acting as our agent.
          Under the terms of the Agency Agreement, the Agency Agreement continues through April 10, 2008 unless earlier terminated, and continues month to month thereafter unless otherwise terminated. The Company may terminate the agreement at any time. While the Agency Agreement does not specifically provide the right for Infotech Shanghai to terminate the agreement, after expiration of the initial term on April 10, 2008, Infotech Shanghai may presumably terminate the Agency Agreement by electing not to continue. Upon termination of the agreement, (i) Infotech Shanghai is obligated to return any funds advanced by the Company for future expenses and deliver to the Company a final accounting of expenses incurred on behalf of the Company along with associated books and records and (ii) the Company is obligated to pay Infotech Shanghai any outstanding amounts owed to Infotech Shanghai. Upon termination of the Agency Agreement, shareholders of the Company would not have rights to the net assets of Infotech Shanghai which exist independent of the Agency Agreement. However, any property, plant and equipment purchased or constructed on behalf of the Company under the Agency Agreement which were funded by the Company are legally owned by the Company and not by Infotech Shanghai and therefore while the Agency Agreement does not specifically provide for the transfer of any of the net assets of Infotech Shanghai, under general principals of agency law Infotech Shanghai would be required to transfer such assets to the Company upon request.
          While Infotech is not a subsidiary of the Company, under Chinese law, funds held by Infotech for the operation of the Company’s business can be transferred from Infotech pursuant to an agreement such as the existing Agency Agreement. We are not aware of any significant currency or other restrictions on Infotech’s ability to perform under the Agency Agreement.
          All of the Company’s business activities conducted in China are carried out by Infotech. As of June 30, 2007 total assets held by Infotech as agent for Solar Enertech amounted to $20 million and total advances and reimbursements made to date from the Company to Infotech totaled $21 million which effectively represents an intercompany receivable to the Company from Infotech Shanghai which is eliminated during consolidation. Infotech’s principal undertaking during this period was to construct manufacturing facilities for Solar. Infotech’s operating expenses on behalf of Solar totaled $272,000 for the quarter ended June 30, 2007 and $718,000 for the nine months ended June 30, 2007. Infotech’s only debt consisted of advances received from the Company.
Currency and foreign exchange
          Our functional currency is the RMB yuan as substantially all of our operations are in China. Our reporting currency is the U.S. dollar. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation, and are included in determining net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.
Inventory
          Inventories are stated at lower of cost or market (estimated net realizable value) using the first-in, first-out (FIFO) method. Inventory write downs are considered to permanently establish a new cost basis for inventory and are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable, except when the associated inventory is disposed of or sold.
We determine market value of our raw materials inventory on hand and raw materials inventory purchase commitments (both of which are comprised principally of silicon wafers) based upon current spot market prices for silicon as quoted by our vendors for our most recent purchases. We determine our obsolete or excess inventories based upon our rolling sales forecast for a forward-looking period of 12 months. To the extent that such quantities are in excess of the forecast amount or for which we could not liquidate the inventory in some other fashion (for example the resale of our silicon wafer inventory which is a commodity product for which an active resale market exists) we would record a write-down to what we estimate the net realizable value of that inventory would be. At the same time we consider our expected forecast margins relative to the current costs of our inventory and assess whether lower-of-cost or market adjustments are needed against some or all of our inventories.

          The Company provides product warranties and accrues for estimated future warranty costs in the period in which the revenue is recognized.
Stock-based Compensation
          On January 1, 2006, we began recording compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. Prior to January 1, 2006, we had accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. We adopted the modified prospective transition method provided for under SFAS No. 123R, and, consequently, have not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options recognized in the first quarter of the 2006 fiscal year includes the quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123R.
          The company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The following assumptions are used in the Black-Scholes-Merton option pricing model:
          Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding.
          Expected Volatility — The Company’s expected volatilities are based on historical volatility of the Company’s stock, adjusted where determined by management for unusual and non-representative stock price activity not expected to recur. Due to the limited trading history, we also considered volatility data of guidance companies.
          Expected Dividend — The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The Company currently pays no dividends and does not expect to pay dividends in the foreseeable future.
          Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.
          Estimated Forfeitures — When estimating forfeitures, the Company uses the average historical option forfeitures over a period of four years.
          In conjunction with stock option awards granted to the President/CEO and a director in March 2006, management with the assistance of a third party valuation firm, estimated the fair value of the equity of the Company using a simple weighted average (50/50) of the Income Approach, Discounted Cash Flow Method, and Market Approach, Guideline Public Company Method. There were no discounts taken for this determination of the equity value of Solar Enertech. The result of this valuation indicated the fair value per share was approximately $0.70 per share.
          For the Income Approach, management utilized a five year forecast of income and expenses, including capital expenditures, to determine debt-free cash flow. Management used a multiple of 2.9 times 2010 forecasted revenue to determine a terminal value for the Company. The multiple of 2.9 was based upon the median 2008 business enterprise value to revenue multiple of three comparable public companies in the same industry as Solar Enertech, and of similar size. The discrete cash flows and the terminal value were present-valued using a discount rate of fifty percent. The discount rate was based upon guideline discount rates for early stage companies from the AICPA Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The sum of the present values of the discrete cash flows plus the terminal value determined the business enterprise value of the Company. “Net Debt” was subtracted from the business enterprise value to determine the value of equity of the Company.
          For the Market Approach, management used the same three guideline public companies that were used for the terminal value multiple to determine 1) a revenue multiple for the twelve months trailing the Valuation Date of March 1, 2006, 2) a revenue multiple for 2007, and 3) a revenue multiple for 2008 (the same multiple used to determine the terminal value of the Company). As Solar Enertech had no revenue for the trailing twelve months prior to the Valuation Date, management relied upon the revenue multiples for 2007 and 2008. Management applied the multiples to the revenue forecast of Solar Enertech for the years 2007 and 2008, and determined an equity value for the Company as an equally weighted average sum of the two multiples.
Derivative Financial Instruments
          Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. These derivatives, including embedded derivatives in our structured borrowings, are separately valued and accounted for on the balance sheet. Fair values for exchange-traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.
          In September 2000, the Emerging Issues Task Force issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, an asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations.
          The Company’s management used market-based pricing models to determine the fair values of the Company’s derivatives. The model uses market-sourced inputs such as interest rates, exchange rates and option volatilities. Selection of these inputs involves management’s judgment and may impact net income.
          The method used to estimate the value of the compound embedded derivatives (“CED”) as of each valuation date was a Monte Carlo simulation. Under this method the various features, restrictions, obligations and option related to each component of the CED were analyzed and spreadsheet models of the net expected proceeds resulting from exercise of the CED (or non-exercise) were created. Each model is expressed in terms of the expected timing of the event and the expected stock price as of that expected timing.
          Because the potential timing and stock price may vary over a range of possible values, a Monte Carlo simulation was built based on the possible stock price paths (i.e., daily expected stock price over a forecast period). Under this approach an individual potential stock price path is simulated based on the initial stock price on the measurement date, and the expected volatility and risk free rate over the forecast period. Each path is compared against the logic describe above for potential exercise events and the present value (or non-exercise which result in $0 value) recorded. This is repeated over a significant number of trials, or individual stock price paths, in order to generate an expected or mean value for the present value of the CED.
          The Company’s management used binomial valuation model to value warrants issued in conjunction with convertible notes entered into in March 2007. The model uses input such as implied term, suboptimal exercise factor, volatility, dividend yield and risk free interest rate. Selection of these inputs involves management’s judgment and may impact estimated value.
Fair Value of Warrants
Warrants issued in March 2007
          The Company’s management used binomial valuation model to value warrants issued in conjunction with convertible notes entered into in March 2007. The model uses input such as implied term, suboptimal exercise factor, volatility, dividend yield and risk free interest rate. Selection of these inputs involves management’s judgment and may impact estimated value.
Warrants issued prior to March 2007
          The fair value of the warrants issued in May through November 2006 in connection with the purchase of common stock has been allocated on a relative fair value basis between the value of the common stock and the warrants issued using the Black-Scholes -Merton option pricing model with the following assumptions: a risk-free interest rate of 4.50%, no dividend yield, a volatility factor of 82.57% and a contract life of one year. Selection of these input involve management's judgement and may input estimated value.
Revenue Recognition
Solar Enertech recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which states that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed or determinable; and collectability is reasonably assured. Where a revenue transaction does not meet any of these criteria it is deferred and recognized once all such criteria have been met. In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenue for extended maintenance services is generally deferred and recognized ratably over the period during which the services are to be performed. Deferred revenue as of June 30, 2007 represents payments on customers contracts received prior to the products being completed and shipped.
Research and Development Cost
          Expenditures for research activities relating to product development and improvement are charged to expense as incurred.
Off-Balance Sheet Arrangements
          We do not have any off-balance sheet arrangements.

Plan of Operation
          We were incorporated on July 7, 2004 and until March 27, 2006 our business was providing customers with home security assistance services. On March 27, 2006 we merged with our wholly-owned subsidiary, Solar Enertech Corp. in order to enter the business of manufacturing and selling PV cells. In July 2006 we began doing business in China through our agent, Solar Enertech (Shanghai) Co., Ltd. (formerly Infotech (Shanghai) Solar Technologies Ltd.), a company controlled by our President and Chief Executive Officer. We also have an office in California.
          The following selected financial data for the fiscal years ended September 30, 2007 and 2006 and nine months ended June 30, 2007 and 2006 is derived from our financial statements. We are presenting this data as reported and as restated. The data is qualified in its entirety and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus.

	Year Ended September 30,			Nine Months Ended June 30,
	2006	2005		2007	2006
	(Restated)				(Restated)
Revenues
Sales	$—	$		$1,519,757	$
Cost of goods sold	—			(1,513,166)

Gross profit	—			6,591

Expenses
Selling, general and administrative	27,882,273			7,732,851	12,618,276
Research and development	—			113,032

Total operating expense	27,882,273			7,845,883	12,618,276

Interest income	8,493			40,281
Interest expense	—			(334,005)
Registration payment	—			(281,060)
Loss on issuance of convertible notes	—			(15,209,311)

Loss on fair market value of compound embedded derivative	—			(5,500,000)

Loss on fair market value of warrant liability	—			(5,427,481)
Other income	—			14,514

Loss from Continued Operations	(27,873,780)			(34,536,354)	(12,618,276)

Loss from discontinued operations	(14,122)		(47,706)	—	(21,041)

Net Loss	$(27,887,902)		$(47,706)	$(34,536,354)	$(12,639,317)

Per Common Share Data

Basic and diluted net loss per share — continuing operations	$(0.38)		$—	$(0.44)	$(0.12)
Basic and diluted net loss per share — discontinued operations	$—		$—	$—	$—
Basic and diluted net loss per share	$(0.38)		$—	$(0.44)	$(0.12)
As discussed above, in 2006, our business focus began to change to solar energy, from home security assistance services, with the establishment of our manufacturing plant in China and the manufacturing of our first SolarE solar modules in November 2006. Due to the significant changes, part of our results for the September 30, 2006 and all the results for the year ended September 30, 2005 were reported as discontinued operations, and we believe that a comparison of results of operations for the years ended September 30, 2006 and September 30, 2005 should not be relied on as an indication of future performance. The following discussion of the financial condition, results of operations, cash flows and changes in financial position of our Company should be read in conjunction with our audited consolidated financial statements and notes filed on Form 10-KSB and its subsequent amendments.
Revenue and cost of goods sold
For the nine months ended June 30, 2007, we had $1.5 million of revenue as compared to no revenue for the nine months ended June 30, 2006. We completed our production line and started shipment of our products during the quarter ended June 30, 2007. Our shipments were mainly sold to European customers. During the initial production run, we incurred high manufacturing cost due to production inefficiencies associated with our low production volume. Our gross margin was less than 1% as a result.
Selling, general and administrative expense
We incurred $7.7 million in selling, general and administrative expense in the nine months ended June 30, 2007, $4.9 million lower than the expense incurred in the same period in 2006. The Company’s President and a director were granted options to purchase in total 37.5 million shares of our common stock in March 2006. One third of the President’s option and all of the director’s option were vested in March 2006. As a result, we recorded a total stock compensation expense of $12.3 million in the nine months ended June 30, 2006. During the same period in 2007, we recorded $6.3 million of stock based compensation expense, representing nine months of amortization expense.
Research and development
Research and development expense represents expense incurred for the joint research and development program with Shanghai University. Pursuant to a joint research and development laboratory agreement with Shanghai University, dated December 15, 2006 and expiring on December 15, 2016, we are committed to funding the establishment of laboratories and the completion of research and development activities. Pursuant to the joint research and development agreement, we are required to fund an additional $403,000 in 2007 and $3.8 million in the next 5 years. We had no such commitment during the quarter and nine months ended June 30, 2006.
Interest income/expense and other income/expense
In March 2007, we received proceeds in the amount of $17.3 million from the sale of our convertible notes. As part of the Registration Rights Agreement we entered into with note holders, we are required to file a registration statement with the Securities and Exchange Commission and maintain effectiveness of that registration statement. We accrued payments due to a delay in the registration process which has triggered the payment of penalties under the Registration Rights Agreement. The amount of the penalties was calculated based on management’s estimate that the registration process would be completed in the in the first quarter of the 2007 fiscal year. The registration process has not yet been completed and we will continue to accrue penalties relating to this. We had no such obligation during the quarter and nine months ended June 30, 2006.
The Warrants (including the Advisor Warrants) are classified as a liability, as required by SFAS No. 150 (as interpreted by FASB Staff Position 150-1 “Issuer’s Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, due to the terms of the warrant agreements which contain cash redemption provisions in the event of a Fundamental Transaction (as defined below), which provide that the Company would repurchase any unexercised portion of the warrants at the date of the occurrence of the Fundamental Transaction for the value as determined by the Black-Scholes Merton valuation model. As a result, the Warrants are measured at fair value both initially and in subsequent periods. Changes in fair value of the Warrants are recorded in the account “gain /(loss) on fair market value of warrant liability” in the accompanying consolidated statements of operations.
We evaluated the convertible notes for derivative accounting considerations and determined that the notes contain two embedded derivative features, the conversion option and a redemption privilege accruing to the holder if certain conditions exist (“the Compound Embedded Derivative”). The Compound Embedded Derivative is measured at fair value both initially and in subsequent periods. We recognized a loss of $5.5 million in the nine months ended June 30, 2007. We had no comparable income or expense during the nine months ended June 30, 2006.
We incurred a loss on issuance of convertible notes of $15.2 million in the nine months ended June 30, 2007. This amount represents the excess of the fair value of the warrants issued to note holders and the compound embedded derivative over the principal amount of the convertible notes at the date of issuance. We had no comparable expense during the nine months ended June 30, 2006.
Interest expense incurred during the nine month period ended June 30, 2007 represented interest on convertible notes of $17.3 million, demand notes of $700,000 and note due to a related party of $450,000. We had no comparable expense during the nine month period ended June 30, 2006.

Projected Expenditures Over The Next 12 Months
          The following chart provides an overview of our budgeted expenditures by major area of activity to April 1, 2008:

(a)	Personnel costs in Shanghai, China and the United States:	$557,900
(b)	Production development / factory leasing costs:	$473,700
(c)	Administration, sales and marketing office:	$4,996,000
(d)	General and administrative expenses:	$1,250,000
(e)	PV production and manufacturing equipment:	$6,526,300
(f)	Silicon material purchase	$13,289,500
(g)	Professional fees and expenses, regulatory expenses:	$976,300
(h)	Shareholder communications:	$378,000
(i)	Other capital acquisition	$695,600
(j)	Research and development	$1,344,700

Total:		$30,488,000
          The budgeted expenditures of $30 million will be funded by our cash on hand, operating cash and additional financing and borrowing. We estimated that we will raise, through equity or other financing, approximately $20,000,000 in the next 12 months.
          In the annual and quarterly reports we filed with the Securities and Exchange Commission in the past, we disclosed that we expected to pay between $61 million to $65 million in the next 12 months for operating expenses and inventory purchases. Since we made those disclosures, we have reviewed and revised our forecast, based on the following:
•	Photovoltaic production and manufacturing equipment was reduced by $5.3 million as we only expect to build one additional production line in the next 12 months.

•	Silicon material purchase was reduced by $32.3 million. This amount represents mainly advance payments to silicon suppliers. Based on our current cash position, we do not believe that we will be able to make significant prepayments to vendors. We anticipate that we will be obtaining more raw materials from the spot market instead of long term suppliers as previously expected

•	We reduced personnel costs by $1.6 million, as we plan to slow down our expected hiring of personnel.

•	Administration, sales and marketing expenses increased by $3.8 million, as we expect to invest in our infrastructure, incur additional professional fees related to financing activities and increase our sales and marketing efforts
There can be no assurance that we will be successful in raising additional funds as and when we need them, and if we are unsuccessful in raising these additional funds, our plans for expanding operations and business activities may have to be curtailed or completely abandoned.
Liquidity and Capital Resources
          As of June 30, 2007, we had cash and cash equivalents of $11.1 million. Since inception, we funded our operations from private sales of equity and loans. In March 2007 we completed an offering of Series A and Series B Convertible Notes and warrants pursuant to which we raised approximately $17.3 million in gross proceeds. We will use the proceeds from the notes for working capital and construction of the second production line. We believe that we currently have sufficient working capital to fund our operations for at least the next eight months. Changes in our operating plans, an increase in our inventory, increased expenses, additional acquisitions, or other events may result in the need to seek additional equity or debt financing earlier than eight months from now.
          On September 17, 2007 we received a demand from Coach Capital LLC for the payment of $700,000 in principal and $80,000 in interest in accordance with the terms of certain promissory notes we signed on May 8, 2006, July 3, 2006 and January 24, 2007. We have asked Coach Capital LLC to allow us to pay the loans with shares of our common stock. No determination regarding this matter has yet been made. If Coach Capital LLC does not accept shares of our common stock in lieu of cash or make other arrangements with us for repaying these loans, the amount of cash available for our operations will be reduced by $780,000.
          For the nine month period ended June 30, 2007, we used $6.7 million of cash in operations. Net cash used by operating activities included $2.8 million in prepaid expenses, purchase of inventory of $4 million, deferred revenue of $794,000, and an increase in accounts payable and accrued liabilities of $1.5 million. Investment activities used $2.3 million of cash during the nine month period ended June 30, 2007, which was related to the leasehold improvements made to our manufacturing plant in Shanghai, China and the acquisition of $2.7 million in fixed assets.
          Financing activities provided $17.1 million of cash during the nine month period ended June 30, 2007, net of deferred acquisition costs, from private placement subscription proceeds, convertible notes and a note payable.
          Our current cash requirements are significant because we are trying to build our inventory of silicon wafers; we are making leasehold improvements at our manufacturing plant in Shanghai, we are purchasing manufacturing equipment; and we are incurring start up and other operational expenses. During the third and fourth quarters of the 2007 fiscal year, we expect to need significant cash to build our second production line, which is scheduled for completion in 2008 fiscal year. We may also use a portion of our funds to hire and pay upper-level managers and to purchase assets from other companies. Accordingly, we expect to continue to use cash to fund operations through the 2007 fiscal year, as we expand our manufacturing capacity. We expect to continue to use cash to build up our inventory of silicon wafers to hedge the current shortage in the industry. We do not expect the proceeds from our most recent offerings and the revenues we earn from the sale of our products to provide us with enough cash to complete the build out of our manufacturing facility and our second production line, to increase our staff as we expand and to allow us to purchase all the silicon we need for our planned operations. We will likely need additional financing of at least $20,000,000 to completely develop our operations, including the purchase of silicon. We do not currently have any commitments for this financing.
          In March 2006 we entered into a purchase agreement with Jiangsu Photovoltaic Industry Development Co., Ltd., we are required to purchase silicon from Jiangsu for ten years. The cost per kilogram for purchase will be determined each year. For the fiscal year 2007, we are committed to purchase 40,000 kilos at a price of $250 per kilogram, and we are committed to purchase an additional 60,000 kilograms during our first fiscal quarter of 2008. Pursuant to the terms of the agreement, we are required to prepay Jiangsu $7,500,000 in two payments of $2,500,000 and $5,000,000. The prepayment dates have yet to be negotiated. These deposits will be applied to 30% of the value of each shipment, and we will pay the remaining 70% upon receipt of each shipment. We had not yet paid the first $2,500,000. We periodically review the carrying value of non-cancelable purchase commitments by reviewing sales forecasts, material usage requirements, and by reviewing the impact of changes in technology on our products. These forecasts of changes in technology, future sales, and pricing are estimates. We may record charges to write down inventories based on these reviews and forecasts. If there is weak demand in the solar industry and orders fall below our forecasts, additional write downs of inventories may be required which will negatively impact gross margins.
          In the past, we paid cash for our inventory purchases and we are in the process of negotiating credit terms with our vendors. We also paid cash for our equipment purchases. In the future, we plan to finance some of our equipment purchases by short term bank borrowings and by establishing a working capital line of credit. The cost of silicon wafers, which is the primary cost of sales for our solar cells and SolarE solar modules, is currently volatile and may continue to rise due to a current supply shortage. We are uncertain of the extent to which this will negatively affect our working capital in the future. A significant increase in the cost of silicon wafers that we may not able to pass on to our customers could cause us to use our cash more quickly than our projections indicate, requiring us to raise additional funds or curtail our operations.
          To the extent it becomes necessary to raise additional cash in the future, we will seek to raise it through the sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or loans, or a combination of the foregoing. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot provide any assurances that we will be able to secure the additional cash or working capital we may require to continue our operations, either now or in the future.
          Other than as discussed above, we know of no trends, events or uncertainties that are reasonably likely to impact our future liquidity.

Change in Accountants
          In May 2006, Morgan & Company, Chartered Accountants, our certifying accountant, advised us that it was resigning. Effective September 11, 2006, we engaged Malone & Bailey, PC Certified Public Accountants of Houston, Texas as our principal accountant. This decision was approved by our Board of Directors.
          The report of Morgan & Company on our financial statements as of and for the years ended September 30, 2005, September 30, 2004 and for the period from incorporation (July 7, 2004) to September 30, 2004 and for the cumulative period from incorporation (July 7, 2004) to September 30, 2005 did not contain an adverse opinion, or a disclaimer of opinion, however the report identified the risk as to our ability to continue as a going concern. During the periods ended September 30, 2004 and September 30, 2005 and the interim period from October 1, 2005 through the date of resignation, we did not have any disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan & Company, would have caused it to make a reference to the subject matter of the disagreements in connection with their report.
          Prior to engaging Malone & Bailey, PC, we had not consulted Malone & Bailey, PC regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements.
Business
          We were incorporated in Nevada as Safer Residence Corporation on July 7, 2004. Our purpose was to provide individuals with home security services. This business was not successful and on March 27, 2006 we changed our name to Solar Enertech Corp.. As Solar Enertech Corp., we manufacture and sell high quality photovoltaic (“PV”) cells and PV modules. Multiple cells make a module, which convert energy from the sun into electricity.
The PV Industry
          On March 6, 2007 Clean Edge Inc., a clean energy technology research and publishing firm, published its annual report on Clean Energy Trends. According to this report, clean energy technologies are on an “inexorable upward march”. The volatile price of oil, the acknowledgement that climate change is a problem, and a growing awareness of our role as stewards of the environment have helped drive growth in the clean technologies market. Clean energy technologies optimize the use of natural resources, such as sun and wind, resulting in reduced impact on the environment. The report states that the four benchmark technologies – solar photovoltaics, wind power, biofuels and fuel cells – represented $55 billion in sales during 2006, an increase of 39% over $40 billion in sales that were made during 2005. Clean Edge Inc. believes that clean technologies will continue their upward climb to eventually become a $226 billion market by 2016. Its report predicts that solar photovoltaics (including modules, system components, and installation) will grow from a $15.6 billion industry in 2006 to a $69.3 billion industry by 2016.
          PV cells are used all over the world, with Japan, Germany and the United States accounting for the majority of installed PV capacity. PV cells are used to produce electricity in space satellites, buildings and automobiles. In remote or mountainous areas, where buildings are large distances from the main power grid, PV cells may be the only way in which electricity can be obtained. PV cells typically have a 20 or 25 year warranty, however they should continue to be fully functional for years afterward.
          While the cost of electricity produced by PV is generally more expensive than the cost to produce electricity with fossil fuels, incentives are often provided by government or by electrical utilities, both of which are attempting to grow the industry. The two most common incentives are investment subsidies, where government refunds part of the cost of installing the system, and feed-in tariffs, where utilities buy the PV electricity from the producer under a multi-year contract at a guaranteed rate.
          Today, the biggest drawback to PV cell technology is the availability of silicon. While silicon is the second most abundant element found on earth, processing it for use in industry is time-consuming and expensive. Furthermore, the growth of the PV industry has driven the demand and prices for high-purity PV-grade silicon sharply upward. As a result, since 2004, the costs to produce PV cells have continued to stay the same or have risen, irrespective of manufacturing scale or efficiencies. Many in the industry believe that silicon shortages will continue until after 2009, when the projected supply could finally meet with demand.
Our Operations
          Our manufacturing operations are located in Shanghai, China. We recently completed the build-out of a 42,000 square meter manufacturing and research facility there and in December 2006 we began production of our first products, solar cells and modules which will be sold under the brand name “SolarE”. We currently have one production line which is producing 25 mega watt solar cells and modules. On this production line we are able to produce different kinds of cells, for example, 6” cells and 8” cells, mono-crystalline cells and multi- crystalline cells. We are currently adding a second production line to produce 50 mega watt solar cells and modules. This line should be completed early fiscal 2008.
          We have established a sales and marketing force of six people, led by two solar industry veterans who we recruited from other solar companies. Their targeted customers, besides their existing clients, are mainly in Europe and China.

Our Suppliers
          Silicon is essential for manufacturing our products and, as noted above, silicon manufacturers are not currently able to keep up with demand. In order to help mitigate the risk that we will not be able to obtain silicone, in March 2007 we entered into a 10-year supply contract with Jiangsu Photovaltaic Industry Development Co., Ltd. We will continue to purchase silicon in the market from other suppliers. We cannot guarantee that Jiangsu will be able to meet its supply commitment under the agreement. If Jiangsu were unable to meet this commitment and we had to purchase silicon in the market, depending on availability and the price per kilo, our business and results of operations could be materially, adversely affected.
          Other materials needed to produce cells and modules, such as chemicals and special-made glasses, are relatively easy to purchase from multiple vendors and we intend to work with two to three vendors to ensure the best pricing and quality of these supplies. These purchasing sources are not long-term.
          We are required to comply with environmental regulations, specifically, waste-water treatment. Our manufacturing facility was designed to meet the waste-water treatment standards set by the Chinese government. We do not find it burdensome to comply with these regulations.
          Currently we employee 250 full-time people: 50 in general administration and sales and marketing, 10 in research and development, and 190 production workers.
Property
          We lease a 42,000 square meter manufacturing and research facility in the Jinqiao Modern Science and Technology Park in Shanghai, China. The lease term began on February 12, 2006 and will expire on February 19, 2009. We have the right of first refusal to renew the lease. The monthly rent for this facility is RMB yuan 135,302.26, which is approximately $17,458. We also pay an administration fee of RMB yuan 8,473, or approximately $1,093 per month.
          Our office in California is located at 1600 Adams Drive, Menlo Park, California. The office is approximately 360 square feet. We rent the facility on a month-to-month basis. The monthly rent is $1,500.
LEGAL PROCEEDINGS
          We are not a party to any material pending legal proceedings.
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
          The following table sets forth certain information regarding our directors and executive officers. There are no family relationships among our executive officers and directors.

Name	Age	Position

Leo Shi Young	53	Director, President and Chief Executive Officer
Shi Jian Yin	51	Director, Vice-President, Chief Operating Officer
Frank Fang Xie	35	Director
Donald Morgan	62	Director
Kevin Koy	48	Director
Ming Wai Anthea Chung	38	Chief Financial Officer
LEO SHI YOUNG, Director, President and Chief Executive Officer
          Prior to becoming a director and our President and Chief Executive Officer in April 2006, from 2001 to April 2006, Mr. Young was the founder and Chief Executive Officer of InfoTech Essentials Inc., an energy-saving technology company located in China. Mr. Young was a senior member of the California trade delegation to China in 2005, headed by Governor Arnold Schwarzenegger, and currently serves as an organizing committee member of China’s National Renewable Energy Forum. Mr. Young was also a director of i-Level Media, a publicly traded company, which specializes in media advertising in taxi cabs. He resigned from that position in April 2007 in order to devote himself to our business on a full-time basis. Mr. Young holds an MBA from Fordham University, New York, which he received in 2005; an MA from the School of the Art Institute of Chicago, which he received in 1985; and a BA from Tsinghua University of Beijing, which he received in 1982.
SHI JIAN YIN, Director, Vice President and Chief Operating Officer
     Prior to joining Solar EnerTech in May 2006, Mr. Yin was the founder and General Manager of Shanghai TopSolar Inc. during the period beginning in November 2002 and ending in July, 2005. Mr. Yin’s business experience includes management positions at Shanghai Jiaotong University from January 2001 to November 2002, Gofei Group Co., Ltd. from 1990 to November 1995, Shanghai Fenghuang Co., Ltd. from December 1995 to July 1997 and Beijing Green Environment Technology Co., Ltd. from August 1997 to October 2002. Mr. Yin also held a number of senior positions at Shanghai Fenghuang Co., Ltd. Mr. Yin has been awarded two Science and

Technology Awards by the Chinese government for his research accomplishments. Mr. Yin earned an MBA degree in 1992 and a BA degree in 1988 from Shanghai University of Communications, where he majored in engineering and material science.
FRANK FANG XIE, Director
     Mr. Xie joined us in March, 2006. Mr. Xie has worked for New Margin Ventures as a junior partner since 2003, where he focuses on alternative energy and environmental protection sector investments. Shanghai-based New Margin is one of the most active venture capital firms in the country, managing in excess of $100 million. Prior to joining New Margin, from 2000 to 2003 Mr. Xie was an Executive Vice President of Uni-Quantum Financial Advisory, and from 1998 to 2000 served as a senior associate of the corporate finance department of Bank of China International. Mr. Xie obtained his Masters degree in management science and a Bachelors degree in electrical engineering at Shanghai Jiaotong University.
DONALD MORGAN, Director
     Mr. Morgan joined our board in September 2007. Mr. Morgan has served as a senior financial executive for over 20 years. He had worked with US and international companies ranging from small cap to Fortune 500. From 2005 to 2006, Mr. Morgan was CFO of RAE Systems Inc. Mr. Morgan had also been CFO of Larscom Incorporated (from 1999 to 2004) and Inrange Technologies Corporation (from 1991 to 1997). He began his career at Unisys Corporation. Morgan holds a B.S. degree in Business Administration from Northeastern University and an M.S. degree in Finance from the University of Illinois.
KEVIN KOY, Director
     Mr. Koy joined our board in September 2007. Mr. Koy has over 20 years experience in business management and development. Since 2004, Mr. Koy has been managing Old World Homes, LLC, an innovative construction firm he co-founded. From 2002 to 2004, Mr. Koy was the Director of Corporation Development, Business School, University of Chicago and Director, External Affairs, Chemistry, of Northwestern University. These positions were supported by his entrepreneur background and experience which includes positions as CEO of Northfield Consulting Group; CEO of Dauphin Technologies, Inc., the first hand-held computer company; CEO of VictorMaxx technologies, Inc., a virtual reality computing company, and Market Logic Group Ltd. Mr. Koy holds a BA degree from Grinnell College in Grinnell, Iowa.
MING WAI ANTHEA CHUNG, Chief Financial Officer
          Ms. Chung joined us in June 2007. Since August 2004, Ms. Chung served as Vice President and Corporate Controller of RAE Systems Inc., a publicly traded corporation located in San Jose, California, which is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks. Prior to August 2004, from December 2001 to August 2004, Ms. Chung worked as Corporate Controller of TLZ Inc. a global distributor of laser measurement tools located in Mountain View, California. Ms. Chung started her career at PricewaterhouseCoopers as an auditor where she spent five years working in the United States and three years working in China. Ms. Chung holds a Bachelor of Science degree in accounting from Indiana University at Bloomington and is a certified public accountant registered in the state of California.
Key Employees
          In addition to our executive officers and directors, we value and rely upon the services of the following key employees in the support of our business and operations.
PROFESSOR ZHONG QUAN MA, Chief Technology Officer
          Professor Ma joined us in March 2006. He is a specialist in semiconductor thin film materials physics and solid state physics. From 2003 to 2006, Professor Ma was professor of microelectronics and condensed matter physics at Shanghai University. From 2001 to 2002 Professor Ma held positions at the University of Illinois at Urbana Champaign (UIUC), Xinjiang University, Japan Atomic Energy Research Institute (JAERI), and Xinjiang Institute of Physics at the Chinese Academy of Science. Professor Ma earned a Ph.D degree in materials physics from Tsinghua University in 2001, a Master’s degree in condensed matter physics from Institute of Physics of Academia Sinica in 1988, and a Bachelor’s degree in physics from Xinjiang University in 1982.
YUHONG ZHANG, Director of Solar Energy Productions
          Ms. Zhang joined our company in January 2006. From February 2004 to October 2005, Ms. Zhang served as Associate Chief Technology Officer at Shanghai TopSolar where she was in charge of production and operations. Prior to that, from August 2000 to January 2004 Ms. Zhang was employed by the Solar Energy Branch for China’s space programs. Ms. Zhang earned an MS degree from Shanghai University in communications in 2004 and a BS degree from Harbin University in engineering in 2000.
QIZHUANG CAI, Director of Systems Integration and Application
          Mr. Cai joined us as the Director of Systems Integration and Application on April 17, 2007. In 2004 Mr. Cai co-founded Shanghai Qirong Photoelectricity Development Co., Ltd., a solar systems company, which engaged in the fabrication, sales and installation of solar systems, mobile solar electrical sources and PV-wind combined systems. From October 1999 to March 2004, Mr. Cai was general manager of Shanghai Hao Xin Technology Development Co., Ltd., where he pioneered the development of a portable solar re-charger for cell phones and other consumer-based solar applications. Mr. Cai holds an MBA from the Business School of Shanghai Fudan University.
APRIL ZHONG, Senior Vice President
          Ms. Zhong joined our company in June 2006 to assist with the development of our supply, sales and fulfillment operations. Along with Mr. Young, Ms. Zhong is a co-founder of InfoTech Essentials, Inc. and, since 2001, has served as that company’s Vice President of Marketing. Ms. Zhong earned an MBA degree in 1998 from the School of Business Administration, Boston University, Massachusetts, where she majored in strategic marketing, management and entrepreneurship. She earned an MS degree in 1994 from Northeastern University, Boston, Massachusetts, where she majored in molecular biotechnology.

Involvement in Certain Legal Proceedings
          None of our directors or executive officers has, during the past five years:
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences),

•	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

•	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
Director Independence
          The Board of Directors has determined that Donald W. Morgan and Kevin Koy are independent directors using the definition of independence set forth in section (a)(15) of Marketplace Rule 4200 promulgated by the NASDAQ Stock Market. Because they are executive officers of our company, Leo Shi Young or Shi Jian Yin are not considered to be independent.
EXECUTIVE COMPENSATION
          The following table and discussion sets forth information with respect to all compensation awarded to, earned by or paid to our Chief Executive Officer and to any executive officer whose annual salary and bonus exceeded $100,000 during our last completed fiscal year.
Summary Compensation Table

							Non Equity	Nonqualified
							Incentive	Deferred
							Plan	Compensation	All Other
		Salary	Bonus	Stock Awards	Option Awards		Compensation	Earnings	Compensation	Total
Name and principal position	Year	($)	($)	($)	($)		($)	($)	($)	($)

Leo Shi Young	2006	21,000			5,525,929	(1)				5,546,929
Leo Shi Young	2007	36,000	—	—	8,450,026	(1)	—	—	6,667	8,492,693
Shi Jian Yin	2006	—							2,520,000 (3)	2,520,000
Shi Jian Yin	2007	32,000	—	—	—		—	—	—	32,000
Ming Wai Anthea Chung	2007	43,333	—	—	(2)		—	—	—	43,333 (2)

(1)	Under an agreement dated March 1, 2006, Mr. Young was granted an option to purchase a total of 36 million shares of common stock directly from a former officer at a price of $0.0001 per share until February 10, 2010. For information on the assumptions used to determine the monetary value of this stock grant, please refer to Note 14 of our Annual Report on Form 10-KSB/A.

(2)	On September 24, 2007, the Board of Directors approved the issuance of two options to purchase common stock of the Company, totaling 3 million shares, to Ms. Chung under the terms of the Company’s 2007 Stock Option Plan. The exercise price of $1.20 was determined based on the closing price on the third trading day following the Company’s filing of its Form 10-QSB for the quarterly period ending June 30, 2007.

Other than a fully vested and exercisable option to purchase 500,000 shares of common stock granted to Ms. Chung, the options to purchase the remaining 2.5 million shares of common stock shall vest and become exercisable over a 4 year period, with the first twenty-five percent of such shares vested and exercisable following the one year anniversary of Ms. Chung’s first date of employment; and the remaining shares become vested and exercisable in equal monthly installments over the following thirty-six months.

As of the date of this report, we are still in the process of calculating the fair value of the above mentioned options.

(3)	Mr. Yin acquired 3.5 million shares at no cost from Mr. Young in July 2006.
          As our business develops, we anticipate that our compensation program will expand to include bonuses for other employees and awards of equity compensation. We believe that a combination of cash and common stock or options will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our shareholders.
          In setting the compensation for our officers, our board of directors looked primarily at the stage of our business operations and our ability to pay our executives. As our operations develop, we expect that executive compensation will be determined by reviewing the person’s responsibilities, salaries paid to others in businesses comparable to ours, the person’s experience and our ability to replace the individual.
          We entered into a contract dated March 1, 2006 with Mr. Young for management services related to the development of our business. The term of the agreement is two years. The agreement requires us to pay Mr. Young a salary of $3,000 per month. This agreement can be terminated by Mr. Young or by us with 30 days’ notice.
          We also have a verbal agreement with Mr. Yin for management services, which agreement became effective on March 15, 2006. Pursuant to this agreement, Mr. Yin receives 20,000 RMB yuan per month for providing these services to us. When our revenues are equal to our expenses, the monthly compensation will be increased to 40,000 RMB yuan. The agreement has no fixed term.
2007 Stock Option Plan
          On September 24, 2007, our Board of Directors approved the adoption of the 2007 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of a maximum of 10 million shares of common stock in connection with awards under the Plan. Such awards may include stock options, restricted stock purchase rights, restricted stock bonuses and restricted stock unit awards. The Plan may be administered by the Company’s Board of Directors or a committee duly appointed by the Board of Directors and has a term of 10 years. Participation in the Plan is limited to employees, directors and consultants of the Company and its subsidiaries and other affiliates. Options granted under the Plan must have an exercise price per share not less than the fair market value of the Company’s common stock on the date of grant. Options granted under the Plan may not have a term exceeding 10 years. Awards will vest upon conditions established by the Board of Directors or its duly appointed Committee. Subject to the requirements and limitations of section 409A of the Internal Revenue Code of 1986, as amended, in the event of a Change in Control (as defined in the Plan), the Board of Directors may provide for the acceleration of the exercisability or vesting and/settlement of any award, the Board of Directors may provide for a cash-out of awards or the Acquiror (as defined in the Plan) may either assume or continue the Company’s rights and obligations under any awards. The Plan and each of the two standard forms of notice of grant and stock option agreements are filed in conjunction with our Current Report on Form 8-K with the US Securities and Exchange Commission on September 27, 2007.
     On September 24, 2007, the Board of Directors granted options to purchase 7.3 million shares of our common stocks to our employees, director and consultants. We are in the process of calculating the fair value of these options.
Equity Compensation Plan Information

Numbr of securities
remaining available for
	Number of securities to	Weighted-average exercise	future issuance under
	be issued upon exercise	price of oustanding	equity compensation plans
	of oustanding options,	options, warrants and	(excluding securities
Plan Category	warrants and rights (a)	rights (b)	reflected in column a)
	a	b	c
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	7,300,000	$1.20	2,700,000

a — Our common stock is currently quoted by the Over-The-Counter Bulletin Board under the symbol “SOEN”.

b — We have approximately 45 record holders on September 27, 2007.

c — No cash dividend has been declared.
Compensation of Directors
          We do not have a plan pursuant to which members of our Board of Directors are compensated and members of the Board of Directors do not receive cash compensation for their services as Board members, although we may adopt such plans in the future. Our directors receive stock option grants and reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board of Directors. From time to time we may engage certain members of the Board of Directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
          On February 9, 2006 we borrowed $450,000 from Infotech Essentials, Inc., a company controlled by our President, Chief Executive Officer and director, Mr. Leo Shi Young. The note is payable on demand. No interest accrues on the loan unless, after demand for payment, we fail to pay. In that case interest at the rate of 10% will begin to accrue on the unpaid principal amount of the loan. No demand for payment has been made.
          On October 5, 2006 we entered into a Repayment Agreement with Infotech Essentials, Inc. relating to certain advances that we and Infotech Essentials, Inc. believed were made on our behalf by Infotech Essentials, Inc. for the start-up of our business. These advances were made between October and December 2005 and related to the purchase of computers and furniture, the deposit for our plant lease, meals for our temporary employees, wages for professionals and other related expenses. We believed that the advances totaled RMB yuan 636,011.29, or approximately $81,153.91 and we repaid the advances in two installments. The first installment of $40,000 was paid on October 6, 2006. The second installment of $41,154 was paid on November 11, 2006. The advances did not accrue interest. However, after we repaid the advances we and Infotech Essentials, Inc. determined that we overpaid by the amount of $43,894. Therefore, on January 1, 2007 we entered into an agreement with Infotech Essentials, Inc. pursuant to which it agreed to return the overpayment to us no later than March 31, 2007. No interest accrued on the overpayment. Infotech Essentials, Inc. returned the entire overpayment to us on March 30, 2007.
          During the fiscal year ended September 30, 2006, we forwarded funds to our Shanghai agent, Solar Enertech (Shanghai) Co., Ltd., through a bank account controlled by Infotech Essentials, Inc. As of September 30, 2006, $12,340 of these funds had not yet been forwarded to Solar Enertech (Shanghai) Co., Ltd. and remained in the bank account controlled by Infotech Essentials, Inc. In October 2006, Infotech Essentials, Inc. wired $10,585 to Solar Enertech (Shanghai) Co., Ltd. and it intends to forward the remaining $1,755, as agreed. No interest accrues on these advances.
SELLING SHAREHOLDERS
          The table below sets forth information as of September 30, 2007 to reflect the sale of shares being offered by the selling shareholders. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling shareholders can offer all, some or none of their shares of our common stock, we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that they will sell all shares covered by this prospectus.

	Number of
	Shares			Number of
	Owned		Number of	Shares	Percentage
Name of Selling Shareholder	before the Offering		Shares Being Offered	Owned after the Offering	Owned after the Offering
Enable Growth Partners LLP	10,650,489	(4)	6,667,283	3,983,206	2.9%

Enable Opportunity Partners	1,080,564	(5)	784,386	296,178	*

Pierce Diversified Strategy Master Fund LLC, ENA	540,280	(6)	392,193	148,087	*

BridgePointe Master Fund Ltd.	7,203,746	(7)	5,229,241	1,974,505	2.3%
Total	19,475,079		13,073,104	6,401,975	5.4%

*	Less than 1%.

(1)
All of the selling shareholders purchased the securities being offered in a private offering made to accredited investors that was completed in March 2007. In the offering, we sold units consisting of our Series A Convertible Notes and a Series A Warrant to purchase shares of our common stock. We sold $5,000,000 of principal amount of our Series A Convertible Notes, having a conversion price of $0.69 per share, and Series A Warrants representing 7,246,377 shares of common stock. The Series A Warrants have a term of 60 months and an exercise price of $1.21 per share. We are also required to register 515,051 shares of common stock which may be used for the payment of interest accrued on the Series A Convertible Notes. We are required by the Registration Rights Agreement we signed to register 120% of the common stock underlying the Series A Convertible Notes, the shares of common stock that are attributable to interest accrued on the Series A Convertible Notes, and the shares of common stock underlying the Series A Warrants. The column titled “Number of Shares Owned Before Offering” includes these additional shares.

(2)	Based on 78,827,012 shares of common stock outstanding on October 30, 2007.

(3)	Assumes that all of the shares offered are sold.

(4)
The name of the person who has voting or investment control over the securities owned by Enable Growth Partners LLP is Mitch Levine. The shares owned before the offering include 1,465,714 shares of common stock directly owned, 4,434,782 shares attributable to the conversion of the Series A Convertible Note, 4,434,782 shares attributable to the Series A Warrant, and 315,211 shares attributable to interest accrued on the Series A Convertible Note.

(5)
The name of the person who has voting or investment control over the securities owned by Enable Opportunity Partners is Mitch Levine, Managing Partner. The shares owned before the offering include 521,740 shares attributable to the conversion of the Series A Convertible Note, 521,740 shares attributable to the Series A Warrant, and 37,084 shares attributable to interest accrued on the Series A Convertible Note.

(6)
The name of the person who has voting or investment control over the securities owned by Pierce Diversified Strategy Master Fund LLC, ENA is Mitch Levine, Managing Partner. The shares owned before the offering include 260,869 shares attributable to the conversion of the Series A Convertible Note, 260,869 shares attributable to the Series A Warrant, and 18,542 shares attributable to interest accrued on the Series A Convertible Note.

(7)
The name of the person who has voting or investment control over the securities owned by BridgePointe Master Fund Ltd. is Eric S. Swartz. The shares owned before the offering include 3,478,261 shares attributable to the conversion of the Series A Convertible Note, 3,478,261 shares attributable to the Series A Warrant, and 247,224 shares attributable to interest accrued on the Series A Convertible Note.

PLAN OF DISTRIBUTION
          We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
          The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
          The selling shareholders may pledge or grant a security interest in some or all of the convertible notes or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of September 30, 2007 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. On September 30, 2007 we had 78,827,012 shares of common stock outstanding.
     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder.
     Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2007 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address (1)	Number of Shares Beneficially Owned		Percentage Own
Leo Shi Young	25,784,286	(2)	32.71%
Shi Jian Yin	3,500,000	(3)	4.44%
Frank Fang Xie	1,500,000	(4)	1.87%
Jean Blanchard	26,750,000	(5)	33.94%
Ming Wai Anthea Chung	812,500	(6)	1.02%
Donald Morgan	*		*
All directors and officers as a group	31,613,453		39.69%

*	Beneficially owns less than 1% of our outstanding common shares and options.

(1)	The address for our officers and directors is 1600 Adams Drive, Menlo Park, California 94025

(2)	On March 1, 2006 Mr. Young obtained an option to purchase 36,000,000 shares of common stock from Ms. Jean Blanchard, our former President. The exercise price is $0.0001 per share. The option vests in equal increments of 12,000,000 shares. The right to purchase 12,000,000 shares vested on the date of grant, the right to purchase 12,000,000 shares vested on March 1, 2007 and the right to purchase 12,000,000 shares will vest on March 1, 2008. The option expires on February 28, 2010. Mr. Young exercised a portion of the option and acquired 10,750,000 shares in July 2006. Of this amount, Mr. Young retained 5,000,000 shares and transferred 5,750,000 shares to various employees in July 2006. On October 15, 2007, Mr. Young sold an additional 1,465,714 shares.

(3)	Mr. Shi Jian Yin has acquired 3,500,000 shares of our common stock at no cost from Mr. Leo Young.

(4)	On March 1, 2006 Mr. Xie obtained an option to purchase 1,500,000 shares of our common stock at an exercise price of $0.0001 per share from Ms. Jean Blanchard, our former President. This option will expire on February 28, 2010.

(5)	The shares of common stock held by Ms. Blanchard are subject to the option rights held by Mr. Leo Shi Young and Mr. Frank Fang Xie as described in footnote 2 and 4, respectively.

(6)	Represents 2 options granted to Ms. Chung on September 24, 2007 under the terms of the Company’s 2007 Stock Option Plan. See additional discussion under Summary Compensation Table.

DESCRIPTION OF SECURITIES
Common Stock
     We are authorized by our Articles of Incorporation to issue 200,000,000 shares of common stock, $0.001 par value. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SOEN”.
     As of September 30, 2007, we had issued and outstanding 78,827,012 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to shareholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.
     Holders of common stock do not have cumulative voting rights.
Anti-Dilution Rights for Purchasers in the March 2007 Offering
     If, during the time that the Series A or Series B Convertible Notes are outstanding, we sell or grant any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, then the holders of the Series A and Series B Convertible Notes will receive these same purchase rights, as though the Series A and Series B Convertible Notes had been converted into common stock. This anti-dilution provision will not be triggered if we issue common stock under an approved employee benefit plan, if persons already holding convertible securities prior to the sale of our Series A and Series B Convertible Notes exercise their rights to convert, or if we issue stock in connection with a merger, acquisition, partnership or joint venture, so long as the parties are not related to us and the issuance does not involve capital raising. We may also issue warrants to financial institutions in connection with obtaining credit.
     If we issue or sell (or are deemed to have issued or sold) shares of our common stock for a consideration per share that is less than the conversion price required by the Series A and Series B Convertible Notes, then the conversion price will be reduced and the number of shares of common stock to be received on conversion will be adjusted.
     Likewise, if we grant any options or if we sell or are deemed to have sold any convertible securities, the exercise price or the conversion price of which is lower than the conversion price required by the Series A or Series B Convertible Notes, then the shares of common stock represented by the options or convertible securities will be deemed to be outstanding and the conversion price required by the Series A or Series B Convertible Notes will be reduced to the lowest price per share for which one share of common stock is issuable upon exercise of the option or conversion of the convertible security. Finally, any increase or decrease in the exercise price of an option or in the conversion price of a convertible security will require an adjustment to the conversion price of the Series A and Series B Convertible Notes and an adjustment to the number of shares to be issued upon conversion. However, no adjustment will be made if the adjustment would result in an increase to the conversion price or a decrease in the number of shares to be received by the holders of the Series A and Series B Convertible Notes upon conversion.
Series A Warrants
     On March 7, 2007 we issued four Series A Warrants representing the right to purchase a total of 7,246,377 shares of our common stock. The warrants have a term of 60 months from the date of issuance. The exercise price is $1.21 per share. The warrants contain an anti- dilution provision such that, if we issue or sell shares of common stock (or options or other securities convertible to common stock) for a consideration per share less than the warrant exercise price, then immediately after such issuance, the warrant exercise price will be reduced to an amount equal to the price at which the common stock was sold. Upon an adjustment of the exercise price, the number of warrant shares will be adjusted also. The new number of warrant shares will be determined by multiplying the exercise price in effect immediately prior to the adjustment by the number of warrant shares acquirable upon exercise of the warrant immediately prior to the adjustment and dividing the product thereof by the exercise price resulting from such adjustment.
     Furthermore, if we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock, then the warrant holder will be entitled to acquire, upon the terms applicable to such rights, the aggregate rights which the warrant holder could have acquired if he had held the number of shares of common stock acquirable upon complete exercise of the warrant (without regard to any limitations on the exercise of this warrant) immediately before the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such rights.
Registration Rights for Holders of Series A Convertible Notes and Warrants
     We granted registration rights to the holders of our Series A Convertible Notes. We are filing the registration statement of which this prospectus is a part to comply with our obligations under the Registration Rights Agreement. We have agreed to register 120% of the sum of (i) the number of conversion shares issued or issuable pursuant to the Series A Convertible Notes, (ii) the number of warrant shares issued and issuable pursuant to the Series A Warrants and (iii) the number of interest shares issuable pursuant to the Series A Convertible Notes, or such other amount as may be required by the staff of the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
     Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:
     (a) is not liable pursuant to Nevada Revised Statute 78.138, or
     (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
     (a) is not liable pursuant to Nevada Revised Statute 78.138, or
     (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:
•	the creation of a trust fund

•	the establishment of a program of self-insurance

•	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation

•	the establishment of a letter of credit, guaranty or surety
     No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a)      by the shareholders,
     (b)      by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
     (c)      if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or
     (d)      if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     Our bylaws also include indemnification provisions. Section 10 of our bylaws states that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or is or was serving at our request as a director, officer, employee, or agent of another enterprise, shall be indemnified and held harmless by us to the fullest extent provided by law. This indemnity covers all expense, liability and loss (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding and inures to the benefit of his heirs, executors and administrators. We must indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by our board of directors. Our bylaws allow us to pay expenses incurred in defending any such proceeding in advance of a final disposition, so long as our Board of Directors shall not have adopted a resolution expressly disapproving of such an advance. We may also provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents on the same terms and with the same scope and effect as the provisions governing the indemnification of directors. Our bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was our director or officer or who was serving at our request as a director of officer of another enterprise.
     These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US
     We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.
EXPERTS
     Malone & Bailey, PC audited our balance sheet as of September 30, 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the year then ended and for the period from July 7, 2004 (inception) through to September 30, 2006. Morgan & Company, Chartered Accountants audited our balance sheet as of September 30, 2005, 2004 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the period July 7, 2004 (inception) through September 30, 2005. We have included our financial statements in this prospectus and elsewhere in the registration statements in reliance on the reports of Malone & Bailey, PC and Morgan & Company, Chartered Accountants, given on their authority as experts in accounting and auditing.
     Richardson & Patel LLP, located at 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, has given us an opinion relating to the due issuance of the common stock being registered.
TRANSFER AGENT
     Our transfer agent and registrar is Empire Stock Transfer Inc. located in Henderson, Nevada.

INDEX TO FINANCIAL STATEMENTS

Page No.

Consolidated Balance Sheets as of June 30, 2007 and September 30, 2006 (unaudited)	F-3

Consolidated Statements of Operations for the nine month periods ended June 30, 2007 and 2006 (unaudited)	F-4

Consolidated Statements of Cash Flows for the six month periods ended June 30, 2007 and 2006 (Unaudited)	F-5

Notes to Consolidated Financial Statements	F-6

Report of Malone & Bailey, PC	F-25

Report of Morgan & Company, Chartered Accountants	F-27

Consolidated Balance Sheets as of September 30, 2006 and 2005	F-28

Consolidated Statements of Operations for the Years Ended September 30, 2006 and 2005 and for the period from July 7, 2004 (inception) through September 30, 2006	F-29

Consolidated Statements of Stockholders’ Equity for the period from July 7, 2004 (inception) through September 30, 2006	F-30

Consolidated Statements of Cash Flows for Years Ended September 30, 2006 and 2005 and for the period form July 7, 2004 (inception) through September 30, 2006	F-31

Notes to Consolidated Financial Statements	F-32

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
SOLAR ENERTECH CORP.
(Formerly Safer Residence Corporation)
Consolidated Financial Statements
June 30, 2007

Solar Enertech Corp.
Consolidated Balance Sheets
(Unaudited)

		September 30,
		2006
	June 30, 2007	(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$11,069,310	$2,798,957
Accounts receivable	85,329	—
Prepaid expenses	2,814,993	40,579
Inventory	4,010,553	—
Current portion of deferred financing costs	10,797	—

Total Current Assets	$17,990,982	$2,839,536

Fixed assets, net of accumulated depreciation	2,684,665	18,751
Plant being developed for own Use	785,681	790,036
Deferred financing costs	2,529,095	—
Deposits	184,492	572,416

Total Assets	$24,174,915	$4,220,739

LIABILITIES AND STOCKHOLDER’S EQUITY / (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	3,663,698	2,183,289
Accounts payable and accrued liabilities, related parties	54,562	89,292
Demand note payable to a related party	450,000	450,000
Demand notes payable	700,000	600,000
Derivative liabilities	22,100,000	—
Warrant liabilities	22,526,912	—
Deferred revenues	794,087	—

Total Current Liabilities	$50,289,259	$3,322,581

Convertible notes, net of discount	1,957	—

Total Liabilities	$50,291,216	$3,322,581

STOCKHOLDER’S EQUITY / (Deficit):

Common stock - 200,000,000 Shares authorized at $0.001 par value 78,807,012 and 76,307,012 shares issued and outstanding at June 30, 2007 and September 30, 2006, respectively	78,807	76,307
Additional paid in capital	36,199,586	28,764,155
Other comprehensive gain / (loss)	79,969	(3,995)
Accumulated deficit	(62,474,663)	(27,938,309)

Total Stockholders’ Equity / (Deficit)	$(26,116,301)	$898,158

Total Liabilities and Stockholders’ Equity / (Deficit)	$24,174,915	$4,220,739

The accompanying notes are an integral part of these consolidated financial statements.

Solar Enertech Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
		(Restated)		(Restated)

Sales	$1,516,549	$—	$1,519,757	$—
Cost of sales	(1,507,208)	—	(1,513,166)	—

Gross Profit	9,341	—	6,591	—

Operating expense
Selling and general & administrative	2,797,531	2,407,828	7,732,851	12,618,276
Research & development	7,248	—	113,032	—

Operating Expense	2,804,779	2,407,828	7,845,883	12,618,276

Interest income	27,461	—	40,281	—
Interest expense	(279,977)	—	(334,005)	—
Registration payment	(281,060)	—	(281,060)	—
Loss on issuance of convertible notes		—	(15,209,311)	—

Gain / (loss) on fair market value of compound embedded derivative	7,100,000	—	(5,500,000)	—

Gain / (loss) on fair market value of warrant liability	4,531,112	—	(5,427,481)	—
Other income	14,514	—	14,514	—

Income / (loss) from Continuing Operations	8,316,612	(2,407,828)	(34,536,354)	(12,618,276)
Loss from Discontinued Operations				(21,041)

Net Income / (Loss)	$8,316,612	$(2,407,828)	$(34,536,354)	$(12,639,317)

Net Loss per Share -Basic

Continuing operations	$0.11	$(0.03)	$(0.44)	$(0.12)
Discontinued operations	—	—	—	—

Net Loss per Share -diluted:

Continuing operations	$(0.03)	$(0.03)	$(0.44)	$(0.12)
Discontinued operations	—	—	—	—

Weighted Average Common Shares Outstanding -basic	78,807,012	73,579,474	78,257,561	107,293,159
Weighted Average Common Shares Outstanding -diluted	119,343,005	73,579,474	78,257,561	107,293,159
The accompanying notes are an integral part of these consolidated financial statements.

Solar Enertech Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended June 30,
	2007	2006
		(Restated)
Cash Flows from Operating Activities

Net Loss	$(34,536,354)	$(12,639,317)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation of fixed assets	9,614	2,227

Stock based compensation	6,348,737	12,322,955
Amortization of discount on convertible notes and deferred financing cost	1,957	—
Loss on issuance of convertible notes	15,209,311	—

Loss on fair market value of compound embedded derivative	5,500,000	—
Loss on fair market value of warrant liability	5,427,481	—
Changes in:		—
Accounts receivable	(85,329)	(1,738)
Prepaid expenses	(2,774,414)	(30,326)
Inventory	(4,010,553)	—
Deferred revenue	794,087	—
Deposits		(33,826)
Accounts payable and accrued liabilities	1,480,409	151,194
Accounts payable and accrued liabilities, related parties	(34,730)	—

Cash used in operating activities	$(6,669,784)	$(228,831)

Cash flows from investing Activities
Acquisition of fixed assets	(2,671,173)	(336,212)
Deposits on equipment	387,924

Cash used in investing actives	$(2,283,249)	$(336,212)

Cash flows from Financing Activities
Proceeds from note payables	100,000	100,000
Proceeds from advances from a related party	—	449,980
Proceeds from convertible notes, net of offering cost	15,949,939	—

Proceeds from issuance of common stock, net of offering cost	1,089,192	2,823,000

Cash provided by financing activities	$17,139,131	$3,372,980

Effect of exchange rate on cash	84,255	—

	—	—
Net increase in cash	8,270,353	2,807,937
Cash, Beginning of Period	2,798,957	48,401

Cash, End of Period	$11,069,310	$2,856,338

Non-cash investing and financing activities
Warrants issued to placement agent in connection with convertible notes	$1,190,120	$—
Warrants issued to note holders	$15,909,312	$—

Capitalized interest related to leasehold improvements — plant	$22,438	$—

SOLAR ENERTECH CORP.
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
The accompanying unaudited interim financial statements of Solar Enertech Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Solar Enertech’s Annual Report filed with the SEC on Form 10-KSB and its subsequent amendments. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for fiscal 2006 as reported elsewhere in this Form 10-QSB have been omitted.
The Company was in the development stage through March 31, 2007. The quarter ended June 30, 2007 is the first quarter during which the Company is considered an operating company and is no longer in the development stage.
NOTE 2 — RESTATEMENTS
On August 15, 2007, management filed a Current Report on Form 8-K based on our conclusion that our previously issued financial statements for the year ended September 30, 2006 and the quarters ended December 31, 2006 and March 31, 2007 should no longer be relied upon and should be restated based on identified errors. The prior period adjustments have impacts on the following:
•	Balance sheet as of September 30, 2006

•	Statement of operation for quarter and nine months ended June 30, 2006

•	Statement of operation of previous quarters which are reflected in the statement of operation for nine months ended June 30, 2007
Balance sheet as of September 30, 2006

	Original Form 10-KSB	Adjustments	As restated in June 2007 Form 10-QSB

Balance Sheet — September 30, 2006
Accounts payable and accrued liabilities	$64,766	$2,118,523	$2,183,289
Accounts payable and accrued liabilities, related parties	$58,168	$31,124	$89,292
Additional paid in capital	$3,664,817	$25,099,338	$28,764,155

Deficit accumulated during development stage	$(689,326)	$(27,248,983)	$(27,938,309)

Under an agreement dated March 1, 2006, the current President/CEO of the Company was granted an option to purchase a total of 36 million shares of common stock directly from a former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vest in 3 equal installments over a period of 2 years, with the first installment vesting on March 1, 2006, and the remaining options vesting on March 1, 2007 and March 1, 2008, respectively. Additionally, under another agreement dated March 1, 2006, a current director has the option to purchase a total of 1.5 million shares of the Company’s common stock directly from such former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vested immediately. In July 2006, the President/CEO exercised a portion of his option and acquired 10.75 million shares of common stock from the former officer and subsequently transferred 5.75 million shares to various employees of Infotech Shanghai. The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”) on January 1, 2006. FAS 123R requires the Company to record compensation expense for shares transferred from a related party to employees of the Company for services provided to the Company.
We made the following three adjustments related to these transactions:
1.	The fair value of the options granted under the option agreements issued to the President/CEO and a director was estimated using the Black-Scholes stock price valuation model with the following assumptions:
▪	Volatility of 82.57%

▪	Risk- free interest rate of 4.65%

▪	Expected lives – 4 years

▪	No dividend yield

▪	Market value per share of stock on measurement date of $0.70.
The Black Scholes model valued the options at $26.41 million which is being amortized over the service period: $14.44 million in fiscal year 2006, $8.45 million in fiscal year 2007 and $3.52 million in fiscal year 2008. Based on the revised calculation, we increased stock compensation by $14.44 million in fiscal year 2006.

2.	The fair value of the shares transferred to employees was $10.70 million using the market price on July 6, 2007, the date of transfer. We recorded $10.70 million of compensation expense in fiscal year 2006.

3.	The Company recorded an additional compensation expense of $2.1 million related to withholding tax obligations arising from the exercise of stock options by the President and a US employee.

The fiscal year 2006 adjustments resulted in additional accounts payable and accrued liabilities of $2.1 million, additional paid in capital of $25 million and an increase in accumulated deficit of $27 million.
We also reclassified $31,000 of accrued interest expense from additional paid in capital to accrued liabilities.
Statement of operation for quarter and nine months ended June 30, 2006

Statement of Operations

	Previously		As restated in June
	Reported	Adjustments	2007 Form 10-QSB

For the quarter ended June 30, 2006
Selling and general & administrative	$295,321	$2,112,507	$2,407,828

Net Loss	$(295,321)	$(2,112,507)	$(2,407,828)
Loss per share	—	$(0.03)	$(0.03)

For the nine months ended June 30, 2006
Selling and general & administrative	$316,362	$12,301,914	$12,618,276

Net Loss	$(316,362)	$(12,322,955)	$(12,639,317)
Loss per share	$—	$(0.12)	$(0.12)
As discussed in the previous paragraph, we revised the assumptions used in the Black-Scholes model to calculate the fair value of stock options granted to the President/CEO and a director. The change in assumptions resulted in an additional $2.1 million of selling and general and administrative expense for the quarter ended June 30, 2006 and $12.3 million for the nine months ended June 30, 2006. The transaction increased net loss by $2.1 million or $0.03 per share for the quarter ended June 30, 2006. The impact for the nine months ended June 30, 2006 was an increase in net loss by $12.3 million or $0.12 per share.
Statement of operation of previous quarters which are reflected in the statement of operation for nine months ended June 30, 2007
Due to these prior period adjustments, the statement of operations for the six months ended March 31, 2007 was restated:
Statement of Operations

	Original March 2007
	Form 10-QSB	Adjustments	Restated*

For the 6 months ended March 31, 2007
Selling, general and administrative expense	$727,859	$4,207,461	$4,935,320

Interest expense	$(355,354)	$301,326	$(54,028)
Loss on issuance of convertible notes		$(15,209,311)	$(15,209,311)
Loss on fair market value of warrant liability		$(9,958,593)	$(9,958,593)

Loss on fair market value of compound embedded derivative		$(12,600,000)	$(12,600,000)
Net Loss	$(1,178,927)	$(41,674,039)	$(42,852,966)
Weighted Average Shares Outstanding (as of June 30, 2007)		78,257,561
Loss per share		$(0.53)

*	-	6 months ended March 31, 2007 numbers are included in operating results for 9 months ended June 30, 2007.

We restated our statements of operations for the periods ended March 31, 2007 and December 31, 2006, as disclosed in Amendment No. 2 to our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 and Amendment No. 3 to our Quarterly Report on Form 10-QSB for the period ended December 31, 2006. The restatements:
1.	Revised the calculation of stock compensation expense – please refer to the previous paragraphs for discussion.

2.	Revised the accounting treatment for convertible note contracts and related warrants entered into in March 2007.

The Company evaluated the convertible notes entered into in March 2007 for derivative accounting considerations under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). Upon reconsideration, the Company determined that the notes contain two embedded derivative features, the conversion option and a redemption privilege accruing to the holder if certain conditions exist (“the Compound Embedded Derivative”). The Compound Embedded Derivative is measured at fair value both initially and in subsequent periods. Change in fair value of the Compound Embedded Derivative is recorded as part of income / (loss) from continuing operation in the accompanying consolidated statements of operations.

The Warrants (including the warrants issued to the placement agent) are classified as a liability as required by SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (”SFAS 150”), and related FASB Staff Positions (FSP’s), because the warrant agreements contain a cash redemption provision in the event of a Fundamental Transaction, which is defined below. The warrants are measured at fair value both initially and in subsequent periods. Change in fair value of the Warrants is recorded as part of income/(loss) from continuing operations in the accompanying consolidated statement of operations.

The Compound Embedded Derivative was valued by management at $16.6 million at issuance, $29.2 million at March 31, 2007 and $22.1 million at June 30, 2007. The increase in liability of $12.6 million was recorded to “loss on fair market value of compound embedded derivative” in the quarter ended March 31, 2007.

The warrant liability was valued by management as $17.1 million at issuance, $27.1 million at March 31, 2007 and $22.5 at June 30, 2007. The increase in liability of $10 million was recorded to “loss on fair market value of warrant liability” in the quarter ended March 31, 2007.

We also recorded a “loss on issuance of convertible notes” of $15.2 million relating to the excess of fair value of the warrants issued to note holders and compound embedded derivative liabilities over the loan principal balance at issuance.
Please refer to Note 6 for further discussion of the convertible note contracts entered into in March 2007.
The overall net impact to our previous 2 fiscal quarters was an increase in selling, general and administrative expense by $4.2 million relating to the stock options granted to the President and a director, an increase to “loss on fair market value of warrant liability” by $10 million, an increase to “loss on fair market value of compound embedded derivative” by $12.6 million, an increase in loss on issuance of convertible notes by $15.2 million and a decrease of interest expense by $301,000 due to the reversal of previously calculated interest expense. These prior quarter adjustments are reflected in our operating results for nine months ended June 30, 2007. For the nine months ended June 30, 2007, these adjustments increased our net loss by $42 million or $0.53 per share based on weighted average number of shares outstanding as of June 30, 2007.
Impact on 2006 Statements of Cash Flows

	Original June 2006
	Form 10-QSB/A	Adjustments		Restated*

Statement of Cash Flows

Nine months ended June 30, 2006

Net Loss	$(316,362)	$(12,322,955	)*	$(12,639,317)

Depreciation of fixed assets	$2,227	—		$2,227

Stock based compensation		$12,322,955	*	$12,322,955

Accounts receivable	$(1,738)	—		$(1,738)

Prepaid expenses	$(30,326)	—		$(30,326)

Deposits	$(33,826)	—		$(33,826)

Accounts payable and accrued liabilities	$151,194	—		$151,194

Cash used in operating activities	$(228,831)	—		$(228,831)

* Please refer to the above discussion on Statements of Operations for nine months ended June 30, 2006.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation and basis of accounting
These consolidated financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America, and include the accounts of Solar Enertech and its wholly-controlled variable interest entities, Infotech (Hong Kong) Solar Technologies Ltd (“Infotech HK”) and Infotech (Shanghai) Solar Technologies Ltd (“Infotech Shanghai”). Collectively the variable interest entities are referred to in these financial statements as “Infotech”. Infotech HK is the holding company for Infotech Shanghai. Infotech HK does not have any investments or operations separate from Infotech Shanghai. All material intercompany accounts and transactions have been eliminated. The minority interests in Infotech were not significant at June 30, 2007 and as a result no minority interest balance is reflected in these financial statements.
Variable Interest Entities
A variable interest entity (“VIE”) is an entity with an ownership, contractual or other financial interest held by a primary beneficiary that is determined by control attributes other than a majority voting interest. The Company’s contractual, financial and operating relationships with Infotech make the Company the primary beneficiary of Infotech’s losses, which are expected to extend into fiscal 2008 at the earliest, and any residual returns thereafter. Upon consolidation, the primary beneficiary records all of the VIE’s assets, liabilities and non-controlling interests as if it were consolidated based on a majority voting interest.
Under the Agency Agreement dated April 10, 2006, the Company engaged Infotech to undertake all activities necessary to build a solar technology business in China, including the acquisition of manufacturing facilities and equipment, employees and inventory. Because the Company and Infotech share the same managers and staff and the Company provides Infotech’s sole source of financial support, the companies effectively operate as parent and subsidiary. Infotech is not compensated for its services as agent; however, the Company is required to reimburse Infotech for the normal and usual expenses of managing the Company’s business activities as contemplated by the agreement. The Company does not have any responsibility to absorb costs incurred by Infotech beyond those incurred in its capacity as an agent for the Company nor does the Company have any rights to future returns of Infotech that are not associated with them acting in their capacity as our agent. However, substantially all of Infotech’s operations consist of them acting as our agent.
Under the terms of the Agency Agreement, the Agency Agreement continues through April 10, 2008 unless earlier terminated, and continues month to month thereafter unless otherwise terminated. The Company may terminate the agreement at any time. While the Agency Agreement does not specifically provide the right for Infotech Shanghai to terminate the agreement, after expiration of the initial term on April 10, 2008, Infotech Shanghai may presumably terminate the Agency Agreement by electing not to continue. Upon termination of the agreement, (i) Infotech Shanghai is obligated to return any funds advanced by the Company for future expenses and deliver to the Company a final accounting of expenses incurred on behalf of the Company along with associated books and records and (ii) the Company is obligated to pay Infotech Shanghai any outstanding amounts owed to Infotech Shanghai. Upon termination of the Agency Agreement, shareholders of the Company would not have rights to the net assets of Infotech Shanghai which exist independent of the Agency Agreement. However, any property, plant and equipment purchased or constructed on behalf of the Company under the Agency Agreement which were funded by the Company are legally owned by the Company and not by Infotech Shanghai and therefore while the Agency Agreement does not specifically provide for the transfer of any of the net assets of Infotech Shanghai, under general principals of agency law Infotech Shanghai would be required to transfer such assets to the Company upon request.
While Infotech is not a subsidiary of the Company, under Chinese law, funds held by Infotech for the operation of the Company’s business can be transferred from Infotech pursuant to an agreement such as the existing Agency Agreement. We are not aware of any significant currency or other restrictions on Infotech’s ability to perform under the Agency Agreement.
All of the Company’s business activities conducted in China are carried out by Infotech. As of June 30, 2007 total assets held by Infotech as agent for Solar Enertech amounted to $20 million and total advances and reimbursements made to date from the Company to Infotech totaled $21 million which effectively represents an intercompany receivable to the Company from Infotech Shanghai which is eliminated during consolidation. Infotech’s principal undertaking during this period was to construct manufacturing facilities for Solar. Infotech’s operating expenses on behalf of Solar totaled $272,000 for the quarter ended June 30, 2007 and $718,000 for the nine months ended June 30, 2007. Infotech’s only debt consisted of advances received from the Company.

Inventory
Inventories are stated at lower of cost or market (estimated net realizable value) using the first-in, first-out (FIFO) method. Inventory write downs are considered to permanently establish a new cost basis for inventory and are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable, except when the associated inventory is disposed of or sold.
We determine market value of our raw materials inventory on hand and raw materials inventory purchase commitments (both of which are comprised principally of silicon wafers) based upon current spot market prices for silicon as quoted by our vendors for our most recent purchases. We determine our obsolete or excess inventories based upon our rolling sales forecast for a forward-looking period of 12 months. To the extent that such quantities are in excess of the forecast amount or for which we could not liquidate the inventory in some other fashion (for example the resale of our silicon wafer inventory which is a commodity product for which an active resale market exists) we would record a write-down to what we estimate the net realizable value of that inventory would be. At the same time we consider our expected forecast margins relative to the current costs of our inventory and assess whether lower-of-cost or market adjustments are needed against some or all of our inventories.
The Company provides product warranties and accrues for estimated future warranty costs in the period in which the revenue is recognized.
Derivative Financial Instruments
Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. These derivatives, including embedded derivatives in our structured borrowings, are separately valued and accounted for on the balance sheet. Fair values for exchange-traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.
In September 2000, the Emerging Issues Task Force issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, an asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations.
The Company’s management used market-based pricing models to determine the fair values of the Company’s derivatives. The model uses market-sourced inputs such as interest rates, exchange rates and option volatilities. Selection of these inputs involves management’s judgment and may impact net income.
The method used to estimate the value of the compound embedded derivatives (“CED”) as of each valuation date was a Monte Carlo simulation. Under this method the various features, restrictions, obligations and option related to each component of the CED were analyzed and spreadsheet models of the net expected proceeds resulting from exercise of the CED (or non-exercise) were created. Each model is expressed in terms of the expected timing of the event and the expected stock price as of that expected timing.
Because the potential timing and stock price may vary over a range of possible values, a Monte Carlo simulation was built based on the possible stock price paths (i.e., daily expected stock price over a forecast period). Under this approach an individual potential stock price path is simulated based on the initial stock price on the measurement date, and the expected volatility and risk free rate over the forecast period. Each path is compared against the logic describe above for potential exercise events and the present value (or non-exercise which result in $0 value) recorded. This is repeated over a significant number of trials, or individual stock price paths, in order to generate an expected or mean value for the present value of the CED.
The Company’s management used binomial valuation model to value warrants issued in conjunction with convertible notes entered into in March 2007. The model uses input such as implied term, suboptimal exercise factor, volatility, dividend yield and risk free interest rate. Selection of these inputs involves management’s judgment and may impact estimated value.
Fair Value of Warrants
Warrants issued in March 2007
The Company’s management used a binomial valuation model to value warrants issued in conjunction with convertible notes entered into in March 2007. The model uses input such as implied term, suboptimal exercise factor, volatility, dividend yield and risk free interest rate. Selection of these inputs involves management’s judgment and may impact estimated value.
Warrants issued prior to March 2007
The fair value of the warrants issued in May through November 2006 in connection with the purchase of common stock has been allocated on a relative fair value basis between the value of the common stock and the warrants issued using the Black-Scholes -Merton option pricing model with the following assumptions: a risk-free interest rate of 4.50%, no dividend yield, a volatility factor of 82.57% and a contract life of one year.
Stock Based Compensation
On January 1, 2006, Solar Enertech began recording compensation expense associated with stock options and other forms of employee equity compensation in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. Prior to January 1, 2006, Solar Enertech had accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. Solar Enertech adopted the modified prospective transition method provided for under SFAS No. 123R, and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation costs associated with stock options recognized in the first quarter of fiscal 2006 includes the quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123.
The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The following assumptions are used in the Black-Scholes-Merton option pricing model:
Expected Term —The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding.
Expected Volatility— The Company’s expected volatilities are based on historical volatility of the Company’s stock, adjusted where determined by management for unusual and non-representative stock price activity not expected to recur. Due to the limited trading history, we also considered volatility data of guidance companies.
Expected Dividend —The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The Company currently pays no dividends and does not expect to pay dividends in the foreseeable future.
Risk-Free Interest Rate— The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.
Estimated Forfeitures— When estimating forfeitures, the Company uses the average historical option forfeitures over a period of four years.
In conjunction with stock option awards granted to the President/CEO and a director in March 2006, the management, with the assistance of a third party valuation firm, estimated the fair value of the equity of the Company using a simple weighted average (50/50) of the Income Approach, Discounted Cash Flow Method, and Market Approach, Guideline Public Company Method. There were no discounts taken for this determination of the equity value of Solar Enertech.
For the Income Approach, management utilized a five year forecast of income and expenses, including capital expenditures, to determine debt-free cash flow. Management used a multiple of 2.9 times 2010 forecasted revenue to determine a terminal value for the Company. The multiple of 2.9 was based upon the median 2008 business enterprise value to revenue multiple of three comparable public companies in the same industry as Solar Enertech, and of similar size. The discrete cash flows and the terminal value were present-valued using a discount rate of fifty percent. The discount rate was based upon guideline discount rates for early stage companies from the AICPA Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The sum of the present values of the discrete cash flows plus the terminal value determined the business enterprise value of the Company. “Net Debt” was subtracted from the business enterprise value to determine the value of equity of the Company.
For the Market Approach, management used the same three guideline public companies that were used for the terminal value multiple to determine 1) a revenue multiple for the twelve months trailing the Valuation Date of March 1, 2006, 2) a revenue multiple for 2007, and 3) a revenue multiple for 2008 (the same multiple used to determine the terminal value of the Company). As Solar Enertech had no revenue for the trailing twelve months prior to the Valuation Date, management relied upon the revenue multiples for 2007 and 2008. Management applied the multiples to the revenue forecast of Solar Enertech for the years 2007 and 2008, and determined an equity value for the Company as an equally weighted average sum of the two multiples.

Revenue Recognition
Solar Enertech recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which states that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed or determinable; and collectability is reasonably assured. Where a revenue transaction does not meet any of these criteria it is deferred and recognized once all such criteria have been met. In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenue for extended maintenance services is generally deferred and recognized ratably over the period during which the services are to be performed. Deferred revenue as of June 30, 2007 represents payments on customers contracts received prior to the products being completed and shipped.
Research and Development Cost
Expenditures for research activities relating to product development and improvement are charged to expense as incurred.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 defines fair value to measure assets and liabilities, establishes a framework for measuring fair value, and requires additional disclosures about the use of fair value. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of FAS 157 will have on its financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing whether fair value accounting is appropriate for any of its eligible items and is in process of estimating the impact, if any, on its results of operations or financial position.
NOTE 4 — FINANCIAL INSTRUMENTS
Credit risk
Solar Enertech maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. Solar Enertech has not experienced any losses in connection with these deposits and believes it is not exposed to any significant credit risk from cash. At June 30, 2007, Solar Enertech had approximately $11 million in excess of insured limits.
Fair values
Solar Enertech has various financial instruments, including cash and cash equivalents, receivables, accounts payable and amounts due to or from a related party, notes payable, warrant liability and compound embedded derivative liability. Unless otherwise noted, these monetary assets and liabilities are stated at amounts that approximate their fair values.

Foreign exchange risk
Solar Enertech may be subject to significant currency risk due to the fluctuations of exchange rates between the Chinese Renminbi and the United States dollar.
NOTE 5 — INVENTORY
At June 30, 2007, inventory consists of:

Amount
Raw materials	$2,219,862
Work in process	899,955
Finished goods	890,736

Total	$4,010,553

There was no reserve for slow moving and obsolete inventory. Additionally, we did not have inventory at September 30, 2006.
NOTE 6 — CONVERTIBLE NOTES
On March 7, 2007, Solar Enertech entered into a securities purchase agreement to issue $17,300,000 of secured convertible notes (“the Notes”) and detachable stock purchase warrants (‘the Warrants”). Accordingly, during the quarter ended March 31, 2007, Solar Enertech sold units consisting of:
•	$5,000,000 in principal amount of Series A Convertible Notes and warrants to purchase 7,246,377 shares (exercise price of $1.21 per share) of its common stock;

•	$3,300,000 in principal amount of Series B Convertible Notes and warrants to purchase 5,789,474 shares (exercise price of $0.90 per share) of its common stock , and;

•	$9,000,000 in principal amount of Series B Convertible Notes and warrants to purchase 15,789,474 shares (exercise price of $0.90 per share) of its common stock.
These notes bear interest at 6% per annum and are due in 2010. The principal amount of the Series A Convertible Notes may be converted at the initial rate of $0.69 per share for a total of 7,246,377 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The principal amount of the Series B Convertible Notes may be converted at the initial rate of $0.57 per share for a total of 21,578,948 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest).
In connection with the issuance of the Notes and Warrants, the Company engaged an exclusive advisor and placement agent (“the Advisor”) and issued warrants to the Advisor to purchase an aggregate of 1,510,528 shares at an exercise price of $0.57 per share and 507,247 shares at an exercise price of $0.69 per share, of the Company’s common stock (“the Advisor Warrants”). In addition to the issuance of the warrants, the Company paid $1,038,000 in commissions, an advisory fee of $173,000, other fees and expenses of $84,025.
The Company evaluated the Notes for derivative accounting considerations under SFAS 133 and EITF 00-19 and determined that the Notes contain two embedded derivative features, the conversion option and a redemption privilege accruing to the holder if certain conditions exist (“the Compound Embedded Derivative”). The Compound Embedded Derivative is measured at fair value both initially and in subsequent periods. Changes in fair value of the Compound Embedded Derivative is recorded in the account “gain / (loss) on fair market value of compound embedded derivative” in the accompanying consolidated statements of operations.

The Warrants (including the Advisor Warrants) are classified as a liability, as required by SFAS No. 150, due to the terms of the warrant agreement which contains a cash redemption provision in the event of a Fundamental Transaction (as defined below). The Warrants are measured at fair value both initially and in subsequent periods. Changes in fair value of the Warrants are recorded in the account “gain / (loss) on fair market value of warrant liability” in the accompanying consolidated statements of operations.
The following table summarizes the valuation of the Notes, the Warrants (including the Advisor Warrants), and the Compound Embedded Derivative:

Amount
Proceeds of convertible notes	$17,300,000
Allocation of proceeds:
Fair value of warrant liability (excluding Advisor Warrants)	(15,909,311)
Fair value of compound embedded derivative liability	(16,600,000)
Loss on issuance of convertible notes	15,209,311

Carrying amount of notes at grant date	$—

Amortization of note discount	1,957

Carrying amount of notes at June 30, 2007	$1,957

Fair value of warrant liability (including Advisor Warrants) at issuance	$17,099,431
Loss on fair market value of warrant liability	9,958,593

Fair value of warrant liability at March 31, 2007	$27,058,024

Gain on fair market value of warrant liability	(4,531,112)

Fair value of warrant liability at June 30, 2007	$22,526,912

Fair value of compound embedded derivative at grant date	$16,600,000
Loss on fair market value of embedded derivative liability	12,600,000

Fair value of compound embedded derivative at March 31, 2007	$29,200,000

Loss on fair market value of embedded derivative liability	(7,100,000)

Fair value of compound embedded derivative at June 30, 2007	$22,100,000

As of the issuance date, the Company recorded a loss on issuance of convertible notes of $15.2 million. The amount represents the excess of the fair value of the Warrants issued to note holder and the Compound Embedded Derivative over the principal of the Notes at issuance date.
The value of the Warrants (including the “Advisor Warrants”) was estimated using a binomial valuation model with the following assumptions:

		As of	As of
	At Issuance	March 31, 2007	June 30, 2007
Implied term (years)	5.0	4.9	4.7
Suboptimal exercise factor	2.5	2.5	2.5
Volatility	82%	82%	72%
Dividend yield	0%	0%	0%
Risk free interest rate	4.54%	4.54%	4.92%

We recorded total deferred financing cost of $2.5 million, of which $1.3 million represented cash payment and $1.2 million represented the fair market value of the Advisor Warrants. The deferred financing cost is amortized over the three year life of the Notes using a method that approximates the effective interest rate method. The Advisor Warrants were recorded as a liability and adjusted to fair value in each subsequent period.
The method used to estimate the value of the compound embedded derivatives (“CED”) as of each valuation date was a Monte Carlo simulation. Under this method the various features, restrictions, obligations and option related to each component of the CED were analyzed and spreadsheet models of the net expected proceeds resulting from exercise of the CED (or non-exercise) were created. Each model is expressed in terms of the expected timing of the event and the expected stock price as of that expected timing.
Because the potential timing and stock price may vary over a range of possible values, a Monte Carlo simulation was built based on the possible stock price paths (i.e., daily expected stock price over a forecast period). Under this approach an individual potential stock price path is simulated based on the initial stock price on the measurement date, and the expected volatility and risk free rate over the forecast period. Each path is compared against the logic describe above for potential exercise events and the present value (or non-exercise which result in $0 value) recorded. This is repeated over a significant number of trials, or individual stock price paths, in order to generate an expected or mean value for the present value of the CED.
The significant assumptions used in estimating stock price paths as of each valuation date are:

	At Issuance	March 31, 2007	June 30, 2007
Starting stock price (Closing price on date preceding valuation date)	$1.05 & 1.35	$1.76	$1.55
Annual Volatility of Stock	81.98%	81.98%	71.53%
Risk Free Rate (Based on 3yr T–Bill)	4.48% & 4.51%	4.54%	4.89%
Additional assumptions were made regarding the probability of occurrence of each exercise scenario, based on stock price ranges (based on the assumption that scenario probability is constant over narrow ranges of stock price). The key scenarios included public offering, bankruptcy and other defaults.
The material terms of the Notes are as follows:
Interest Payments
The Notes bear interest at 6% per annum and are due in 2010. Accrued interest is payable quarterly in arrears on each of January 1, April 1, July 1 and October 1, beginning on the first such date after issuance, in cash or registered shares of common stock at the option of the Company. If the Company elects to pay any interest due in registered shares of the Company’s common stock: (i) the issuance price will be 90% of the 5-day weighted average price of the common stock ending on the day prior to the interest payment due date, (ii) the common stock shall have traded an average of at least 500,000 shares per day for each of the five trading days prior to the applicable due date, and (iii) a trigger event shall not have occurred.

Registration Rights (Series A Convertible Notes)
The Company and the holders of the Series A Convertible Notes entered into a “Registration Rights Agreement” on March 7, 2007. Among other things, the Company was obligated to do the following or incur liquidated damages upon failure:
•	File an initial registration statement within 45 days after closing (1.0% per month of the aggregate purchase price until such failure is cured);

•	Cause effectiveness of the registration statement within 120 days after closing (1.0% per month of the aggregate purchase price until such failure is cured);

•	Maintain effectiveness of the registration statement for the period in which the Notes and Warrants are issued and outstanding (1.0% per month of the aggregate purchase price until such failure is cured); or

•	File additional registration statements, as required for any shares cutback from the initial registration statement as a result of Rule 415(a) limitations (0.25% per month of the aggregate purchase price until such failure is cured commencing after 150 days after closing).
However, in no event shall the aggregate amount of all registration delay payments listed above (other than registration delay payments payable pursuant to events that are within the control of the Company) exceed, in the aggregate, 24% of the aggregate purchase price.
Failure to comply with the Registration Rights Agreement constitutes a trigger event and at the election of the holder may require redemption of the Series A Convertible Notes (see the discussion titled “Redemptions” below).
We have accounted for the Registration Rights Agreements related to the Series A Convertible Notes in accordance with FSP EITF 00-19-b wherein the probability that a contingent obligation to make future payments or otherwise transfer consideration shall be recognized and measured separately in accordance with Statement of Financial Accounting Standards 5 and FASB Interpretation 14. We recorded an accrued liability of $281,000 for estimated registration delay penalties the Company expects to incur as a result of an existing delayed registration statement.
The offering of our Series A convertible notes closed on March 7, 2007. According to the Registration Rights Agreement we signed in conjunction with this offering, a registration statement that included the common stock underlying the Series A convertible notes and the warrants issued in connection therewith was to be declared effective by the Securities and Exchange Commission no later than July 5, 2007. The registration statement we filed has not yet been declared effective. This failure constitutes a trigger event which allows the holders, at their election, to require redemption of the notes. The total principal amount of Series A convertible notes outstanding at June 30, 2007 was $5 million, which was recorded as a current liability (current notes payable balance was $0 after netting $5 million of discount to notes payable). As of the date of this report, we have not received any notice from any holder of the Series A convertible notes requesting redemption.
Voting Rights
The holders of the Notes do not have voting rights under these agreements.
Dividends
Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the required holders.
Conversion
1)	At any time or times on or after the issuance date of the Notes, the holder is entitled to convert, at the holder’s sole option, any portion of the outstanding and unpaid conversion amount (principal, accrued and unpaid interest and accrued and unpaid late charges) into fully paid and nonassessable shares of common stock, at the conversion rate (as defined below).

2)	Forced Conversion. Upon thirty (30) days prior written notice to all of the holders, the Company shall have the right to call all, but not less than all, of the Notes for conversion at the conversion price (as defined below) provided that for each of the twenty (20) trading days immediately preceding the forced conversion date:
•	The Company’s common stock has closed at a price equal to or greater than 300% of the then applicable Series A conversion price, as described below;

•	There is either an effective registration statement providing for the resale of the shares of common stock underlying the Notes or all of the shares of common stock underlying the Notes may be resold pursuant to Rule 144(k) of the Securities Act without restriction; and

•	The common stock has traded an average of 500,000 shares per day.
Conversion Rate. The number of shares of common stock issuable upon conversion of the Notes is determined by dividing (x) the conversion amount (principal, interest and late charges accrued and unpaid, by (y) the then applicable conversion price (initially $0.69 for Series A Convertible Notes and $0.57 for Series B Convertible Notes, subject to adjustment as provided in the agreement).
No adjustment in the conversion price of the Notes will be made in respect of the issuance of additional shares of common stock unless the consideration per share of an additional share of common stock issued or deemed to be issued by the Company is less than the conversion price of the Notes in effect on the date of, and immediately prior to, such issuance.
Should the outstanding shares of common stock increase (by stock split, stock dividend, or otherwise) or decrease (by reclassification or otherwise), the conversion price of the Notes in effect immediately prior to the change shall be proportionately adjusted.
Redemptions
Each of the following events shall constitute a trigger event, permitting the holder the right of redemption:
1)	Series A Only – A failure relating to the registration statement (such as failure to file the registration statement within 45 days after the closing, the failure to have the registration statement declared effective within 150 days after the closing, or the failure to maintain the registration statement during the period which the securities are outstanding) that cannot be cured for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an allowable grace period);
2)	The suspension from trading or failure of the common stock to be listed on the principal market or an eligible market for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period;
3)	The Company’s (A) failure to cure a conversion failure by delivery of the required number of shares of common stock within ten (10) trading days after the applicable conversion date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of common stock that is tendered in accordance with the provisions of the Notes;
4)	At any time following the tenth (10th) consecutive business day that the holder’s authorized share allocation is less than the number of shares of common stock that the holder would be entitled to receive upon a conversion of the full conversion amount of the Notes (without regard to any limitations on conversion);

5)	The Company’s failure to pay to the holder any amount of principal (including, without limitation, any redemption payments), interest, late charges or other amounts when and as due under the Notes or any other transaction document (as defined in the securities purchase agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions to which the holder is a party, except, in the case of a failure to pay any interest and late charges when and as due, in which case only if such failure continues for a period of at least five (5) business days;
6)	A) The occurrence of any payment default or other default under any indebtedness of the Company or any of its subsidiaries that results in a redemption of or acceleration prior to maturity of $100,000 or more of such indebtedness in the aggregate, or (B) the occurrence of any material default under any indebtedness of the Company or any of its subsidiaries having an aggregate outstanding balance in excess of $100,000 and such default continues uncured for more than ten (10) business days, other than, in each case (A) or (B) above, or a default with respect to any other notes;
7)	The Company or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
8)	A court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against the Company or any of its subsidiaries in an involuntary case, (B) appoints a custodian of the Company or any of its subsidiaries or (C) orders the liquidation of the Company or any of its subsidiaries;
9)	A final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the holder with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;
10)	The Company breaches any representation, warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) consecutive business days;
11)	Any breach or failure in any respect to comply with the terms of the Notes; or
12)	Any trigger event that occurs with respect to any other obligations of the Company.
At any time after becoming aware of a trigger event, the holder may require the Company to redeem all or any portion of the Notes at an amount equal to any accrued and unpaid liquidated damages, plus the greater of (A) the conversion amount to be redeemed multiplied by the redemption premium (125% for trigger events described above in subparagraphs 1) to 4) and 9) to 12) above or 100% for other events), or (B) the conversion amount to be redeemed multiplied by the quotient of (i) the closing sale price at the time of the trigger event (or at the time of payment of the redemption price, if greater) divided by (ii) the conversion price, provided, however, (B) shall be applicable only in the event that a trigger event of the type specified above in subparagraphs 1), 2), 3) or 4) has occurred and remains uncured or the conversion shares otherwise could not be received or sold by the holder without any resale restrictions.

Change of Control
1)	Assumption. The Company may not enter into or be party to a Fundamental Transaction (as defined below) unless:
•	The successor entity assumes in writing all of the obligations of the Company under the Notes and related documents; and

•	The successor entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market.
2)	Redemption Right. At any time during the period beginning on the date of the holder’s receipt of a change of control notice and ending twenty (20) trading days after the consummation of such change of control, the holder may require the Company to redeem all or any portion of the Notes in cash for an amount equal to any accrued and unpaid liquidated damages, plus the greater of (i) the product of (x) the conversion amount being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of the common stock immediately prior to the consummation of the change of control, the closing sale price immediately following the public announcement of such proposed change of control and the closing sale price of the common stock immediately prior to the public announcement of such proposed change of control by (B) the conversion price and (ii) 125% of the conversion amount being redeemed.
The material terms of the Warrants are as follows:
Exercise of Warrant and Exercise Price. The Warrants may be exercised by the holder on any day on or after issuance, at the holder’s election in cash or, as to the Series A warrants, the holder may decide to elect to receive upon such exercise the net number of shares of common stock pursuant to a cashless exercise based on a formula, considering the then current market value of the Company’s common stock, only if such shares issuable have not been registered.
If the Company issues or sells, or is deemed to have issued or sold, any shares of common stock for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issue or sale or deemed issuance or sale, then immediately after such dilutive issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price. Upon each such adjustment of the exercise price, the number of Warrant shares shall be adjusted to the number of shares of common stock determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of Warrant shares acquirable upon exercise of the Warrants immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment. In addition, the Company shall reduce the exercise price and increase the number of Warrant shares proportionately in the event of a stock split, stock dividend or recapitalization.
Fundamental Transaction. In the event that the Company directly or indirectly consolidates, merges into another entity or allows another person to purchase more than 50% of the outstanding shares of common stock and that entity is a publicly traded corporation that does not assume the Warrants, then the holder may request the successor entity to pay cash to the holder equal to the Black-Scholes value of the remaining unexercised portion of warrants on the date of the Fundamental Transaction.

NOTE 7 — EQUITY TRANSACTIONS
Common stock issued for cash
In November 2006, Solar Enertech sold 2,500,000 units at $0.60 per unit, for proceeds of $1,500,000. Each unit consisted of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at an exercise price of $1.00, expiring November 28, 2007. In March 2007, Solar Enertech paid $420,000 to its placement agent as the commission.
Warrants
During the period May 2006 through September 2006, in connection with the sale of the Company’s common stock, the board of directors approved the issuance of warrants to purchase an additional 3,607,000 shares of the Company’s common stock. The warrants were initially exercisable at $1.60, but were re-priced in November 2006 to $1 per share. All of the warrants expire one year from the date of issuance. A total of 2,825,000 warrants expired during the current quarter, leaving a balance of 782,000 warrants outstanding as of June 30, 2007.
During November 2006, in connection with the sale of the Company’s common stock, the board of directors approved the issuance of a warrant to purchase an additional 2,500,000 shares of the Company’s common stock. The warrant is exercisable at $1 per share and expires in November 2007.
The fair value of the warrants issued in May through November 2006 in connection with the purchase of common stock has been allocated on a relative fair value basis between the value of the common stock and the warrants issued using the Black-Scholes –Merton option pricing model with the following assumptions: a risk-free interest rate of 4.50%, no dividend yield, a volatility factor of 82.57% and a contract life of one year.
During March 2007, in conjunction with the issuance of $17,300,000 in convertible debt, the board of directors approved the issuance of Warrants (as described in Note 6 above) to purchase shares of the Company’s common stock. The 7,246,377 series A warrants and the 21,578,948 series B warrants are exercisable at $1.21 and $0.90, respectively and expire in March 2012. In addition, in March 2007, as additional compensation for services as placement agent for the convertible debt offering, the Company issued the Advisor Warrants, which entitle the placement agent to purchase 507,247 and 1,510,528 shares of the Company’s common stock at exercise prices of $0.69 and $0.57 per share, respectively. The Advisor Warrants expire in March 2012.
The Warrants (including the Advisor Warrants) are classified as a liability, as required by SFAS No. 150 (as interpreted by FASB Staff Position 150-1 “Issuer’s Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, due to the terms of the warrant agreements which contain cash redemption provisions in the event of a Fundamental Transaction (as defined below), which provide that the Company would repurchase any unexercised portion of the warrants at the date of the occurrence of the Fundamental Transaction for the value as determined by the Black-Scholes Merton valuation model . As a result, the Warrants are measured at fair value both initially and in subsequent periods. Changes in fair value of the Warrants are recorded in the account “gain / (loss) on fair market value of warrant liability” in the accompanying consolidated Statements of Operations.

A summary of warrant activity through June 30, 2007 is as follows:

				Fair
	Number of	Exercise	Expiration	Value	Recognized
	Shares	Price	Date	at Issuance	As
Outstanding at March 31, 2006	—			—
Granted in connection with Common Stock Purchase	2,825,000	1.00	May-June 2007	$915,616	Additional Paid in Capital

Outstanding at June 30, 2006	2,825,000			915,616
Granted in connection with Common Stock Purchase	782,000	1.00	July-Sept 2007	233,008	Additional Paid in Capital

Outstanding at September 30, 2006	3,607,000			1,148,624
Granted in connection with Common Stock Purchase	2,500,000	1.00	November 2007	364,950	Additional Paid in Capital

Outstanding at December 31, 2006	6,107,000			1,513,574
Granted in connection with convertible note — Series A	7,246,377	1.21	March 2012	3,235,563	Discount to note payable
Granted in connection with convertible note — Series B	21,578,948	0.90	March 2012	12,673,748	Discount to note payable
Granted in connection with placement service	507,247	0.69	March 2012	250,112	Deferred financing cost
Granted in connection with placement service	1,510,528	0.57	March 2012	940,008	Deferred financing cost

Outstanding at March 31, 2007	36,950,100			18,613,005
Expired warrants	(2,825,000)			(915,616)

Outstanding at June 30, 2007	34,125,100			$17,697,389

No warrants have been exercised as of June 30, 2007
At June 30, 2007, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

Warrants Outstanding and Exercisable
			Weighted-
		Weighted-	Average
Range of		Average	Remaining
Warrant	Number of	Exercise	Contractual
Exercise Price	Warrants	Price	Life
$0.57 - $0.69	2,017,775	0.60	4.72
$.90 - $1.00	24,860,948	0.91	4.14
$1.21	7,246,377	1.21	4.69
Options
Pursuant to an option agreement dated March 1, 2006 between a former officer and director and the President of the Company, the President has the right and option to purchase a total of 36,000,000 shares of the Company’s common stock at a price of $0.0001 per share, until February 10, 2010. The options granted under the agreement vest in 3 equal installments over a period of 2 years, with the first installment vesting immediately, and the remaining installments vesting at 12 and 24 months after the date of the agreement.

Pursuant to an option agreement dated March 1, 2006 with a former officer and director of the Company, a director of the Company has the right and option to purchase a total of 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share, until February 10, 2010. The options granted under the agreement vested immediately.
The fair value of the options granted under these agreements was estimated at $26.4 million using the Black-Scholes stock price valuation model with the following assumptions:
▪	Volatility of 82.57%

▪	Risk- free interest rate of 4.65%

▪	Expected lives – 4 years

▪	No dividend yield

▪	Market value per share of stock on measurement date of $0.70.
The fair value of the equity of the Company was determined by management, with the assistance of a third party valuation firm, to be $55.5 million, or $0.70 per common share. Management used a simple weighted average (50/50) of the Income Approach, Discounted Cash Flow Method, and Market Approach, Guideline Public Company Method. There were no discounts taken for this determination of the equity value of Solar Enertech.
For the Income Approach, management utilized a five year forecast of income and expenses, including capital expenditures, to determine debt-free cash flow. Management used a multiple of 2.9 times 2010 forecasted revenue to determine a terminal value for the Company. The multiple of 2.9 was based upon the median 2008 business enterprise value to revenue multiple of three comparable public companies in the same industry as Solar Enertech, and of similar size. The discrete cash flows and the terminal value were present-valued using a discount rate of fifty percent. The discount rate was based upon guideline discount rates for early stage companies from the AICPA Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The sum of the present values of the discrete cash flows plus the terminal value determined the business enterprise value of the Company. “Net Debt” was subtracted from the business enterprise value to determine the value of equity of the Company.
For the Market Approach, management used the same three guideline public companies that were used for the terminal value multiple to determine 1) a revenue multiple for the twelve months trailing the Valuation Date of March 1, 2006, 2) a revenue multiple for 2007, and 3) a revenue multiple for 2008 (the same multiple used to determine the terminal value of the Company). As Solar Enertech had no revenue for the trailing twelve months prior to the Valuation Date, management relied upon the revenue multiples for 2007 and 2008. Management applied the multiples to the revenue forecast of Solar Enertech for the years 2007 and 2008, and determined an equity value for the Company as an equally weighted average sum of the two multiples.
Summary information regarding options is as follows:

						Options Outstanding
						Weighted
					Number	Average	Weighted
	# of				Outstanding	Remaining	Average
	Options		Exercise		as at June	Contractual	Exercise
	Granted	Expiry	Price	Exercised	30, 2007	Life (year)	Price
Granted to Leo Young, the President, March 1, 2006	36,000,000	10-Feb-10	$0.0001	10,750,000	25,250,000	2.71	$0.0001

Granted to Frank Fang Xie, a director, March 1, 2006	1,500,000	10-Feb-10	$0.0001	—	1,500,000	0.16	$0.0000

	37,500,000			10,750,000	26,750,000	2.87 years	$0.0001

As of June 30, 2007, option to purchase 27 million shares of the Company’s common stock has vested for Mr. Young. Mr. Xie’s option vested on the grant date in March 2006.
The Black Scholes model valued the options at $26.4 million which is amortized on a straight line basis over the service period: $14.4 million in fiscal year 2006, $8.5 million in fiscal year 2007 and $3.5 million in fiscal year 2008.
For the quarter and nine months ended June 30, 2007, the Company had recorded compensation expense of $2.1 million and $6.3 million in relation to these options.

NOTE 8 — COMMITMENTS AND CONTINGENCIES
Capital investments
Pursuant to a joint research and development laboratory agreement with Shanghai University, dated December 15, 2006 and expiring on December 15, 2016, Solar Enertech is committed to fund the establishment of laboratories and completion of research and development activities. The Company committed to invest no less than RMB5million each year for the first three years and no less than RMB30 million cumulatively for the first five years. The following table summarizes the commitments in US dollar based upon a translation of the RMB amounts into U.S. dollars at an exchange rate of 7.75.

Year	Amount
2007 (remaining balance)	$403,000
2008	723,000
2009	826,000
2010	826,000
2011	981,000

Total	$3,759,000

The agreement is for shared investment in research and development on fundamental and applied technology in the fields of semi-conductive photovoltaic theory, materials, cells and modules. The agreement calls for Shanghai University to provide equipment, personnel and facilities for joint laboratories. Solar Enertech will provide funding, personnel and facilities for conducting research and testing. Research and development achievements from this joint research and development agreement will be available to both parties. Solar Enertech is entitled to intellectual property rights including copyrights and patents obtained as a result of this research.
Expenditures under his agreement will be accounted for as research and development expenditures under Statement of Financial Accounting Standard #2 – ‘Accounting for Research and Development Costs’ and expensed as incurred.
The Company has incurred $7,000 for the quarter ended June 30, 2007 and $113,000 for the nine months ended June 30, 2007.
In March 2007, we announced the signing of a 10-year silicon supply contract with Jiangsu Photovaltaic Industry Development Co., Ltd. Pursuant to our purchasing agreement with Jiangsu., we agreed to purchase silicon from Jiangsu for ten years. Cost per kilogram will be determined each year. For the fiscal year ended September 30, 2007, we are committed to purchase 40,000 kilos at a price of $250 per kilogram, and we are committed to purchase an additional 60,000 kilograms during our first fiscal quarter of 2008. Pursuant to the terms of the agreement, we are required to prepay Jiangsu $2,500,000 and $5,000,000. The prepayment dates are yet to be negotiated. These deposits will be applied to 30% of the value of each shipment, and we will pay the remaining 70% upon receipt of each shipment. As of the date of this report, we had not yet paid the first $2,500,000.
NOTE 9 — NOTE PAYABLE
On January 24, 2007, Solar Enertech borrowed $100,000 under a demand note with interest at 10% per year. Including notes in existence prior to January 24, 2007, total notes payable at June 30, 2007 was $700,000.
NOTE 10 — RELATED PARTY TRANSACTIONS
On February 9, 2006, the Company obtained a $450,000 loan from Infotech Essencials, Inc., a company partially owned by the President of the Company. The loan bears an interest rate of 10% per annum. Both principal and interest are due on demand.
NOTE 11 — BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE OF COMMON STOCK

June 30 2007
Three Months Ended
Calculation of net income per share — basic:
Net income	$8,316,612
Weighted-average number of common shares outstanding	78,807,012
Net income per share — basic	$0.11

Calculation of net loss per share — diluted:
Net income	$8,316,612
Gain on fair market value of warrant liability	(4,531,112)
Gain on fair market value of compounded embedded derivative	(7,100,000)
Interest expense attributable to 6% convertible notes	258,789
Amortization of discount on 6% convertible notes and deferred financing cost	1,888
Net loss assuming dilution	$(3,053,823)

Weighted-average number of common shares outstanding	78,807,012
Effect of potentially dilutive securities:
Warrants on 6% convertible notes and advisor warrants	11,710,668
6% convertible notes	28,825,325
Weighted-average number of common shares outstanding assuming dilution	119,343,005

Net loss per share — diluted	$(0.03)

     Certain securities have been excluded from our diluted net loss per share computation because their effect was antidilutive. The shares excluded from the computation relate to stock options issued to the Company officers and warrants issued in connection with the issuance of common stock totaling to 22,394,937 and 1,146,208 shares, respectively.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
SOLAR ENERTECH CORP.
(Formerly Safer Residence Corporation)
(A Development Stage Company)
Consolidated Financial Statements
September 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Solar Enertech Corp.
(A Development Stage Company)
Menlo Park, California
We have audited the accompanying consolidated balance sheet of Solar Enertech Corp. (a development stage company) as at September 30, 2006 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the year then ended and for the period from inception (July 7, 2004) through September 30, 2006. The financial statements for the period from July 7, 2004 (inception) through September 30, 2005, were audited by other auditors whose reports expressed unqualified opinions on those statements. The financial statements for the period July 7, 2004 (inception) through September 30, 2005, include total revenues and net loss of $0 and $50,407, respectively. Our opinion on the statements of operations, stockholders’ equity, and cash flows for the period July 7, 2004 (inception) through September 30, 2006, insofar as it relates to amounts for prior periods through September 30, 2005, is based solely on the report of other auditors. These financial statements are the responsibility of Solar Enertech’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, based on our audit and the audit report of the other auditors, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Solar Enertech as of September 30, 2006, and the results of its operations and its cash flows for the year then ended and for the period from July 7, 2004 (inception) through to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 14 to the consolidated financial statements, errors resulting in understatements of stock-based compensation and additional paid in capital were discovered by management in April 2007. Additional errors resulting in an understatement of stock based compensation, additional paid-in capital, accrued expenses and certain reclassifications were discovered by management in August 2007. Accordingly, adjustments have been made as of September 30, 2006, to correct the error.
/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 21, 2006
Except for Note 14 which is dated August 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Safer Residence Corporation
We have audited the accompanying balance sheet of Safer Residence Corporation as at September 30, 2005 and the related statements of operations, cash flows, and stockholders’ equity for the year ended September 30, 2005, and for the cumulative period from July 7, 2004 (date of inception) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2005 and the results of its operations and its cash flows for the periods indicated in conformity with United States generally accepted accounting principles.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has accumulated a deficit of $50,407 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its business activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Morgan & Company, Chartered Accountants
Morgan & Company, Chartered Accountants
Vancouver, Canada
November 23, 2005

Solar Enertech Corp.
(Formerly Safer Residence Corporation)
A Development Stage Company
Consolidated Balance Sheets

	September 30, 2006	September 30, 2005
	(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$2,798,957	$48,401
Prepaid expenses and advances	40,579

Total Current Assets	2,839,536	48,401

Equipment, net	18,751	7,592
Plant being developed for own use	790,036
Deposits	572,416

Total Assets	$4,220,739	$55,993

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$2,183,289	$3,400

Accounts payable and accrued liabilities, related parties	89,292
Demand note payable to a related party	450,000
Demand notes payable	600,000

Total Current Liabilities	3,322,581	3,400

STOCKHOLDERS’ EQUITY:

Capital Stock

Common - 200,000,000 shares authorized at $0.001 par value 76,307,012 and 136,400,000 shares issued and outstanding at September 30, 2006 and 2005, respectively	76,307	136,400
Additional paid in capital	28,764,155	(33,400)
Other comprehensive loss	(3,995)
Deficit accumulated during development stage	(27,938,309)	(50,407)

Total Stockholders’ Equity	898,158	52,593

Total Liabilities and Stockholders’ Equity	$4,220,739	$55,993

The accompanying notes are an integral part of these consolidated financial statements.

Solar Enertech Corp.
(Formerly Safer Residence Corporation)
A Development Stage Company
Consolidated Statements of Operations

			Cumulative From July 7,
	For the Year Ended		2004 (Inception) to
	September 30,		September 30,
	2006	2005	2006
	(Restated)		(Restated)
Expenses

Selling, general and administrative expense	$27,882,273		$27,882,273

Total Expenses	27,882,273		27,882,273

Other income (expenses)

Interest Income	8,493		8,493

Loss from Continued Operations	(27,873,780)		(27,873,780)

Loss from Discontinued Operations	(14,122)	(47,706)	(64,529)

Net Loss	$(27,887,902)	$(47,706)	$(27,938,309)

Net Loss per Share — Basic and Diluted

Continuing operations	$(0.38)	$—

Discontinuing operations	$—	$—

Net Loss	$(0.38)	$—

Weighted average shares outstanding	73,666,329	104,768,219
The accompanying notes are an integral part of these consolidated financial statements.

Solar Enertech Corp.
(Formerly Safer Residence Corporation)
A Development Stage Company
Consolidated Statements of Stockholders’ Equity (Restated)
For the period from July 7, 2004 [Inception] to September 30, 2006

				Other	Accumulated Deficit
	Common Stock		Additional Paid-	Comprehensive	During	Total Stockholders’
	Number	Amount	In Capital	Income	Development Stage	Equity

Balances, at Inception	—	$—	$—	$—	$—	$—

Stock issued for cash	101,200,000	$101,200	$(78,200)			$23,000
Net loss from inception (July 7, 2004) to September 30, 2004					$(2,701)	$(2,701)

Balances, September 30, 2004	101,200,000	$101,200	$(78,200)	$—	$(2,701)	$20,299

Stock issued for cash	35,200,000	$35,200	$44,800			$80,000

Net loss for the year ended September 30, 2005					$(47,706)	$(47,706)

Balances, September 30, 2005	136,400,000	$136,400	$(33,400)	$—	$(50,407)	$52,593

Stock returned to treasury (no cost)	(63,699,988)	$(63,700)	$63,700			$—

Stock based compensation			$25,130,462			$25,130,462

Issuance of common stock and warrants	3,607,000	$3,607	$3,603,393			$3,607,000

Currency translation adjustment				$(3,995)		$(3,995)
Net loss for the year ended September 30, 2006					$(27,887,902)	$(27,887,902)

Balances, September 30, 2006	76,307,012	$76,307	$28,764,155	$(3,995)	$(27,938,309)	$898,158

The accompanying notes are an integral part of these consolidated financial statements.

Solar Enertech Corp.
(Formerly Safer Residence Corporation
A Development Stage Company
Consolidated Statements of Cash Flows

			Cumulative from
	For the Year Ended September 30,		July 7, 2004 (Inception)
	2006	2005	to September 30, 2006
	(Restated)		(Restated)
Cash Flows from Operating Activities
Net Loss	$(27,887,902)	$(47,706)	$(27,938,309)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,534	400	3,934
Stock based compensation	25,130,462	—	25,130,462
Changes in:			—
Prepaid expenses	(40,579)	—	(40,579)
Accounts payable and accrued liabilities	2,132,573	1,900	2,135,973

Accounts payable and accrued liabilities, related parties	89,292	—	89,292

Cash Fows Used in Operating Activities	$(572,620)	$(45,406)	$(619,227)

Cash flows from investing Activities:
Acquisition of equipment	$(14,693)	$(7,992)	$(22,685)
Deposits	(572,416)	—	(572,416)
Leasehold improvements — plant	(742,720)	—	(742,720)

Cash Flows Used in Investing Actives	$(1,329,829)	$(7,992)	$(1,337,821)

Cash flows from Financing Activities:
Proceeds from note payables	$600,000	$—	$600,000
Proceeds from advances from a related party	450,000	—	450,000
Proceeds from issue of common stock and warrants	3,607,000	80,000	3,710,000

Cash Flows Provided by Financing Activities	$4,657,000	$80,000	$4,760,000

Effect of exchange rates on cash	$(3,995)	$—	$(3,995)

Net Increase in Cash	$2,750,556	$26,602	$2,798,957

Cash, Beginning of Period	$48,401	$21,799	$—

Cash, End of Period	$2,798,957	$48,401	$2,798,957

SUPPLEMENTAL NON-CASH DISCLOSURES

Capitalized interest related to leasehold improvements — plant	$47,316	$—	$47,316

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR ENERTECH CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS
Solar Enertech Corp. (formerly Safer Residence Corporation) ) (the “Company”) was incorporated in Nevada, United States of America, on July 7, 2004. To facilitate a change in focus from providing customers with home security assistance services to the solar energy industry, on March 27, 2006 Safer Residence both reincorporated in Colorado and merged with and into Solar Enertech Corp., its wholly-owned inactive subsidiary. On April 7, 2006, the Company changed its name to Solar Enertech Corp.
On July 18, 2006, the Company executed an agency agreement with Infotech (Shanghai) Solar Technologies Ltd.(“Infotech Shanghai”), effective April 10, 2006, to engage in business in China on its behalf. Infotech Shanghai is controlled through a Hong Kong company which is 100% owned by the Company’s President. See additional disclosures related to the agency agreement in Note 2 described below.
Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company’s future operations are dependent upon external funding and its ability to bring its plant into commercial production, realize sales and control expenses.
Going concern
Our previous auditors, Morgan & Company, Chartered Accountants, as a result of the Company’s operating losses and accumulated deficit combined with the Company’s dependence on external financing to continue operations, included a going concern emphasis in their auditors’ report dated November 23, 2005, which covered the period from July 4, 2004 to September 30, 2005. During the fiscal year ended September 30, 2006 (“fiscal 2006”), we received cash proceeds of $600,000 from the issuance of notes payable, a cash advance of $450,000 from a related party and cash proceeds of $3.6 million from the sale of common stock and warrants. These cash infusions were sufficient to allow the Company to continue operations through fiscal 2006 and alleviated the conditions that led to our former auditors including a going-concern emphasis in their auditor’s report. As of the end of fiscal 2006, the Company had $2.8 million of cash and cash equivalents, which combined with expected cash flows from operations and expected additional financing, we believe will be sufficient allow the Company to continue operations through fiscal 2007.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation and basis of accounting
These consolidated financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America, and include the accounts of Solar Enertech and its wholly-controlled variable interest entities, Infotech (Hong Kong) Solar Technologies Ltd (“Infotech HK”) and Infotech (Shanghai) Solar Technologies Ltd (“Infotech Shanghai”). Collectively the variable interest entities are referred to in these financial statements as “Infotech”. Infotech HK is the holding company for Infotech Shanghai. Infotech HK does not have any investments or operations separate from Infotech Shanghai. All material intercompany accounts and transactions have been eliminated. The minority interests in Infotech were not significant at September 30, 2007 and as a result no minority interest balance is reflected in these financial statements.
Variable interest entities
A variable interest entity (“VIE”) is an entity with an ownership, contractual or other financial interest held by a primary beneficiary that is determined by control attributes other than a majority voting interest. The Company’s contractual, financial and operating relationship with Infotech make the Company the primary beneficiary of Infotech’s losses, which are expected to extend into fiscal 2008 at the earliest, and any residual returns thereafter. Upon consolidation, the primary beneficiary records all of the VIE’s assets, liabilities and non-controlling interests as if it were consolidated based on a majority voting interest.
Under the Agency Agreement dated April 10, 2006, the Company engaged Infotech to undertake all activities necessary to build a solar technology business in China, including the acquisition of manufacturing facilities and equipment, employees and inventory. Because the Company and Infotech share the same managers and staff and the Company provides Infotech’s sole source of financial support, the companies effectively operate as parent and subsidiary. Infotech is not compensated for its services as agent; however, the Company is required to reimburse Infotech for the normal and usual expenses of managing the Company’s business activities as contemplated by the agreement. The Company does not have any responsibility to absorb costs incurred by Infotech beyond those incurred in its capacity as an agent for the Company nor does the Company have any rights to future returns of Infotech that are not associated with them acting in their capacity as our agent. However, substantially all of Infotech’s operations consist of them acting as our agent.
Under the terms of the Agency Agreement, the Agency Agreement continues through April 10, 2008 unless earlier terminated, and continues month to month thereafter unless otherwise terminated. The Company may terminate the agreement at any time. While the Agency Agreement does not specifically provide the right for Infotech Shanghai to terminate the agreement, after expiration of the initial term on April 10, 2008, Infotech Shanghai may presumably terminate the Agency Agreement by electing not to continue. Upon termination of the agreement, (i) Infotech Shanghai is obligated to return any funds advanced by the Company for future expenses and deliver to the Company a final accounting of expenses incurred on behalf of the Company along with associated books and records and (ii) the Company is obligated to pay Infotech Shanghai any outstanding amounts owed to Infotech Shanghai. Upon termination of the Agency Agreement, shareholders of the Company would not have rights to the net assets of Infotech Shanghai which exist independent of the Agency Agreement. However, any property, plant and equipment purchased or constructed on behalf of the Company under the Agency Agreement which were funded by the Company are legally owned by the Company and not by Infotech Shanghai and therefore while the Agency Agreement does not specifically provide for the transfer of any of the net assets of Infotech Shanghai, under general principals of agency law Infotech Shanghai would be required to transfer such assets to the Company upon request.
While Infotech is not a subsidiary of the Company, under Chinese law, funds held by Infotech for the operation of the Company’s business can be transferred from Infotech pursuant to an agreement such as the existing Agency Agreement. We are not aware of any significant currency or other restrictions on Infotech’s ability to perform under the agreement.
All of the Company’s business activities conducted in China are carried out by Infotech. As of September 30, 2006 total assets held by Infotech as agent for Solar Enertech amounted to $3.5 million and total advances and reimbursements made to date from the Company to Infotech totaled $3.9 million which effectively represents an intercompany receivable to the Company from Infotech Shanghai which is eliminated during consolidation. Infotech’s principal undertaking during this period was to construct manufacturing facilities for Solar. Infotech’s operating expenses on behalf of Solar for the year ended September 30, 2006 totaled $350,685. Infotech’s only debt consisted of advances received from the Company.
Development stage company
As defined by SFAS No. 7, Accounting and Reporting by Development Stage Enterprises, Solar Enertech has been in the development stage since its formation on July 7, 2004, and has not yet realized any revenues from its planned operations. Solar Enertech is devoting substantially all of its present efforts towards the start-up of its solar cell manufacturing plant located in Shanghai, China.
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash within ninety days of deposit.
Currency and foreign exchange
Solar Enertech determined its functional currency is the Renminbi as substantially all of its operations are in China. Solar Enertech’s reporting currency is the U.S. dollar.
Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation, and are included in determining net income or loss.
For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of September 30, 2006, the exchange rate for the Chinese Renminbi (RMB) was $1.00 U.S. for 7.9087 RMB.
Although the economic situation in China has remained relatively stable in recent years, a return to higher levels of inflation, and currency fluctuations could adversely affect Solar Enertech’s operations. The devaluation or valuation of the Chinese Renminbi in relation to the U.S. dollar may have significant effects on Solar Enertech’s consolidated financial statements.
Property and equipment, net
Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets, or over the term of the lease, as follows:
Furniture and equipment               5 years
Expenditures for maintenance and repairs that do not improve or extend the lives of the related assets are expensed to operations, major repairs that do not improve or extend the lives of the related assets are expensed to operations, and major repairs are capitalized.
Loss per share
In February 2006, Solar Enertech effected a 44-for-one stock split. Previously reported share and earnings per share amounts have been restated since inception. The basic loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. At September 30, 2006, there were warrants to purchase 3,607,000 shares of common stock which could potentially dilute future earnings per share.
Interest cost capitalized
Solar Enertech capitalizes interest costs incurred on funds used to construct property, plant, and equipment. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Interest costs capitalized were $47,316 and $0 in 2006 and 2005, respectively. There were no interest costs charged to operations in 2006 and 2005.
Impairment of long lived assets
Solar Enertech reviews its long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, management compares the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. As of September 30, 2006, management expects those assets related to its continuing operations to be fully recoverable.
Income taxes
Solar Enertech files federal and state income tax returns in the United States for its U.S. operations, and files separate foreign tax returns for its foreign subsidiary in the jurisdictions in which this entity operates. Solar Enertech accounts for income taxes under SFAS No. 109, Accounting for Income Taxes.
Under SFAS No.109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Valuation allowance
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
Stock-based Compensation
On January 1, 2006, Solar Enertech began recording compensation expense associated with stock options and other forms of employee equity compensation in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. Prior to January 1, 2006, Solar Enertech had accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. Solar Enertech adopted the modified prospective transition method provided for under SFAS No. 123R, and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options recognized in the first quarter of fiscal 2006 includes the quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123.
The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The following assumptions are used in the Black-Scholes-Merton option pricing model:
Expected Term —The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding.
Expected Volatility— The Company’s expected volatilities are based on historical volatility of the Company’s stock, adjusted where determined by management for unusual and non-representative stock price activity not expected to recur. Due to the limited trading history, we also considered volatility data of guidance companies.
Expected Dividend —The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The Company currently pays no dividends and does not expect to pay dividends in the foreseeable future.
Risk-Free Interest Rate— The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.
Estimated Forfeitures— When estimating forfeitures, the Company uses the average historical option forfeitures over a period of four years.
In conjunction with stock option awards granted to the President/CEO and a director in March 2006, the management, with the assistance of a third party valuation firm, estimated the fair value of the equity of the Company using a simple weighted average (50/50) of the Income Approach, Discounted Cash Flow Method, and Market Approach, Guideline Public Company Method. There were no discounts taken for this determination of the equity value of Solar Enertech.
For the Income Approach, management utilized a five year forecast of income and expenses, including capital expenditures, to determine debt-free cash flow. Management used a multiple of 2.9 times 2010 forecasted revenue to determine a terminal value for the Company. The multiple of 2.9 was based upon the median 2008 business enterprise value to revenue multiple of three comparable public companies in the same industry as Solar Enertech, and of similar size. The discrete cash flows and the terminal value were present-valued using a discount rate of fifty percent. The discount rate was based upon guideline discount rates for early stage companies from the AICPA Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The sum of the present values of the discrete cash flows plus the terminal value determined the business enterprise value of the Company. “Net Debt” was subtracted from the business enterprise value to determine the value of equity of the Company.
For the Market Approach, management used the same three guideline public companies that were used for the terminal value multiple to determine 1) a revenue multiple for the twelve months trailing the Valuation Date of March 1, 2006, 2) a revenue multiple for 2007, and 3) a revenue multiple for 2008 (the same multiple used to determine the terminal value of the Company). As Solar Enertech had no revenue for the trailing twelve months prior to the Valuation Date, management relied upon the revenue multiples for 2007 and 2008. Management applied the multiples to the revenue forecast of Solar Enertech for the years 2007 and 2008, and determined an equity value for the Company as an equally weighted average sum of the two multiples.

Research and Development Cost
Expenditures for research activities relating to product development are charged to expense as incurred
NOTE 3 — FINANCIAL INSTRUMENTS
Credit risk
Solar Enertech maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. Solar Enertech has not experienced any losses in connection with these deposits and believes it is not exposed to any significant credit risk from cash. At September 30, 2006, Solar Enertech had approximately $2,500,000 in excess of insured limits.
Fair values
Solar Enertech has various financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities and note payable and amounts due to or from a related party. Unless otherwise noted, these monetary assets and liabilities are stated at amounts that approximate their fair values.

Foreign exchange risk
Solar Enertech may be subject to significant currency risk due to the fluctuations of exchange rates between the Chinese Renminbi and the United States dollar.
NOTE 4 — DEPOSITS
At September 30, 2006, there were $572,416 in deposits for machinery and plant equipment.
NOTE 5 — PROPERTY, PLANT AND EQUIPMENT
Solar Enertech amortizes its assets over their estimated useful lives. A summary is as follows:

		Accumulated	Net Book
	Cost	Depreciation	Value

Property and equipment	22,685	(3,934)	18,751
Leasehold improvements — plant	790,036	—	790,036

	812,721	(3,934)	808,787

As of September 30, 2006 the plant being developed for our own use was still under construction, therefore, depreciation has not commenced on this asset. Included in “Leashold improvements – plant” was $47,316 of capitalized interest.
NOTE 6 — RELATED PARTY TRANSACTIONS
Management fees
On March 1, 2006, Solar Enertech entered into a contract for management services with the President requiring the payment of $3,000 per month for two years and expiring on February 28, 2008. This commitment can be terminated by either Solar Enertech or the director with 30 days’ notice.
As of September 30, 2006, $21,000 was accrued for the President for management fees. This amount is included in accounts payable and accrued liabilities, related party on the balance sheet.
Effective March 15, 2006, the Company entered into a verbal agreement for management services with a director, requiring the payment of $2,529 per month. Upon Solar Enertech reaching the break-even point, the monthly fees will be increased to $5,058. The agreement has no fixed term. .
The Company accrued $2,118,523 of compensation expense for the President and a US employee. The Company has the obligation to withhold tax upon exercise of stock options by US employees. The withholding tax absorbed by the Company was accounted for as additional compensation expense to employees.
Due to a related party
During the year ended September 30, 2006, a company controlled by a director and officer has advanced funds to Solar Enertech by incurring pre-operating expenditures on behalf of Solar Enertech. These advances totaling $37,200 do not have specific repayment terms and are included in the accounts payable and accrued liabilities, related party on the balance sheet.

Due from a related party
During the year ended September 30, 2006, funds were advanced to Solar Enertech via the bank account of a company controlled by a director and officer of the Company. At September 30, 2006, approximately $12,600 of the funds had not yet been forwarded to Solar Enertech’s account, and was therefore owed to Solar Enertech. This amount is included in the accounts payable and accrued liabilities, related party on the balance sheet, and therefore reduces the fees and advances otherwise due to this related party as described in note 6.
Subsequent to year end, these funds were transferred in full to Solar Enertech’s bank account.
Note payable
On February 9, 2006, $450,000 was borrowed from a company controlled by a director and officer of Solar Enertech. The note is due on demand and is included in note payable to a related party on the balance sheet. Subsequent to demand for payment, any arrears in payment of the principal amount will bear interest at 10% per annum. Solar Enertech calculated imputed interest at 10% on the note, totaling $31,124 (see note 7). The imputed interest was capitalized in accordance with Solar Enertech’s policy of capitalizing interest costs incurred on funds used to construct property, plant and equipment.
NOTE 7 — NOTES PAYABLE
On May 8, 2006 and July 3, 2006, Solar Enertech borrowed $100,000 and $500,000, respectively, from third parties under demand notes that accrue interest at 10% per year. Accrued interest on both notes of $16,192 is included in accrued liabilities on the consolidated balance sheet. The accrued interest was capitalized in accordance with Solar Enertech’s policy of capitalizing interest costs incurred on funds used to construct property, plant and equipment.
NOTE 8 — INCOME TAXES
Due to uncertainty surrounding the realization of its deferred tax assets the Company has established a valuation allowance against its otherwise recognizable deferred tax assets.
At September 30, 2006 there are $0 deferred tax assets attributable to employee stock option deductions, the benefit from which would be allocated to additional paid-in capital when, and if, it is subsequently realized.
At September 30, 2006 the Company does not have any undistributed earnings from its foreign subsidiary.
At September 30, 2006, the Company has no net operating loss carry forwards for federal or state income tax purposes. The Company’s expenses have been capitalized as pre-operating expenses or added back as permanent differences primarily related to non-tax deductible stock compensation. The Company has no credit carry forwards.
In addition, the Company had $398,000 of foreign net operating losses related to its operations in China. Current Chinese tax legislation imposes a five-year time limit for the utilization of the losses against future taxable profits. The tax rate in China is generally 30% but certain locations are designated special economic zones, including Shanghai, which subject production companies to a lower rate of 15%.
The components of deferred tax assets at September 30, 2006 and 2005 are as follows:

	United States		China
	2006	2005	2006	2005

Deferred Tax Assets:
Net operating loss carryforward	$0	$0	$59,796	$0
Stock-based compensation	$390,000
Valuation Allowance	$(390,000)		$(59,796)

Net deferred tax assets	$0	$0	$0	$0

NOTE 9 — DISCONTINUED OPERATIONS
In March 2006, Solar Enertech discontinued its development-stage efforts to provide customers with home security assistance services. There were no revenues reported in discontinued operations during the year ended September 30, 2006. A loss of $14,122 was incurred in discontinued operations, as a result of operating expenses related to home security services as described above. Amounts related to discontinued operations included in prior period financial statements presented herein have been reclassified to conform to the current period presentation.
NOTE 10 — CAPITAL STOCK
Forward stock split
On February 24, 2006, 3 previous directors returned 1,447,727 (pre-forward stock split) common shares for no consideration. On February 27, 2006, Solar Enertech forward split its issued common shares on the basis of forty-four new shares for one old share. The number of shares referred to in these consolidated financial statements has been restated to give retroactive effect on the forward stock split. The number of common shares outstanding pre-forward stock split was 1,652,273 and after giving effect to the forward split, the outstanding common shares totaled 72,700,012.
On March 1, 2006, Solar Enertech increased its authorized capital stock from 75,000,000 to 200,000,000 common shares.
Common stock issued for cash
During the period from May 2006 to September 30, 2006, Solar Enertech sold 3,607,000 units at $1.00 per unit, for net proceeds of $3,607,000. Each unit consisted of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at an exercise price of $1.60, expiring on various dates ranging from April 30, 2007 to September 20, 2007.
In November 2006, Solar Enertech repriced all 3,607,000 warrants that were outstanding at September 30, 2006, from $1.60 to $1.00 per warrant for the remainder of the warrants’ terms.
Subsequent to year end, Solar Enertech received subscriptions for 2,500,000 units at $0.60 per unit. Each unit consisted of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at an exercise price of $1.00, expiring one year from the date of issuance.
Warrants
During the period May 2006 through September 2006, in connection with the sale of the Company’s common stock, the board of directors approved the issuance of warrants to purchase an additional 3,607,000 shares of the Company’s common stock. The warrants were initially exercisable at $1.60, but were re-priced in November 2006 to $1 per share. All of the warrants expire one year from the date of issuance.
The fair value of these warrants recognized as additional paid in capital was calculated using the Black-Scholes-Merton option pricing model, using the following assumptions: a risk-free interest rate of 4.50%, no dividend yield, a volatility factor of 82.57% and a contract life of one year.

A summary of warrant activity through September 30, 2006 is as follows:

	Number of	Exercise	Expiration	Fair
	Shares	Price	Date	Value

Outstanding at March 31, 2006	—			—
Granted in connection with
Common Stock Purchase	2,825,000	1.00	May-June 2007	915,616

Outstanding at June 30, 2006	2,825,000			915,616
Granted in connection with
Common Stock Purchase	782,000	1.00	July-Sept 2007	233,008

Outstanding at September 30, 2006	3,607,000			1,148,624

At September 30, 2006, no warrants have been exercised and the weighted-average remaining contractual life is 0.73 years.
NOTE 11 — COMMITMENTS AND CONTINGENCIES
Lease obligations
Solar Enertech has an operating lease for a plant, with a term of three years from February 20, 2006 to February 19, 2009 at a monthly payment of $16,913. It is renewable every 3 years with an adjustment in rental fee not to exceed 5% of the total rent of the previous year (3-year period).
Solar Enertech also has an operating lease for office space with a term of two years from May 16, 2006 to May 15, 2008 at a monthly payment of $5,195. Effective October 1, 2006, the space was increased and the monthly payment increased to $6,573 for the remainder of the term. The lease can be renewed with an advance notice of three months with possibility of rent adjustment. No termination is allowed in the agreement.
Solar Enertech also leases office space in California as corporate headquarters, at a monthly cost of $1,050 until June 30, 2007.
Minimum payments under these leases are as follows:

Minimum
Fiscal Year Ending	Payments

2007	$287,272
2008	$256,531
2009	$79,267

$623,070
Management and consulting agreements
In addition to the lease agreements for plant and office, Solar Enertech has property management contracts for the plant and office at monthly fees of $1,060 and $910, respectively.
On May 1, 2006, Solar Enertech entered into a contract for investor relations services requiring the payment of $10,000 per month expiring on April 30, 2008. This commitment can be terminated by either party with 90 days’ written notice.

On March 1, 2006, Solar Enertech entered into a contract for management services with the President requiring the payment of $3,000 per month for a period of two years, expiring on February 28, 2008. This commitment can be terminated by either Solar Enertech or the President with 30 days’ notice.
Effective March 15, 2006, the Company entered into a verbal agreement for management services with a director, requiring the payment of 20,000 RMB per month. Upon Solar Enertech reaching the break-even point, the monthly fees will be increased to 40,000 RMB. The agreement has no fixed term.
NOTE 12 — FOREIGN OPERATIONS
Solar Enertech identifies its operating segments based on its business activities and geographical locations. Solar Enertech operates within a single operating segment, being the manufacture of solar energy cells.
Solar Enertech operates in the United States and in China. Substantially all of Solar Enertech’s assets are located in China.

	September	September
	30,	30,
	2006	2005

	(Restated)
Interest income
China	$8,493	$—

Expenses
China	308,826	—
United States	27,573,447	—

Loss from continuing operations	27,873,780	—

Loss from discontinued operations
United States	14,122	47,706

Net loss	$27,887,902	$47,706

Long-lived assets:
China	$803,592	$—
United States	5,195	7,592

Total long-lived assets	$808,787	$7,592

NOTE 13 — SUBSEQUENT EVENTS
In October and November 2006, approximately $12,600 of Solar Enertech’s funds that had not yet been forwarded from an account held by a company controlled by a director and officer of the Company were transferred in full to the Company’s Agent bank account.
In November 2006, Solar Enertech received subscriptions for 2,500,000 units at $0.60 per unit. Each unit consisted of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at an exercise price of $1.00, expiring one year from the date of issuance.

In November 2006, Solar Enertech adopted to reprice all of the warrants that were outstanding at September 30, 2006, being 3,607,000 warrants, from $1.60 to $1.00 per warrant for the remainder of the warrants’ term.
NOTE 14 — RESTATEMENTS
On August 15, 2007, the Company filed a Current Report on Form 8K based on our conclusion that our previously issued financial statements for the year ended September 30, 2006 and for the quarters ended December 31, 2006 and March 31, 2007 should no longer be relied upon and should be restated based on identified errors. The impact of the adjustments on the consolidated balance sheet as of September 30, 2006 and the statements of operations for the year ended September 30, 2006 and the period from inception (July 7, 2004) through September 30, 2006 are summarized and explained in detail as follows:

	Original Form 10-
	KSB	Adjustments	Note	Amendment No. 3

Balance Sheet — Septemeber 30, 2006

Accounts payable and accrued liabilities	$64,766	$2,118,523	B	$2,183,289

Accounts payable and accrued liabilities, related parties	$58,168	$31,124	C	89,292
Additional paid in capital	$3,664,817	$25,099,338	D	28,764,155
Deficit accumulated during development stage	$(689,326)	$(27,248,983)	A	(27,938,309)

Statement of Operations

For the Year ended September 30, 2006

Selling, general and administrative expense	$633,290	$27,248,983	A	$27,882,273

Net loss	$(638,919)	$(27,248,983)	A	$(27,887,902)

Net loss per share — Continuing operations	$(0.01)	$(0.37)	A	$(0.38)

Statement of Operations

From inception (July 7, 2004) through September 30, 2006
Selling, general and administrative expense	$633,290	$27,248,983	A	$27,882,273

Net loss	$(689,326)	$(27,248,983)	A	$(27,938,309)
Note A
Under an agreement dated March 1, 2006, the current President and CEO of the Company was granted an option to purchase a total of 36 million shares of common stock directly from a former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vest in 3 equal installments over a period of 2 years, with the first installment vesting on March 1, 2006, and the remaining options vesting on March 1, 2007 and March 1, 2008, respectively. Additionally, under another agreement dated March 1, 2006, a current director has the right and option to purchase a total of 1.5 million shares of common stock of the Company directly from such former officer at a price of $0.0001 per share until February 10, 2010. The options granted under the agreement vested immediately. In July 2006, the President and CEO exercised a portion of his option and acquired 10.75 million shares of common stock from the former officer and subsequently transferred 5.75 million shares to various employees of Infotech Shanghai. The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”) on January 1, 2006. FAS 123R requires the Company to record compensation expense for shares transferred from a related party to employees of the Company for services provided to the Company.
We made the following three adjustments related to these transactions:
1.	The fair value of the options granted under the option agreements to the President and CEO and a director was estimated using the Black-Scholes stock price valuation model with the following assumptions:
▪	Volatility of 82.57%

▪	Risk- free interest rate of 4.65%

▪	Expected lives — 4 years

▪	No dividend yield

▪	Market value per share of stock on measurement date of $0.70.
The Black Scholes model valued the options at $26,406,296 which is amortized over the service period: $14,435,462 in fiscal year 2006, $8,450,026 in fiscal year 2007 and $3,520,808 in fiscal year 2008. Based on the revised calculation, we increased stock compensation by $14,435,462 in fiscal year 2006.
2.	The fair value of the shares transferred to employees was $10,695,000, using the market price on July 6, 2006, the date of transfer. We recorded $10,695,000 of compensation expense in fiscal year 2006.

3.	The Company recorded an additional compensation expense of $2,118,523, related to withholding tax obligations arising from the exercise of stock options by the President and a US employee.
The above three adjustments increased selling, general and administrative expense, net loss and deficit accumulated during development stage by $27,248,983 for fiscal year 2006. The impact on the earnings per share was a loss of $0.37 per share. The impact on cumulative selling, general and administrative expense and net loss from inception (July 7, 2004) through September 30, 2006 was $27,248,983.
Note B
In conjunction with the adjustment described in Note A, the Company recorded an additional compensation expense of $2,118,523, related to the withholding tax obligations arising from the exercise of stock options by the President and a US employee. Accordingly, accrued liabilities increased by $2,118,523.
Note C
The Company reclassified $31,124 of interest expense on a related party loan from the additional paid in capital account to accrued expense. The loan is due on demand.
Note D
Additional paid in capital was increased by $25,130,462 due to the stock option adjustments described in Note A. The additional paid in capital account was reduced by $31,124 due to the reclassification entry described in Note C. The net impact on additional paid in capital was $25,099,338.
Amendments to Annual Report on Form 10-KSB

We filed our Annual Report on Form 10-KSB on December 26, 2006. Subsequently, we filed Amendment No. 1 on April 10, 2007 and Amendment No. 2 on July 3, 2007. We are currently filing Amendment No. 3 to our Form 10-KSB.
In April 2007, we disclosed that we did not account for options granted to the President and CEO and a director of the Company. We also had not properly accounted for shares transferred from the President and CEO to various employees. In Amendment No. 1, we recorded an additional share based compensation charge of $52,637, calculated using the Black Scholes model, in connection with the options granted to the President and CEO and a director. We also recorded a stock compensation charge of $7,820,000 in connection with the transfer of shares of common stock between the President and CEO and various employees of the Company. The effect of the changes related to accounting for the issues described on our statement of operations from inception through September 30, 2006 was an increase in our net loss attributable to common shareholders of $7,872,637. Basic loss attributable to common shareholders per share from inception through September 30, 2006 was an increase of $0.11. There was no net effect on our balance sheet as of September 30, 2006.
In August 2007, in responding to the second comment letter received from the Securities and Exchange Commission, we reviewed the stock option transaction and made the following adjustments in Amendment No. 3 to Form 10-KSB:
•	The Company recorded an additional compensation expense of $14.4 million related to the options granted on March 1, 2006 to the current President and a director. The original Black Scholes model used $0.002 as fair value of the common stock, based on the most recent sale of our common stock prior to the issuance date. However, shortly after the grant dates of these options, the Company’s shares traded at a significantly higher value. Management revised the assumptions used in the Black Scholes model, most notably increasing the share price from $0.002 to $0.70 per share based upon a valuation performed by our management. This resulted in significantly higher compensation expense.

•	The Company recorded an additional compensation expense of $2.9 million related to the 5.75 million shares transferred from the President to various officers and employees of Infotech Shanghai. The share price of $1.36 used in the original calculation was based on an incorrect transaction date. The share price used in the revised calculation was $1.86 which resulted in significantly higher compensation expense.

•	The Company recorded a withholding tax expense and liability of $2.1million related to the exercise of stock option by the President and a US employee.

•	The Company in Amendment No. 3 reclassified imputed interest on a related party loan of $31,000 from additional paid in capital to accrued expense.
Amendment No. 2 to Form 10-KSB was filed on July 3, 2007 in response to the first comment letter received from the Securities and Exchange Commission. We revised the presentation in the statement of operations and enhanced disclosures throughout the document. We made no adjustment to the numbers in Amendment No. 2.
Impact on Statements of Cash Flows

	Original Form 10- KSB	Adjustments	Note	Amendment No. 3
Statement of Cash Flow — Year ended Septemeber 30, 2006
Net Loss	$(638,919)	$(27,248,983)	E	$(27,887,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,534	$—		$3,534
Stock based compensation	$—	$25,130,462	F	$25,130,462
Changes in:		$—
Prepaid expenses	$(40,577)	$(2)		$(40,579)
Accounts payable and accrued liabilities	$61,369	$2,071,204	G	$2,132,573
Accounts payable and accrued liabilities, related parties	$41,973	$47,319	H	$89,292
Cash Fows Used in Operating Activities	$(572,620)	$—		$(572,620)

Statement of Cash Flow
From inception (July 7, 2004) through September 30, 2006
Net Loss	$(689,326)	$(27,248,983)	E	$(27,938,309)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$3,934	$—		$3,934
Stock based compensation	$—	$25,130,462	F	$25,130,462
Changes in:
Prepaid expenses	$(40,577)	$(2)		$(40,579)
Accounts payable and accrued liabilities	$64,769	$2,071,204	G	$2,135,973
Accounts payable and accrued liabilities, related parties	$41,973	$47,319	H	$89,292
Cash Fows Used in Operating Activities	$(619,227)	$—		$(619,227)

Note E — Please refer to Note A above.

Note F — Plesae refer to Note A above.

Note G — Please refer to Note B above.

Note H — Reclassification between G and H.

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by Solar Enertech Corp., or the selling shareholders. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Solar Enertech Corp., or its subsidiaries since the date hereof.
13,073,104 Shares
SOLAR ENERTECH
CORP.
Common Stock
PRELIMINARY PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers
     Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:
     (a) is not liable pursuant to Nevada Revised Statute 78.138, or
     (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
     (a)      is not liable pursuant to Nevada Revised Statute 78.138, or
     (b)     acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:
•	the creation of a trust fund

•	the establishment of a program of self-insurance

•	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation

•	the establishment of a letter of credit, guaranty or surety

     No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a)      by the shareholders,
     (b)      by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
     (c)      if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or
     (d)      if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     Our bylaws also include indemnification provisions. Section 10 of our bylaws states that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or is or was serving at our request as a director, officer, employee, or agent of another enterprise, shall be indemnified and held harmless by us to the fullest extent provided by law. This indemnity covers all expense, liability and loss (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding and inures to the benefit of his heirs, executors and administrators. We must indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by our board of directors. Our bylaws allow us to pay expenses incurred in defending any such proceeding in advance of a final disposition, so long as our Board of Directors shall not have adopted a resolution expressly disapproving of such an advance. We may also provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents on the same terms and with the same scope and effect as the provisions governing the indemnification of directors. Our bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was our director or officer or who was serving at our request as a director of officer of another enterprise.
Item 25. Other Expenses of Issuance and Distribution.
     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$1,028
Printing Expenses*	$1,000
Accounting Fees and Expenses*	$40,000
Legal Fees and Expenses	$50,000
Blue Sky Fees and Expenses*	$2,000
Registrar and Transfer Agent Fee*	$1,000
Miscellaneous*	$1,972

Total*	$97,000

* Estimated
Item 26.    Recent Sales of Unregistered Securities
          Effective February 27, 2006, the registrant forward split its issued common stock on the basis of forty-four new shares for one old share. The number of shares referred to in the following discussion have been restated wherever applicable, except where noted, to give retroactive effect on the forward stock split.
           On July 7, 2004 the registrant issued 1,700,000 pre-split shares of our common stock to Ms. Jean Blanchard, a founder, in exchange for $17,000. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.. There was no form of general solicitation or general advertising undertaken and, as the founder, the acquirer occupied a status that afforded her effective access to the information registration would otherwise provide.
           On August 19, 2004, the registrant issued 600,000 pre-split shares of common stock at a price of $0.01 per share to two individuals for $6,000. The shares were issued in reliance on the exemption provided by Rule 504 of Regulation D. At the time of the offering the registrant was not subject to the requirements of section 13 or 15(d) of the Exchange Act, there was no form of general solicitation or general advertising undertaken and the offering was for less than $1,000,000.
           The following offerings were all made in reliance on Regulation S of the Securities Act of 1933. The offers and sales were all made in offshore transactions and no directed selling efforts were made in the U.S. by the registrant, a distributor, the affiliates of the registrant or a distributor or any person acting on their behalf. All of the information below gives effect to the forward split that was effective on February 27, 2006.
           On May 1, 2006, the registrant issued 500,000 units at $1.00 per unit, for net cash proceeds of $500,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on April 30, 2007.
           On May 4, 2006, the registrant issued 500,000 units at $1.00 per unit, for net cash proceeds of $500,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on May 3, 2007.
           On June 9, 2006, the registrant issued 505,000 units at $1.00 per unit, for net cash proceeds of $505,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on June 8, 2007.

           On June 21, 2006, the registrant issued 850,000 units at $1.00 per unit, for net cash proceeds of $850,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on June 20, 2007.
           On June 23, 2006, the registrant issued 468,000 units at $1.00 per unit, for net cash proceeds of $468,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on June 22, 2007.
           On June 30, 2006, the registrant issued 2,000 units at $1.00 per unit, for net cash proceeds of $2,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on July 3, 2007.
           On July 10, 2006, the registrant issued 37,000 units at $1.00 per unit, for net cash proceeds of $37,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on July 9, 2007.
          On July 11, 2006, the registrant issued 20,000 units at $1.00 per unit, for net cash proceeds of $20,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on July 10, 2007.
           On July 24, 2006, the registrant issued 12,500 units at $1.00 per unit, for net cash proceeds of $12,500. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on July 23, 2007.
           On August 28, 2006, the registrant issued 32,000 units at $1.00 per unit, for net cash proceeds of $32,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on August 27, 2007.
           On September 5, 2006, the registrant issued 5,500 units at $1.00 per unit, for net cash proceeds of $5,500. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on September 4, 2007.
           On September 21, 2006, the registrant issued 675,000 units at $1.00 per unit, for net cash proceeds of $675,000. Each unit consisted of one share of common stock and one common share purchase warrant entitling the holder to acquire an additional share of common stock at an exercise price of $1.60. The warrants expire on September 20, 2007.
           On November 7, 2006, the registrant received subscriptions for the purchase of 2,500,000 units at $0.60 per unit, for net cash proceeds of $1,500,000. Each unit consisted of one common share and one common share purchase warrant entitling the holder to acquire an additional common share at an exercise price of $1.00, for one year.
           On November 10, 2006, the registrant’s Board of Directors resolved to offer to all of its warrant holders a lower exercise price for their warrants. The 3,607,000 warrants outstanding at that time were reduced in exercise price to $1.00 per share.
           The following securities were sold to institutional and accredited investors in private offerings pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.
           On May 8, 2006 and July 3, 2006, the registrant issued two promissory notes, totaling $600,000, to Coach Capital LLC. The promissory notes, in the amounts of $100,000 and $500,000, respectively, accrue interest at the rate of 10% per year and are due on demand.
           On January 24, 2007 the registrant issued a promissory note in the amount of $100,000 to Thimble Capital Ltd. The promissory note accrues interest at the rate of 10% per year and is payable on demand.
           The following securities were sold to institutional and accredited investors in private offerings pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors. Knight Capital Markets, LLC, acted as placement agent in connection with the sale of these securities. For its services relating to the private offering that closed on March 7, 2007, Knight Capital Markets, LLC received $498,000 in commissions, an advisory fee of $83,000 and warrants to purchase a total of 912,511 shares of the registrant’s common stock at exercise prices of $0.69 per share for 507,247 shares and $0.57 per share for 405,264 shares. For its services relating to the private offering that closed on March 20, 2007, Knight Capital Markets, LLC received $540,000 in commissions, $450,000 in commissions owed for a prior offering, an advisory fee of $90,000 and warrants to purchase a total of 1,105,263 shares of the registrant’s common stock at an exercise price of $0.57 per share. The registrant also paid legal fees of $40,000 to counsel for Knight Capital Markets, LLC. The registrant received net proceeds from these offerings of approximately $16.4 million after the payment of commissions, fees, and other expenses of the offerings.
          On March 7, 2007 the registrant sold
•	units consisting of $5,000,000 in principal amount of Series A Convertible Notes and warrants to purchase 7,246,377 shares of common stock (the “Series A Warrants”) and

•	units consisting of $3,300,000 in principal amount of Series B Convertible Notes and warrants to purchase 5,789,474 shares of common stock (the “Series B Warrants”).
          The principal amount of the Series A Convertible Notes may be converted at the rate of $0.69 per share for a total of 7,246,377 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series A Warrants is $1.21 per share. There is no requirement that the warrants be exercised.
           The principal amount of the Series B Convertible Notes may be converted at the rate of $0.57 per share for a total of 5,789,474 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series B Warrants is $0.90 per share. There is no requirement that the warrants be exercised.
           On March 20, 2007 the registrant sold an additional $9,000,000 in principal amount of Series B Convertible Notes, again in a private offering pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Like the March 7, 2007 offering, the principal amount of the Series B Convertible Notes may be converted at the rate of $0.57 per share for a total of 15,789,474 shares of common stock (which amount does not include shares of common stock that may be issued for the payment of interest). The exercise price of the Series B Warrants is $0.90 per share. There is no requirement that the warrants be exercised.
           On September 24, 2007, the Board of Directors approved the adoption of the 2007 Equity Incentive Plan and granted 7.3 million shares to employees, director and consultants. The exercise price of $1.2 was determined based on the closing price on the third trading day following the Company’s filing of its Form 10-QSB for the quarter ended June 30, 2007.
Item 27.        Exhibits.
     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title

3.1	Articles of Incorporation, incorporated by reference to our SB2 Registration Statement Amendment 7 filed on May 5, 2005, SEC File Number 333-120926.

3.2	By-laws, Incorporated by reference to our SB2 Registration Statement Amendment 7 filed on May 5, 2005, SEC File Number 333-120926.
3.3	Article of Merger filed with the Secretary of State of Nevada, incorporated by reference from Exhibit 3.1 to the Form 8-K filed April 10, 2006.

5	Legal opinion from Richardson & Patel LLP*

10.1	Summary of Lease Agreement between the Company and Shanghai Jin Qiao Technology Park Ltd., incorporated by reference from Exhibit 4.1 to the Form 8-K filed May 12, 2006

10.2	Management agreement with Leo Young, incorporated by reference from Exhibit 10.1 to our Form 8-K filed March 10, 2006.

10.3	Agency Agreement between the Company and its Shanghai Agent dated July 18, 2006, incorporated by reference from Exhibit 10.1 to our Form 8-K/A filed December 18, 2006.

10.4	Letter agreement dated November 1, 2006 between Knight Capital Markets, LLC and the registrant.

10.5	Indemnification agreement dated November 1, 2006 between Knight Capital Markets, LLC and the registrant.*

10.6	Form of Securities Purchase Agreement relating to the offering closed on March 7, 2007, incorporated by reference from Exhibit 10.1 to our Form 8-K filed on March 8, 2007.

10.7	Form of Series A Convertible Note relating to the offering closed on March 7, 2007, incorporated by reference from Exhibit 10.2 to our Form 8-K filed on March 8, 2007.
10.8	Form of Series B Convertible Note relating to the offerings closed on March 7, 2007 and March 20, 2007, incorporated by reference from Exhibit 10.3 to our Form 8-K filed on March 8, 2007.

10.9	Form of Series A Warrant relating to the offering closed on March 7, 2007, incorporated by reference from Exhibit 10.4 to our Form 8-K filed on March 8, 2007.

10.10	Form of Series B Warrant relating to the offerings closed on March 7, 2007 and March 20, 2007, incorporated by reference from Exhibit 10.5 to our Form 8-K filed on March 8, 2007.

10.11	Form of Registration Rights Agreement relating to the offering closed on March 7, 2007, incorporated by reference from Exhibit 10.6 to our Form 8-K filed on March 8, 2007.

Exhibit No.	Title

10.12	Form of Lock-Up Agreement with Officers and Directors relating to the offering closed on March 7, 2007, incorporated by reference from Exhibit 10.7 to our Form 8-K filed on March 8, 2007.

10.13	Demand Promissory Note dated May 8, 2006 in the amount of $100,000 in favor of Coach Capital LLC.

10.14	Demand Promissory Note dated July 3, 2006 in the amount of $500,000 in favor of Coach Capital LLC.

10.15	Demand Promissory Note dated January 24, 2007 in the amount of $100,000 in favor of Thimble Capital Ltd.

10.16	Reserved

10.17	Reserved

10.18	Letter of Intent dated July 28, 2006 entered into between InfoTech (Shanghai) Solar Technologies, Ltd. and Shanghai University.*

10.19	Joint R&D Laboratory Agreement dated November 2006 between Shanghai University and SolarEnertech (Shanghai) Co., Ltd.

10.20	Conceptual and Architectural Design Agreement dated September 13, 2006 between the registrant and Monsen Design Solutions AB.

10.21	Business Consultant Agreement dated May 1, 2006 between the registrant and Boundary Point Investor Relations, Inc.

10.22	Supply-Purchase Contract between Solar Enertech (Shanghai) Co., Ltd. and Jiangsu Photovaltaic Industry Development Co., Ltd.

10.23	Repayment Agreement dated January 1, 2007 between the registrant and Infotech Essentials, Inc.

10.24	Promissory Note dated February 9, 2006 in the amount of $450,000 in favor of Infotech Essentials, Inc.

10.25	Repayment Agreement dated October 5, 2006 between the registrant and Infotech Essentials, Inc.

10.26	Sales and Service Agreement dated September 23, 2006 between the registrant and Shang Sheng Estate Development, Ltd.*

10.27	Management Agreement dated April 6, 2007 between the registrant and Qizhuang Cai

10.28	Settlement Agreement dated March 9, 2007 between the registrant and Knight Capital Markets, LLC

16	Letter from former principal accountants, Morgan & Company, incorporated by reference from Exhibit 16.1 to our Form 8-K filed December 9, 2006.

23.1	Consent of Malone & Bailey, PC

23.2	Consent of Morgan & Company, Chartered Accountants

* To be filed by amendment.

Item 28. Undertakings.
     The undersigned registrant hereby undertakes:
      1.        To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)	include any additional or changed material information on the plan of distribution.
      2.        For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
      3.        To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
      4.        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      5.        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Small Business Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Menlo Park, State of California, on November 2, 2007.

Solar Enertech Corp.

a Nevada corporation

By:	/s/ Leo Shi Young Leo Shi Young, Chief Executive Officer and President

By:	/s/ Ming Wai Anthea Chung Ming Wai Anthea Chung
Chief Financial Officer
     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Solar Enertech Corp. and on the dates stated.

/s/ Leo Shi Young Leo Shi Young	Chairman of the Board, President, Chief Executive Officer	November 2, 2007

/s/ Ming Wai Anthea Chung Ming Wai Anthea Chung	Chief Financial Officer	November 2, 2007

/s/ Shi Jian Yin Shi Jian Yin	Vice President, Chief Operating Officer and Director	November 2, 2007

/s/ Donald Morgan Donald Morgan	Director	November 2, 2007